SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

      Check the appropriate box:

[X] Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Under Rule 14a-12

CROWN MEDIA HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration No.:

3)	Filing Party:

4)	Date Filed:

CROWN MEDIA HOLDINGS, INC.
6430 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2001

To the Stockholders of Crown Media Holdings, Inc.:

      We will hold the annual meeting of stockholders (the “Annual Meeting”) of Crown Media Holdings, Inc. (“Crown Media Holdings” or the “Company”) at The Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado, on June 7, 2001, at 10:00 a.m., Mountain Daylight Time (MDT).

      The purpose of the meeting is to:

1.	Consider and approve the acquisition by Crown Media Holdings of film assets from Hallmark Entertainment Distribution, LLC, including the issuance of 32,085,562 to 35,294,118 shares of Class A Common Stock;

2.	Elect 11 members to the Company’s board of directors (the “Board”);

3.	Consider and approve an amendment to the Amended and Restated Certificate of Incorporation of Crown Media Holdings, Inc. to increase the authorized number of shares of Class A Common Stock to 200,000,000;

4.	Consider and ratify an amendment to the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan; and

5.	Consider any other matters that properly come before the meeting and any adjournments.

      Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying proxy statement.

      Only stockholders of record of Class A Common Stock and Class B Common Stock at the close of business on April 12, 2001 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, Suite 500, 6430 S. Fiddlers Green Circle, Greenwood Village, Colorado 80111.

      If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee) you must request a proxy card from your broker in order to vote in person at the meeting.

      Please date, sign and mail the enclosed proxy card as soon as possible to ensure that you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. Alternatively, you may vote by using the toll-free telephone number or the Internet address, as explained on the enclosed proxy card.

By Order of the Board of Directors

[May 7], 2001	JUDITH WHITTAKER Secretary

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

PROPOSAL 1
General; Required Vote
Background of the Transaction
Our Reasons for the Transaction
Factors Considered by the Independent Committee of the Board
Financing Arrangements
Recommendation of the Independent Committee
Opinion of Financial Adviser
Overview and Valuation of the Film Assets
Overview and Valuation of Crown Media Holdings
Ownership of Common Stock Before and After the Transaction
Accounting Treatment
Federal income tax consequences of the transaction
The Purchase and Sale Agreement
Related Agreements
Risk Factors
PROPOSAL 2 - ELECTION OF DIRECTORS
Board Nominees
PROPOSAL 3 -- APPROVAL OF AN AMENDMENT TO THE CROWN MEDIA HOLDINGS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK TO 200,000,000
PROPOSAL 4 -- RATIFICATION OF AMENDMENT TO AMENDED AND RESTATED CROWN MEDIA HOLDINGS, INC. 2000 LONG TERM INCENTIVE PLAN
Amendment to the Amended and Restated 2000 Long Term Incentive Plan
Summary of the Crown Media Holdings Plan
Ratification of Amendment to the Plan
BOARD INFORMATION
Structure
Meetings
Committees
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Summary Compensation Table
Stock Options Awarded By Crown Media Holdings During 2000
Director Compensation
Executive Employment Arrangements
Compensation Committee Interlocks And Insider Participation
Board Report on Executive Compensation
Performance Graph
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Initial Public Offering and Simultaneous Reorganization
Program Agreements
Odyssey Holdings Amended And Restated Company Agreement
Hallmark Advertising
Hallmark Demand Notes and Line of Credit
Real Property Leases
Stockholders Agreement And Registration Rights
Corporate Opportunities Policy Established by Hallmark Entertainment
Intercompany Services Agreement
Hallmark Trademark License Agreements
Tax Sharing Agreement
Securities Purchase Agreements
Certain Business Relationships and Conflicts of Interest
SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
INDEPENDENT PUBLIC ACCOUNTANTS
Appointment of Auditors for 2001
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
Independence
SUBMISSION OF STOCKHOLDER PROPOSALS
ANNUAL REPORT; CERTAIN INFORMATION INCORPORATED BY REFERENCE
OTHER BUSINESS
Appendix A
Appendix B — Opinion of Salomon Smith Barney
Appendix C — Form of Amendment to the Crown Media Holdings, Inc. Amended and Restated Certificate of Incorporation
Appendix D — Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan
Appendix E — Crown Media Holdings, Inc. Audit Committee Charter
Appendix F — [Form of Proxy]

Page No.

Proposal 1—Approval of the Acquisition by Crown Media Holdings of Film Assets From Hallmark Entertainment Distribution LLC, Including the Issuance of 32,085,562 to 35,294,118 Shares of Class A Common Stock	8
Summary of the Films Transaction	8
General; Required Vote	15
Background of the Transaction	16
Our Reasons for the Transaction	23
A Unique Opportunity to Acquire a Scarce Asset	23
Increased Scale and Diversification	23
Improved Cash Flow	23
Best Financing Alternative	24
Financial Flexibility	24
Control Valuable Library Content	24
Factors Considered by the Independent Committee of the Board	24
Financing Arrangements	26
Recommendation of the Independent Committee	26
Option of Financial Adviser	26
Overview and Valuation of the Film Assets	28
Overview and Valuation of Crown Media Holdings	30
Ownership of Common Stock Before and After the Transaction	32
Accounting Treatment	35
Federal Income Tax Consequences of the Transaction	35
The Purchase and Sale Agreement	35
General	35
Description of Film Assets	35
Rights under License Agreements	36
Purchase Price; Assumption of Liabilities	36
Representations and Warranties	37
Pre-Closing Covenants	39
Conditions to Closing	40
Indemnification	41
Termination	42

Related Agreements	42

Service Agreement	42

Amended Program Agreements	44
Registration Rights Agreement	45
Risk Factors	45
Proposal 2 — Election of Directors	47
Board Nominees	47
Proposal 3 — Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Crown Media Holdings to Increase the Authorized Number of Shares of Class A Common Stock to 200,000	50
Proposal 4 — Ratification of an Amendment to the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan	52

Amendment to the Amended and Restated 2000 Long Term Incentive Plan	52

Summary of the Crown Media Holdings Plan	52

General	52

Other Awards	53

CROWN MEDIA HOLDINGS, INC.
6430 S. Fiddlers Green Circle, Suite 500
Greenwood Village, Colorado 80111

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 7, 2001

      We anticipate that this proxy statement will first be mailed on or about [May 7], 2001 to stockholders of the Company by the Board to solicit proxies (the “Proxies”) for use at the Annual Meeting to be held on Thursday, June 7, 2001 at 10:00 a.m., Mountain Daylight Time (MDT) at The Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado or at any postponements or adjournments of the Annual Meeting.

SOLICITATION OF PROXIES

      This proxy solicitation is being made on behalf of the Board.

Voting by Telephone or Internet

      Stockholders of record can simplify their voting and reduce the Company’s cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

      Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The Internet voting facilities for stockholders of record will close at 4:00 p.m. MDT on June 6, 2001. The telephone voting facilities will be available until the Annual Meeting begins on June 7, 2001 at 10:00 a.m., MDT.

Voting by Mail

      Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

      Stockholders as of the close of business on April 12, 2001 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, [           ] shares of the Company’s Class A common stock, par value $0.01 (the “Class A Common Stock”) and 30,670,422 shares of the Company’s Class B common stock, par value $0.01 (the “Class B Common Stock”) were issued and outstanding. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. You may not cumulate votes.

Revocation of Proxies

      Your proxy may be revoked at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated Proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

      A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum for purposes of Proposals 2, 3 and 4. The holders of a majority of the outstanding shares of Class A Common Stock, represented in person or by proxy, will constitute a quorum for purposes of Proposal 1. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld and broker non-votes will be counted towards a quorum.

      The required vote for Proposal 1 is the affirmative vote of a majority of the shares of Class A Common Stock held by persons other than Hallmark Entertainment, Inc. and its affiliates, represented in person or by proxy and entitled to vote. The required vote for Proposal 2 is a plurality of the votes cast, with the eleven nominees receiving the highest number of votes cast elected to the Board. The required vote for Proposals 3 and 4 is the affirmative vote of the holders of a majority of the voting power, present in person or by proxy and entitled to vote, voting as a single class. A vote withheld from a nominee will be excluded from the vote and have no effect. An abstention will have the same effect as a vote against the proposal. Broker non-votes will not be counted as a vote either for or against the proposal and will not be counted in determining the number of shares entitled to vote on the proposal.

      A “broker non-vote” occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

Solicitation Costs

      [Chase Mellon Investor Services LLC] was hired to assist in the distribution of proxy materials and solicitation of votes at a cost of approximately $9,000, plus out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of common stock. In addition to using the mails, the Company’s officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

      In this proxy statement the terms “we,” “us,” and “our” refer to Crown Media Holdings, Inc. and, unless the context requires otherwise, our subsidiaries, Crown Media International, Inc. (which operates the Hallmark Entertainment Network and the Hallmark Channel) and Odyssey Holdings, L.L.C., (which operates the Odyssey Network).

PROPOSAL 1

APPROVAL OF THE ACQUISITION BY CROWN MEDIA HOLDINGS
OF FILM ASSETS FROM HALLMARK ENTERTAINMENT DISTRIBUTION, LLC,
INCLUDING THE ISSUANCE OF 32,085,562 TO 35,294,118 SHARES
OF CLASS A COMMON STOCK

SUMMARY OF THE FILMS TRANSACTION

      This summary highlights selected information about our purchase of certain films and related rights and property (the “films transaction”) from Hallmark Entertainment Distribution, LLC (“Hallmark Entertainment Distribution”), a wholly-owned subsidiary of Hallmark Entertainment, Inc. (“Hallmark Entertainment”). Hallmark Entertainment is the sole member of Hallmark Entertainment Distribution. It does not contain all of the information that is important to you. We urge you to read carefully the entire description of the transaction and the other documents we refer to for a more complete understanding of the films transaction. In particular, you should read the documents attached to this proxy statement, including the purchase and sale agreement and the opinion of our financial adviser, which are attached as Appendices A and B. In addition, we incorporate by reference important financial information about Crown Media Holdings into this proxy statement from the annual report which accompanies this proxy statement.

The films transaction	An Independent Committee of our Board consisting of directors independent of Hallmark Entertainment, has acted in place of our Board and has approved the purchase by Crown Media Holdings from Hallmark Entertainment Distribution, as seller, of made-for-television movies, specials, theatrical films, mini-series, series and made-for-video product consisting of 702 titles, along with certain related film properties and rights (the “film assets”). The film assets will be subject to any contractual rights previously granted to third parties. Currently, prior to the films transaction, Hallmark Entertainment and Hallmark Cards, Incorporated (“Hallmark Cards”) own in the aggregate approximately 47% of our outstanding Class A and Class B Common Stock and approximately 90% of the total voting power of our outstanding shares of Class A and Class B Common Stock. If approved by the stockholders, we expect to close the films transaction in June 2001.

Purchase price	The purchase price for the film assets consists of the following:

• The number of shares of Class A Common Stock calculated as follows with the

“average stock price” meaning the average of the closing price per share of the Class A Common Stock as reported on the NASDAQ National Market System on each trading day during the period beginning on November 6, 2000 (the date on which we publicly announced we were investigating the possibility of a transaction) and ending on the trading date immediately prior to the closing date for the films transaction:

(1) if the average stock price is less than $17.00, then 35,294,118 shares;

(2) if the average stock price is greater than $18.70, then 32,085,562 shares; or

(3) if the average stock price is at least $17.00, but not greater than $18.70, then the number of shares shall equal $600,000,000 divided by the average stock price;

• Our assumption or payment of $120 million of debt related to the film assets payable by Hallmark Entertainment and certain of its affiliates to J.P. Morgan Chase and other lenders under a credit and security agreement; and

• Our assumption of $100 million of payables related to the film assets.

Based on an average stock price of $18.09 from November 6, 2000, to April 10, 2001, when we signed the purchase and sale agreement, we would issue 33,169,794 shares. Based on this average price, these shares would be valued at $600 million, implying a total purchase price for the film assets of $820 million. The closing price of shares of Class A Common Stock on the closing date may be higher or lower than the average stock price used in calculating the number of shares of Class A Common Stock we will issue in the transaction.

Financing arrangements	We intend to arrange a line of credit with a bank group. The line of credit will be used to pay or assume the $120 million to be paid or assumed by us as part of the purchase price and will also provide for additional amounts that we will use for our working capital needs.

Our reasons for the transaction	We believe that benefits of the films transaction include a unique opportunity to acquire a scarce and valuable asset which allows greater flexibility in programming our channels and increases the scale and diversification of Crown Media Holdings. Moreover, the films transaction improves our anticipated cash flow and represents the best financing alternative at this time.

Our financial adviser	Salomon Smith Barney Inc. acted as the financial adviser to the Independent Committee of the Board. Salomon Smith Barney has delivered to the Independent Committee an opinion (a copy of which is attached to this proxy statement as Appendix B) to the effect that, as of the date of the opinion, the consideration to be paid by Crown Media Holdings for the film assets is fair, from a financial point of view, to Crown Media Holdings.

Overview of purchase and sale agreement	The purchase and sale agreement contains certain conditions that must be satisfied before the parties are obligated to close the films transaction. Conditions to each of the parties’ obligations to close include:

	•	The representations and warranties of each of the parties must be true and correct at the time of closing and each of the parties must have complied with all of its agreements and covenants required to be performed prior to the closing;

	•	The films transaction must have been approved by a majority of the shares of our Class A Common Stock held by stockholders other than Hallmark Entertainment Distribution and its affiliates (which include Hallmark Entertainment and Hallmark Cards);

	•	The parties must enter into the related agreements described below; and

	•	No statute, regulation, injunction or the like shall be in effect prohibiting the closing of the transaction;

In addition, it is a further condition to our obligation to close that there will have been no material adverse change in the film assets as a whole.

The following are further conditions to Hallmark Entertainment Distribution’s obligation to close:

•	there will have been no material adverse change in our business properties, results of operations or financial condition;

•	we will have assumed certain obligations with respect to residuals and profit participations payable as a result of our use of the film assets;

•	we will have executed an assignment and assumption agreement to assume $120 million of Hallmark Entertainment’s debt and $100 million of Hallmark Entertainment’s payables related to the film assets; and

•	we will have executed and delivered a registration rights agreement related to the Class A Common Stock to be issued in connection with the transaction.

Hallmark Entertainment Distribution will indemnify us up to $400 million for liabilities, damages and costs arising out of (1) any breach of any representation or warranty, (2) any material failure on the part of Hallmark Entertainment Distribution to perform a covenant, (3) Hallmark Entertainment Distribution’s ownership and exploitation of the film assets prior to the closing except for liabilities assumed by us or improper conduct by us, and (4) any breach by Hallmark Entertainment Distribution of agreements entered into prior to January 1, 2001. The indemnification obligations of Hallmark Entertainment Distribution stated in clause (1) and (2) are limited to amounts exceeding $8 million. Hallmark Entertainment Distribution may satisfy up to 75% of its indemnification obligations by transferring to us Class A shares having a value for purposes of such indemnification equal to the average stock price used in calculating the number of shares issued in the transaction.

We indemnify Hallmark Entertainment Distribution against liabilities, losses and costs arising out of (1) any breach of a representation or warranty by us, (2) any material failure on our part to perform any covenant, (3) any of the liabilities assumed by us, (4) any breach of a license agreement by us except that we are not obligated to identify the availabilities and restrictions under license agreements entered into prior to January 1, 2001, and can rely on information provided to us by Hallmark Entertainment Distribution on those matters, and (5) any failure to perform a covenant in agreements entered into on or after January 1, 2001.

Most of the representations and warranties by us and Hallmark Entertainment Distribution continue in effect for 24 months after the closing, after which time claims may not be made on the basis of such representations or warranties.

Overview of related agreements	In connection with the purchase of the film assets, we will enter into additional agreements as follows:

Service Agreement with Hallmark Entertainment

	•	Hallmark Entertainment will provide services related to the administration, distribution and other exploitation of the film assets, and we will pay Hallmark Entertainment approximately $1.5 million per year for the three-year term of the agreement. Either party may terminate the agreement after the first year upon 60 days written notice.

	•	Hallmark Entertainment will use commercially reasonable efforts to maximize the licensing revenues from the film assets consistent with its past efforts for comparable products among the film assets.

	•	We have sole discretion to determine which of the purchased films will be licensed by Hallmark Entertainment to third parties, as well as the distribution territories, time periods and other licensing terms.

Amended Program Agreements

The program agreements between Hallmark Entertainment Distribution and each of Crown Media International, Inc. and Odyssey Holdings, LLC, which are our subsidiaries, will be amended to:

	•	extend the term of the agreements;

	•	exclude the film assets being acquired; and

	•	limit the number and category of films required to be licensed.

In addition, Crown Media International will be granted exclusive worldwide rights to telecast or distribute films by means of interactive digital video services.

Registration Rights Agreement

	•	We have agreed to grant Hallmark Entertainment Distribution four demand registration rights and unlimited piggyback registration rights with respect to the shares of Class A Common Stock to be issued in the transaction.

Accounting treatment	The transaction is being accounted for as a purchase of assets from an entity under common control. This results in the film assets being recorded at their historical amounts, the Common Stock issued and liabilities assumed in the transaction being recorded at their fair value and the difference being charged to equity.

Market price of Class A Common Stock	On November 6, 2000, we publicly announced that we had begun exploring the possibility of acquiring the film assets. The closing price of our Class A Common Stock on November 3, 2000, the last trading day prior to the announcement, was $16.375 per share. The number of shares of Class A Common Stock to be issued in the films transaction will be determined based on the “average stock price” (as defined above) during the period beginning November 6, 2000, and ending on the trading date immediately prior to the closing date. The average stock price from November 6, 2000, to April 10, 2001, the date of signing the purchase and sale agreement, was $18.09.

Vote required to approve transaction	The affirmative vote of the holders of a majority of the shares of Class A Common Stock present in person or by proxy at the meeting, other than shares owned beneficially by Hallmark Entertainment Distribution and its affiliates (which include Hallmark Entertainment and Hallmark Cards), is required to approve our purchase of the film assets, including the issuance of shares of Class A Common Stock to Hallmark Entertainment Distribution in payment of a portion of the purchase price. The Independent Committee of our Board recommends that you vote FOR the films transaction.

We expect that each of our stockholders owning more than 5% of our Class A Common Stock, other than Hallmark Entertainment Distribution and its affiliates (including Hallmark Entertainment and Hallmark Cards), will indicate that it intends to vote for approval of the films transaction. These stockholders in the aggregate own more than 50% of our Class A Common Stock, and their affirmative votes would result in approval of the films transaction.

Other Annual Meeting Matters	At the Crown Media Holdings annual meeting, we are also asking our stockholders to:

	•	Elect 11 directors to our Board;

	•	consider and approve an amendment to the Crown Media Holdings Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Class A Common Stock to 200,000,000;

	•	consider and ratify an amendment to the Crown Media Holdings Amended and Restated 2000 Long Term Incentive Plan; and

	•	consider any other matters that properly come before the meeting and any adjournments.

Approval by Crown Media Holdings stockholders of these other annual meeting proposals is not a condition to completion of the films transaction or the issuance of shares of Class A Common Stock in partial payment of the purchase price. Approval of the films transaction and such issuance of Class A Common Stock is not a condition to approval of these other annual meeting proposals.

The Crown Media Holdings Board recommends that you vote FOR the election of directors, the amendment to our Certificate of Incorporation and the amendment to our Amended and Restated 2000 Long Term Incentive Plan.

General; Required Vote

      We have entered into a purchase and sale agreement with Hallmark Entertainment Distribution LLC (“Hallmark Entertainment Distribution”) for the acquisition of made-for-television movies, specials, theatrical films, mini-series, series and made-for-video product of Hallmark Entertainment Distribution and related properties and rights (the “film assets”) for a purchase price consisting of a number of shares of our Class A Common Stock and the assumption or payment of $220 million of liabilities relating to the film assets. Based on an average stock price of $18.09 from November 6, 2000, to April 10, 2001, when we signed the purchase and sale agreement, we would issue 33,169,794 shares. Based on this average price, these shares would be valued at $600 million, implying a total purchase price for the film assets of $820 million. The closing price of shares of Class A Common Stock on the closing date may be higher or lower than the average stock price used in calculating the number of shares of Class A Common Stock we will issue in the transaction. This transaction is called the “films transaction”. The films transaction is subject to stockholder approval. The purchase and sale agreement is attached as Appendix A to this proxy statement.

      Hallmark Entertainment Distribution is a wholly-owned subsidiary of Hallmark Entertainment, Inc. (“Hallmark Entertainment”), which is a wholly-owned subsidiary of Hallmark Cards, Incorporated (“Hallmark Cards”). Hallmark Entertainment is the beneficial owner of approximately 47% of our total outstanding stock and approximately 90% of the total voting power of our outstanding stock.

      At the 2001 annual meeting of stockholders, the stockholders of Class A Common Stock will be asked to vote upon the following:

RESOLVED, that the stockholders of Crown Media Holdings, other than those affiliated with Hallmark Entertainment Distribution LLC (including Hallmark Entertainment, Inc. and Hallmark Cards, Incorporated), hereby approve the proposed films transaction pursuant to the purchase and sale agreement dated April 10, 2001, between Hallmark Entertainment Distribution LLC and Crown Media Holdings, including the related issuance of 32,085,562 to 35,294,118 shares of Class A Common Stock as part of the purchase price for films and related properties and rights.

      We are submitting the films transaction, including the issuance of Class A shares, to our stockholders for approval because the listing standards of the Nasdaq National Market System (on which our stock is publicly traded) require approval of the stockholders for this size of issuance of stock, which exceeds 20% of the outstanding shares of Class A Common Stock, and also for the acquisition of assets from a substantial stockholder which has a 5% or greater interest in the assets and receives 5% or more of our outstanding Common Stock in the transaction.

      The affirmative vote of the holders of a majority of the shares of Class A Common Stock represented in person or proxy at the meeting, excluding shares owned beneficially by Hallmark Entertainment Distribution and its affiliates (which include Hallmark Entertainment and Hallmark Cards), is required to approve the films transaction, including the issuance of shares of Class A Common Stock to Hallmark Entertainment Distribution in payment of a portion of the purchase price. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted FOR approval of the films transaction.

      At the record date for the 2001 annual meeting, the following stockholders owned beneficially more than 5% of our outstanding Class A Common Stock: Hallmark Entertainment; Liberty Media Corporation; a subsidiary of Liberty Media Corporation; VISN Management, Corp. (which is a subsidiary of National Interfaith Cable Coalition, Inc.); JP Morgan Partners (BHCA), L.P. (formerly known as Chase Equity Associates, L.P.); and The Jim Henson Company, Inc. See “Security Ownership of Certain Beneficial Owners and Management” later in this proxy statement. We expect that each of these stockholders, other than Hallmark Entertainment Distribution and its affiliates (including Hallmark Entertainment and Hallmark Cards) whose votes will not be taken into account, will indicate that it intends to vote for approval of the films transaction. These stockholders, excluding Hallmark Entertainment and its affiliates, beneficially own more than 50% of the outstanding Class A Common Stock, and their affirmative votes would result in approval of the films transaction.

      Each of the current beneficial owners of more than 5% of our outstanding Class A Common Stock, as listed above, as well as Crown Media Holdings itself, is a party to a stockholders agreement. The stockholders agreement requires that transactions of a certain size, such as the films transaction, be approved by a majority of the members of the Board not nominated by Hallmark Entertainment. Because of this contractual requirement and the interest of Hallmark Entertainment in the films transaction, a committee of directors independent of Hallmark Entertainment (the “Independent Committee” or “Committee”) was appointed by the Board and was delegated full responsibility to consider, negotiate and, if deemed in the best interests of our stockholders other than Hallmark Entertainment and its affiliates, to enter into agreements for the films transaction. The Independent Committee has unanimously approved the films transaction and believes that the films transaction is fair to and in the best interests of the stockholders of Crown Media Holdings other than Hallmark Entertainment and its affiliates and Crown Media Holdings. The Independent Committee of the Board of Crown Media Holdings recommends that you vote FOR the films transaction, including the issuance of Class A Common Stock as part of the films transaction.

Background of the Transaction

      The chairman of our Board and our management continually consider our position in the media industry and ways to enhance shareholder value. In the summer of 2000, Robert A. Halmi, Jr., Chairman of Crown Media Holdings and the President and Chief Executive Officer of Hallmark Entertainment, discussed with Irvine O. Hockaday, Jr., the President and Chief Executive Officer of Hallmark Cards, and Robert J. Druten, Vice President and Chief Financial Officer of Hallmark Cards, the possibility of selling all or part of Hallmark Entertainment’s film library to us. The film library is currently used by our subsidiaries on a fee basis under program license agreements. Officers of Crown Media Holdings also participated in some discussions of this subject. They contemplated that payment of the purchase price could include our stock. They also considered reasons for the transaction, which included strengthening our position within the media industry and other reasons described under “Our Reasons for the Transaction” below.

      On September 26, 2000, Hallmark Cards held a regular meeting of its board of directors. At that meeting, officers of Hallmark Entertainment and Hallmark Cards presented the concept of a possible sale of all or part of the existing Hallmark Entertainment film library to Crown Media Holdings. Hallmark Cards’ Board concurred in the continued exploration of the possibility of such a transaction and authorized the engagement of an investment banker as a financial adviser to Hallmark Cards. The officers of Hallmark Cards then so advised our management.

      At its regular meeting on October 13, 2000, our Board was informed of the interest of our management and the management of Hallmark Entertainment in a possible acquisition by us of the film library. The Board appointed the Independent Committee consisting of five directors and authorized the Committee to consider, evaluate and, if the Committee deemed it in the best interests of our stockholders other than Hallmark Entertainment and its affiliates, proceed to negotiate an agreement for the transfer to Crown Media Holdings of part or all of the film library owned by Hallmark Entertainment or its subsidiaries. Further, it was determined that the Committee should select an investment banker to advise it regarding the fairness and appropriateness of the transaction and that the Committee should have access to legal counsel as it deemed advisable. The five members of the Committee were Peter A. Lund, Chairman, Wilford V. Bane, Jr., Arnold L. Chavkin, William M. Haber and David B. Koff.

      The stockholders agreement referred to above provides for the nomination and election of 11 persons to our Board. Mr. Lund and Mr. Haber are independent directors under the stockholders agreement, which means that they are not officers, partners, employees or directors of any of the stockholders who are parties to the stockholders agreement or their affiliates, that they are considered independent directors as that term is used in the Nasdaq National Market System requirements and that they were nominated by our Board. The stockholders agreement entitles certain stockholders to nominate members of our Board. Mr. Bane is the nominee of VISN Management, a subsidiary of National Interfaith Cable Coalition. Mr. Chavkin is the nominee of JP Morgan Partners (BHCA), L.P., and Mr. Koff is the nominee of a subsidiary of Liberty Media Corporation. The Committee members believe that none of the Committee members has engaged in transactions with either Hallmark Cards or Hallmark Entertainment during at least the last five years and that none of them own any shares of Hallmark Cards or Hallmark Entertainment.

      In the two weeks following the meeting on October 13, 2000, Mr. Lund discussed with our management and Holland & Hart LLP, our securities counsel, steps to be taken in considering the possible films transaction. Mr. Lund authorized William J. Aliber, our Executive Vice President and Chief Financial Officer, to arrange interviews of three investment banking firm candidates to be the financial adviser to the Committee. He discussed the employment of counsel to assist the Committee. Mr. Lund asked that members of our management assist in arranging the logistics of Committee meetings and attend the meetings in order to provide comments and advice to the Committee.

      On October 30, 2000, the Independent Committee held its first meeting. The Committee agreed to interview on the next day three investment banking firms as possible advisers for the films transaction. The Committee discussed reasons why these firms were selected and the criteria which would be applied to determine a firm to ultimately advise the Committee. Holland & Hart reviewed the role of legal representatives for the Committee, fiduciary duties involved in the possible films transaction, procedures for the Committee’s involvement in the transaction, the use of an independent investment banking firm and the need for stockholder approval under requirements of the Nasdaq National Market System. The Committee approved the role of Mr. Charles L. Stanford, Senior Vice President and General Counsel of Crown Media Holdings, to assist the Committee with the due diligence and the necessary agreements. The Committee directed that Hallmark Entertainment be asked to submit a written proposal for the films transaction after which the Committee would receive any views of management and direct a negotiating team on what steps to take.

      The Committee approved the engagement of Holland & Hart as counsel to the Committee and the engagement of the law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, (“Christensen Miller”), a law firm with experience in the entertainment industry and with film libraries, to assist our management and the Committee in performing due diligence on the film properties that might be part of the possible films transaction and in preparing any necessary agreements. After due inquiry, the Committee determined that Holland & Hart and Christensen Miller were independent of Hallmark Entertainment and its affiliates. The Committee members reviewed with the counsel of Holland & Hart whether any of the Committee members knew of any conflict of interest which would prevent such Committee member from acting independently and objectively in evaluating the possible films transaction. The Committee knew of no such conflicts.

      At the request of the Committee, Mr. Lund, with the assistance of counsel, reviewed the role of Mr. Chavkin. Mr. Chavkin is employed by JP Morgan Partners which is controlled by J.P. Morgan Chase & Co. (“JP Morgan Chase”) and is on the management committee of JP Morgan Chase. JP Morgan Chase, formerly Chase Manhattan Bank, has in its normal course of business established a line of credit with Hallmark Entertainment in the amount of $400 million, secured by the film library of Hallmark Entertainment. JP Morgan Partners or its affiliates manage partnerships which make private equity investments. Mr. Lund, with the assistance of counsel, concluded that Mr. Chavkin’s only material interest in the library transaction was because of the significant investment in Class A Common Stock of JP Morgan Partners (BHCA), L.P. and that Mr. Chavkin should be considered to be independent of Hallmark Entertainment and its affiliates. Mr. Lund contacted the other members of the Committee who concurred in this conclusion.

      After the October 30 meeting, our management requested from Hallmark Entertainment a proposal regarding the films transaction. Hallmark Entertainment indicated to our management that Hallmark Entertainment would prepare a proposal, with the assistance of Hallmark Entertainment’s financial adviser, Goldman, Sachs & Co.

      On October 31, 2000, the Committee members met again to receive presentations by representatives of three nationally recognized investment banking firms. After the presentations were completed, the Committee discussed them and unanimously voted to retain Salomon Smith Barney to assist the Committee in evaluating the fairness and feasibility of a possible films transaction and to provide a fairness opinion if such an opinion was thought to be appropriate. After due inquiry, the Committee determined that Salomon Smith Barney was independent of Hallmark Entertainment and its affiliates.

      In early November 2000, on behalf of Hallmark Entertainment, Goldman Sachs requested certain information regarding us.

      On November 6, 2000, we issued a press release stating that we had appointed a committee to investigate the possibility of acquiring the film library and, if a transaction seemed desirable, participate in the negotiations for a transaction. The release added that Hallmark Entertainment had expressed a willingness to explore a potential transaction involving the library as well as other strategic options. The release explained that the possibility of a transaction was at an early stage, that Crown Media Holdings must still conduct due diligence and that Hallmark Entertainment and Crown Media Holdings must consult with advisers and arrive at the terms for any such transactions. It further stated that Crown Media Holdings contemplated that any purchase price would be a combination of stock and cash from outside sources and that stockholder approval of the transaction would be required.

      On November 7, 2000, representatives of Salomon Smith Barney and Holland & Hart, Mr. Chavkin, Mr. Aliber and David J. Evans, our President and Chief Executive Officer, met to discuss organizational matters, emphasizing the steps to be taken in investigating the film library and coordinating the investigations of Salomon Smith Barney, Mr. Stanford and Christensen Miller. The persons at the meeting also reviewed the role of Salomon Smith Barney in advising the Committee on financial matters, Salomon Smith Barney’s participating in the negotiations and Salomon Smith Barney’s issuing a fairness opinion, if appropriate.

      From November 7, 2000, through February, 2001, Mr. Stanford and Christensen Miller conducted investigations regarding the titles to the films. During the same period, Salomon Smith Barney conducted its own due diligence and investigations regarding the value of the films involved in the films transaction and the value of shares of Crown Media Holdings. For additional information regarding the valuation work undertaken by Salomon Smith Barney, please see “Opinion of Financial Adviser” below.

      During November, 2000, through January, 2001, representatives of Hallmark Entertainment and Hallmark Entertainment’s financial adviser, Goldman Sachs, also conducted due diligence and considered the possible films transaction. Representatives of Hallmark Entertainment, with the assistance of Goldman Sachs, developed a proposal. On February 1, 2001, a proposed term sheet regarding the films transaction was sent by Hallmark Entertainment to Mr. Evans. Mr. Evans distributed the term sheet to the members of the Committee and the Committee’s advisers. The term sheet proposed the sale to us of the film assets that consisted of 702 titles and are now covered by the purchase and sale agreement. The proposal stated that the purchase price would be (1) $570 million of our Class A Common Stock valued at $14.75 per share, the “average price” of the five-day trading period prior to the announcement of investigation of the transaction on November 6, 2000, plus (2) assumption of $150 million of Hallmark Entertainment’s debt under the line of credit with JP Morgan Chase as agent and an assumption of accounts payable equal to approximately $105 million. This purchase price totaled $825 million but would equal a substantially higher amount if a different and higher value were applied to the Class A shares. Under the Hallmark Entertainment term sheet, Crown Media Holdings would have issued approximately 38,664,000 shares of Class A Common Stock in the transaction. The term sheet also proposed that Hallmark Entertainment retain all amounts receivable under license agreements entered into prior to January 1, 2001 and that we receive all amounts due under license agreements entered into on and after January 1, 2001 with respect to the film assets. Other terms included: The parties would enter into a service agreement pursuant to which Hallmark Entertainment would provide sales service and support service for the film assets for a fee of $1.5 million per year ending three years after the date of closing; the program agreements of Hallmark Entertainment Distribution with our subsidiaries would be terminated; the parties would enter into new program agreements for films not sold to us and for television motion pictures and miniseries completed on or after January 1, 2001, with other terms to be as set forth in the existing program agreements; Hallmark Entertainment Distribution would receive registration rights for shares issued in the transaction; and the seller would make no representations and warranties with respect to the film assets.

      The Committee met on February 14, 2001, to consider the term sheet presented by the management of Hallmark Entertainment. Most of the meeting was devoted to a presentation by Salomon Smith Barney, and discussions of the Committee, regarding the term sheet and preliminary valuations and conclusions by Salomon Smith Barney. The subjects discussed with Salomon Smith Barney included a summary of the transaction, an economic analysis of the transaction, the due diligence process conducted by Salomon Smith Barney, reasons for the films transaction on our part, the films which were the subject of the term sheet, a preliminary summary of the value of the film assets, a preliminary summary of the per share value of Crown Media Holdings stock, the impact of a films transaction, and other related subjects. The Committee discussed the service agreement and possible program agreements. The Committee received a report on due diligence work done to date by Mr. Stanford and Christensen Miller.

      The Committee members believed that the films transaction could be considered a means of obtaining favorable financing, based on the acquisition of important assets, and the Committee requested that Salomon Smith Barney consider what financing alternatives exist absent the films transaction. The Committee and Salomon Smith Barney agreed that Salomon Smith Barney would consider further its valuation.

      At the February 14 meeting, the Committee appointed a negotiating team for the purchase price to consist of Mr. Chavkin, Mr. Evans and Mr. Aliber. The Committee indicated that the negotiations should focus on the number of shares of Crown Class A Common Stock to be issued as part of the purchase price. The Committee also requested that, because of the Committee’s concern about the value used by Hallmark Entertainment for the Crown Media Holdings shares, David Evans first approach the management of Hallmark Entertainment regarding the number of shares and that he report back to the negotiating team. The Committee requested that the negotiating team report to the Committee members on their efforts and results. The Committee asked that the officers report on the results of a management meeting to be held in regard to the service and program agreements, the terms to be negotiated in those agreements and management’s view on whether we would have more leverage now or after any films transaction in making changes to the program agreements. The Committee unanimously authorized the officers to engage an independent consultant to consider the terms for a service agreement. The Committee authorized the use of Christensen Miller to provide advice on tax consequences to us of the possible films transaction.

      On February 15, 2001, Mr. Evans discussed with Hallmark Entertainment representatives the number of shares to be issued in the films transaction and the valuation of those shares. They indicated a willingness to discuss different values for our shares. Mr. Evans then reported the results of this discussion to the negotiating team and the members of the Committee.

      From February 15 through March 5, 2001, Mr. Evans and Mr. Aliber, with the assistance of Salomon Smith Barney, conducted negotiations with representatives of Hallmark Entertainment, with the assistance of Goldman Sachs, and Mr. Chavkin was informed of all developments and determined with the negotiating team the steps to be taken. Mr. Lund was also informed of developments.

      On February 24, 2001, Mr. Stanford sent to counsel for Hallmark Entertainment a draft purchase and sale agreement for a possible films transaction. The agreements were prepared by Mr. Stanford and Christensen Miller. The management also considered the terms of the service agreement and program agreements.

      On March 5, 2001, the Committee met and received a report from the negotiating team regarding the status of negotiations with Hallmark Entertainment regarding the purchase price for the film assets. Salomon Smith Barney reported on financing alternatives to a films transaction. The Salomon Smith Barney representatives discussed with the Committee members valuation approaches regarding the film assets and the value of Crown Media Holdings shares potentially to be issued in the films transaction. During the meeting the

Committee also reviewed management’s view that the program agreements should be amended rather than replaced with new agreements, by excluding the films acquired and adding other points to be covered in the program agreements at this time; the engagement of the independent consultant regarding the service agreement; terms for the service agreement; and the results of further analysis by Salomon Smith Barney of the film assets. The Committee concluded the meeting by authorizing the negotiating team, together with the assistance of Salomon Smith Barney, to continue negotiations on the purchase price taking into account points made by the Committee during the meeting.

      On March 6, 2001, the negotiations on the purchase price continued. At the end of that day, the Committee held a meeting and received a report on the status of negotiations of the purchase price. The Committee also further reviewed the importance of the films transaction, the value of the films and the value of our stock, among other things. The Committee discussed the next step in the negotiations and authorized the negotiating team, with Salomon Smith Barney’s assistance, to continue negotiation of the purchase price.

      On March 6, 2001, our management received a report from its independent consultant about terms for the service agreement.

      On March 7, 2001, the Committee met to receive a report on the results of discussions with the Hallmark Entertainment representatives regarding the purchase price for the films transaction. The Committee reviewed the results and Salomon Smith Barney’s views on the proposed purchase price to Crown Media Holdings. At that meeting, the Committee unanimously adopted resolutions approving a purchase price consisting of: (1) 32.1 million shares of Class A Common Stock; (2) assumption of debt relating to the Hallmark Entertainment films of $120 million; and (3) assumption of accounts payable of Hallmark Entertainment in the amount of $100 million. This determination was subject to receipt of a full presentation regarding the price and a fairness opinion from Salomon Smith Barney and to the successful negotiation and execution of the agreements and documents contemplated for the films transaction in a final form approved by the Committee.

      Also on March 7, 2001, our Board met. The Board received the recommendation of the Committee regarding the purchase price for the films transaction and adopted that recommendation.

      On March 9, 2001, Hallmark Entertainment returned to our counsel a draft purchase and sale agreement which contained proposed changes. Later Hallmark Entertainment provided to our counsel an amended and restated program agreement and a registration rights agreement. On March 19, 2001, we sent to Hallmark Entertainment a draft of the service agreement.

      On March 16, 2001, representatives of Hallmark Entertainment notified representatives of Crown Media Holdings that Hallmark Entertainment was concerned about the effect on the value to be received by Hallmark Entertainment of potential volatility in the trading price of the Class A Common Stock between execution of definitive agreements and closing of a transaction. The representatives of Hallmark Entertainment therefore proposed that the number of shares of Class A Common Stock to be issued in the transaction be calculated in accordance with the following pricing collar: If the average stock price was less than $15.30, then 39,215,686 shares would be issued in the transaction; if the average stock price was greater than $18.70, then 32,085,562 shares would be issued; and if the average stock price was at least $15.30 but not greater than $18.70, then the number of shares would equal $600 million divided by the average stock price. The proposal did not set forth how the average stock price would be determined. The Committee was informed of this development. Between March 16 and March 21, 2001, Mr. Chavkin, Mr. Evans, Mr. Aliber, with the assistance of Salomon Smith Barney, negotiated each aspect of this collar with Hallmark Entertainment, with the assistance of Goldman Sachs.

      On March 22, 2001, a meeting of the Independent Committee was held. At that meeting, the negotiating team and Salomon Smith Barney provided results on the negotiations. Salomon Smith Barney reviewed the purchase price and collar formula last proposed by Hallmark Entertainment, following the negotiations conducted between March 16 and March 21, 2001: (1) the number of shares of Class A Common Stock to be issued in the transaction would be based on an average stock price for the period beginning on November 6, 2000 and ending on the trading date immediately prior to the closing date; (2) if the average stock price is less than $17.00, then 35,294,118 shares will be issued; if the average stock price is greater than $18.70, then 32,085,562 shares will be issued; and if the average stock is at least $17.00 but not greater than $18.70, then the number of shares will be equal to $600 million, divided by the average stock price. As part of the price we also would assume $120 million of bank debt and $100 million of accounts payable. Salomon Smith Barney reviewed matters relevant to the collar, including the market price for Class A Common Stock, changes in the stock market, the effect of a small float of Crown Media Holdings shares on liquidity and other matters. The Committee also considered, among other things, the importance of the films transaction to the potential success of Crown Media Holdings, the likely number of shares to be issued in the transaction, the difference in the price between the proposal with the collar, at the likely or maximum number of shares that might be issued in the transaction, compared to the price the Committee approved on March 7, 2001, the market for Crown Media Holdings shares, the difference between the proposals made by the Committee’s negotiating team and Hallmark Entertainment, the possibility of increasing the range of the collar, and the steps taken by Mr. Chavkin in negotiations with the representatives of Hallmark Entertainment.

      At the March 22 meeting, Salomon Smith Barney also made a presentation regarding the value of the film assets and the shares of Crown Media Holdings, including a summary of the transaction, a valuation summary regarding the film assets, financing alternatives to the films transaction, the due diligence conducted by Salomon Smith Barney, reasons for the transaction, a summary of per share values of Crown Media Holdings stock and other matters. The Committee also discussed the current status of agreements for the films transaction. The Committee received the report of the independent consultant on the service agreement and a report by Mr. Stanford on the results of his and Christensen Miller’s due diligence review of the films which are the subject of the films transaction. At the conclusion of the meeting, the Committee unanimously approved the proposed purchase price for the films transaction. This approval was subject to receipt of the fairness opinion of Salomon Smith Barney and receipt and approval by the Committee of the final terms and conditions of the agreements for the films transaction.

      Later on March 22, 2001, the Board of Crown Media Holdings met. The Board delegated to the Independent Committee the authority to take any and all actions that may be taken by the Board with respect to the films transaction, including determining whether the films transaction is fair to and in the best interests of Crown Media Holdings and the stockholders of Crown Media Holdings other than Hallmark Entertainment and its affiliates, issuing any shares of Class A Common Stock in the films transaction and entering into agreements for the transaction. The Independent Committee reported on the determination made earlier in the day by the Committee.

      On March 27, 2001, the Board of Hallmark Entertainment met and approved the purchase price of the films transaction and the transaction generally on behalf of Hallmark Entertainment and as the sole member of Hallmark Entertainment Distribution, and authorized the President of Hallmark Entertainment to negotiate and execute the purchase and sale agreement for the films transaction as well as all related documents.

      From March 26 through April 10, 2001, counsel for Crown Media Holdings and the Committee completed negotiations with counsel for Hallmark Entertainment on the purchase and sale agreement, service agreement, program agreements and registration rights agreement for the films transaction. These agreements in substantially final form were distributed to the Committee.

      On April 2, 2001, Mr. Haber was named president and chief executive officer of TRIO, an entertainment cable television program service, emphasizing the popular arts, which is part of the USA Networks, Inc.

      The Committee met on April 10, 2001. The Committee considered the continuing independence of Mr. Haber after his acceptance of new employment. The Committee determined that Mr. Haber’s position with TRIO does not conflict with his continued service on the Committee. We anticipate that Mr. Haber will resign from our Board in the near future because of his new position. Salomon Smith Barney delivered its oral opinion to the Committee, which opinion was subsequently confirmed in writing, that, as of April 10, 2001, the consideration to be paid by Crown Media Holdings for the film assets was fair, from a financial point of view, to Crown Media Holdings. Counsel reviewed with the Committee the terms of the proposed final purchase and sale agreement and related agreements for the films transaction. The Committee also discussed draft proxy materials for the films transaction. The Committee passed resolutions approving the proposed final agreements, authorizing the execution of the final purchase and sale agreement and stating its belief that the films transaction at the price stated in the purchase and sale agreement and in accordance with the terms and conditions of the purchase agreement and related agreements is fair to, and in the best interest of, Crown Media Holdings and its stockholders other than Hallmark Entertainment and its affiliates.

Our Reasons for the Transaction

      The Committee believes that there are a number of reasons for entering into the films transaction. Overall, the Committee believes that the transaction will create shareholder value and that the transaction is vital for the success of Crown Media Holdings in the future. The benefits include:

A unique opportunity to acquire a scarce asset. The films transaction provides us the opportunity to acquire a substantial library of high quality, family oriented television films. We are currently using these films.

Increased scale and diversification. We will become a larger, more diversified entity after combining the films purchased in the transaction with our over 65 million cable subscribers. To be competitive in our industry, size and scale are important.

Improved cash flow. Our goal is to obtain positive cash flow. Ownership of the films will eliminate the fees that we currently pay Hallmark Entertainment Distribution for the use of these films. The films transaction will also result in additional revenue from the exploitation of the films to the extent not used by us. If we are successful in our efforts to increase subscriber and advertising revenue, the acquisition of the films from

Hallmark Entertainment should reduce the time needed to reach our goal of a breakeven point in our EBITDA (earnings before interest, income taxes, depreciation and amortization).

Best financing alternative. Based on advice of Salomon Smith Barney, our Committee believes that the films transaction, when considered as a financing vehicle, is the best alternative available to us at this time. Salomon Smith Barney advised that a high yield bond or convertible security was not realistic for us under current market conditions and the pricing for a large equity offering would likely be unattractive relative to the pricing at which shares are anticipated to be issued in the films transaction.

Financial flexibility. The films transaction should facilitate the Company’s ability to execute both equity and debt offerings in the future. We intend to seek during the next 12 months and thereafter additional funds to operate and expand our business. We also intend to put in place a bank financing for working capital, which we believe would have a higher cost and inferior terms if the films transaction were not done.

Control valuable library content. Our ownership of the films acquired from Hallmark Entertainment will allow greater additional programming flexibility for our channels and the use of the films in our interactive services, which are currently being tested.

Factors Considered by the Independent Committee of the Board

      The Independent Committee of our Board has approved the films transaction and determined that the transaction is fair and in the best interests of Crown Media Holdings and its stockholders other than Hallmark Entertainment and its affiliates. During the course of its deliberations, the Independent Committee considered, with the assistance of our management and its financial and other advisers, the following factors. This discussion of factors considered by the Independent Committee is not intended to be exhaustive.

•	All the reasons described under “Our Reasons for the Transaction,” including increased scale and diversification and improved cash flow;

•	the financial analyses and other information regarding the film assets and the transaction presented to the Independent Committee by Salomon Smith Barney; and the written opinion of Salomon Smith Barney to the effect that, as of April 10, 2001, and based upon and subject to the various considerations set forth in its opinion, the consideration proposed to be paid by us for the film assets was fair, from a financial point of view, to Crown Media Holdings;

•	when viewed as a financing, the possibility of obtaining alternative financing on less favorable terms;

•	reports from management and from our legal advisers regarding the results of their respective due diligence investigations of the film assets;

•	our financial condition, results of operations, business and prospects;

•	the film assets to be acquired;

•	valuations of the film assets including discounted cash flow analyses prepared by Salomon Smith Barney and precedent transactions involving independent film and television programming libraries;

•	the anticipated financial impact on us of the films transaction;

•	our stock’s price performance since the initial public offering;

•	trading volumes for our stock at various prices;

•	valuations of our Class A shares, using several methods;

•	anticipated financing arrangements;

•	ownership of our stock by Hallmark Entertainment and Hallmark Cards after the transaction;

•	the terms of the purchase and sale agreement, the service agreement, the amended programming agreements and the registration rights agreement, including the parties representations, warranties and covenants, as well as the conditions to their obligations;

•	the accounting treatment for the transaction;

•	the income tax consequences to us of the transaction;

•	the use of the Independent Committee and the negotiation process for the transaction;

•	submission of the transaction to the stockholders for approval; and

•	the need to develop a base of employees to handle distribution of the film assets to third parties to the extent not used by us.

      In evaluating the films transaction, the Committee did not review or consider historical financial statements of Hallmark Entertainment and its subsidiaries or their film library or any pro forma statements regarding Hallmark Entertainment and its subsidiaries or the film assets. With the assistance of Salomon Smith Barney, the Committee reviewed summary information provided by Hallmark Entertainment on its prior record of realizing projected revenues from the film library of Hallmark Entertainment and its affiliates. The Committee reviewed a valuation analysis presented by Salomon Smith Barney that used, with adjustments, an estimate by Hallmark Entertainment of the revenues generated by the film assets included in the proposed transaction for the year 2000. Historical financial statements of Hallmark Entertainment were deemed not relevant to the Committee’s consideration of the transaction because such financials reflect the consolidated performance of all of Hallmark Entertainment’s subsidiaries (including a production company and a distribution company) and include revenues from many titles not included in the proposed transaction as well as revenues under pre-January 1, 2001, agreements not included in the proposed transaction. Further, as discussed in “Opinion of Financial Adviser — Overview and Valuation of the Film Assets,” the valuation analyses presented by Salomon Smith Barney to the Committee were not based on historical financial statements of Hallmark Entertainment or the film assets.

      The Committee did not quantify or otherwise assign relative weights to the individual items described above. The Committee relied on the experience and expertise of Salomon Smith Barney, its financial adviser, for quantitative analysis of the financial terms of the transaction. In considering the factors described above, individual members of the Committee may have given different weight to different factors. The Committee considered all these factors as a whole and believed that the factors favor the films transaction.

Financing Arrangements

      One of the conditions to our closing the films transaction is that we enter into an agreement for our assumption of $120 million of debt relating to the film assets or that we pay off that debt. We currently intend to arrange for a line of credit, which includes the $120 million to be assumed or paid by us. The proposed line of credit will also be used to repay an existing line of credit with HC Crown Corp., a wholly-owned subsidiary of Hallmark Cards, to repay two demand notes (dated November 19, 1999, and February 22, 2000, respectively) for a total amount of $37.8 million (including accrued interest at December 31, 2000) payable to HC Crown and to provide working capital to operate and expand our business.

      The existing line of credit with HC Crown is for up to $150 million and is payable no later than April 1, 2002. Proceeds from borrowing under the HC Crown line of credit have also been used in our working capital. This line of credit and the two demand notes to be repaid are described under “Certain Relationships and Related Transactions.”

      We plan to arrange the line of credit with a group of banks, for which JP Morgan Chase will be the agent bank. We anticipate that the terms of this new line of credit will include an interest rate at a certain percentage over the London Interbank Offered Rate, and collateral consisting of the film assets and most or all of our other assets. We also anticipate that the line of credit will include financial and other covenants. However, these terms are subject to final negotiations with the group of banks.

Recommendation of the Independent Committee

      After careful consideration, the Independent Committee has determined that the terms of our purchase of the film assets from Hallmark Entertainment Distribution are fair to, and in the best interests of, Crown Media Holdings and its stockholders other than Hallmark Entertainment and its affiliates. Consequently, the Independent Committee has approved the transaction and recommends that the stockholders of Crown Media Holdings vote FOR the purchase of the film assets and the issuance of shares of Class A Common Stock in payment of a portion of the purchase price.

Opinion of Financial Adviser

      Salomon Smith Barney was retained to act as financial advisor to the independent committee of the board of directors of Crown Media Holdings. Pursuant to Salomon Smith Barney’s engagement letter with Crown Media Holdings dated November 7, 2000, at the meeting of the independent committee of the board of directors of Crown Media Holdings held on April 10, 2001, Salomon Smith Barney delivered its oral opinion, which opinion was subsequently confirmed in writing to the effect that, as of such date, the consideration to be paid by Crown Media Holdings for the film assets is fair, from a financial point of view, to Crown Media Holdings.

      The full text of the written opinion of Salomon Smith Barney is set forth as Appendix B to this proxy statement and sets forth the assumptions made, procedures followed and matters considered by Salomon Smith Barney. The summary of Salomon Smith Barney’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Crown Media Holdings common stock are urged to read Salomon Smith Barney’s opinion in its entirety.

      In arriving at its opinion, Salomon Smith Barney held discussions with certain senior officers, directors and other representatives and advisors of Crown Media Holdings concerning the businesses, operations and prospects of Crown Media Holdings and with certain senior officers, directors and other representatives and advisors of Crown Media Holdings and Hallmark Entertainment Distribution concerning the film assets. Salomon Smith Barney examined certain publicly available business and financial information relating to Crown Media Holdings as well as certain financial forecasts, estimates and other information and data for Crown Media Holdings and for the film assets which were provided or otherwise discussed with Salomon Smith Barney by the management of Crown Media Holdings and Hallmark Entertainment Distribution. Salomon Smith Barney also conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate.

      In evaluating the transaction, Salomon Smith Barney reviewed historical financial statements of Hallmark Entertainment and its subsidiaries, but Salomon Smith Barney concluded that these statements were not relevant to its analyses because these statements reflected the consolidated performance of all of Hallmark Entertainment’s subsidiaries (including a production company and a distribution company) and reflected assets not included in the proposed transaction as well as revenues under pre-January 1, 2001, agreements not included in the proposed transaction. None of Salomon Smith Barney’s analyses are based on such statements. Salomon Smith Barney did not receive any historical financial statements for the films to be included in the proposed transaction nor did Salomon Smith Barney base any of its analyses on any such financial statements, although Salomon Smith Barney did receive from Hallmark Entertainment and utilize in its analyses an estimate of the revenues generated from such films for the year ended December 31, 2000.

      In rendering its opinion, Salomon Smith Barney assumed and relied, without any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to the financial forecasts and estimates provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Salomon Smith Barney was advised by the respective managements of Crown Media Holdings and Hallmark Entertainment Distribution that their respective forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Crown Media Holdings as to the future financial performance of Crown Media Holdings and the management of Hallmark Entertainment Distribution as to the expected revenues and expenses associated with the film assets.

      Although Salomon Smith Barney did conduct an analysis of the value of the Class A Common Stock of Crown Media Holdings, Salomon Smith Barney did not express any opinion as to what the value of the Class A common stock of Crown Media Holdings will be either before or after the consummation of the purchase of the film assets. Salomon Smith Barney did not make nor was provided with an independent appraisal of the assets or liabilities (contingent or otherwise) of Crown Media Holdings or the film assets nor did Salomon Smith Barney make any inspection of the properties or assets of Crown Media Holdings. Salomon Smith Barney’s opinion did not address Crown Media Holdings’ underlying business decision to effect the purchase of the film assets. Salomon Smith Barney’s opinion was necessarily based upon information available to Salomon Smith Barney and the financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

      Pursuant to the engagement letter, Crown Media Holdings will pay a fee of $1,250,000 to Salomon Smith Barney for services provided by Salomon Smith Barney in relation to delivering its opinion. Crown Media Holdings also agreed to indemnify Salomon Smith Barney and certain related persons against various liabilities relating to or arising out of its engagement.

      Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. Salomon Smith Barney and its affiliates have previously rendered in the ordinary course certain investment banking and financial advisory services to Crown Media Holdings and Hallmark Cards for which they received customary compensation. Salomon Smith Barney and its affiliates, including Citigroup Inc., may have other business relationships with Crown Media Holdings and Hallmark Cards in the ordinary course of their businesses. The independent committee of the board of directors of Crown Media Holdings retained Salomon Smith Barney based on Salomon Smith Barney’s expertise in the valuation of companies as well as its substantial investment banking experience in the media sector.

      Salomon Smith Barney’s advisory services and opinion were provided to the independent committee of the board of directors of Crown Media Holdings for it to evaluate the films transaction. Salomon Smith Barney’s opinion was not intended to constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed films transaction.

      A summary of the material elements of the presentations made on March 22, 2001 and April 10, 2001, by Salomon Smith Barney to the independent committee of the board of directors of Crown Media Holdings in connection with the films transaction is set forth below. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and the assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses conducted by Salomon Smith Barney.

Overview and Valuation of the Film Assets

      Salomon Smith Barney included in its presentation to the independent committee of the board of directors on March 22, 2001, an overview of Hallmark Entertainment Distribution’s library assets including the number of films to be acquired, projected financial information and certain other information relating to such assets. The film assets consist of 286 titles produced, co-produced or financed by Hallmark Entertainment, Hallmark Entertainment Distribution or its subsidiaries (the “produced films”) and 416 titles acquired by Hallmark Entertainment, Hallmark Entertainment Distribution or its subsidiaries from other unaffiliated third parties (the “acquired films”). The presentation included a valuation of the film assets using a discounted cash flow analysis and a private market valuation analysis. No public market comparable companies were identified by Salomon Smith Barney.

      Discounted Cash Flow Analysis. Salomon Smith Barney considered discounted cash flow valuations of the produced films. Salomon Smith Barney conducted a discounted cash flow analysis to calculate the net present value of the estimated future after-tax unlevered cash flows attributable to the produced films based on (i) a discount rate of 8.5% to 10.0% for projected sales to third parties, (ii) a discount rate of 8.0% for projected sales to Crown Media Holdings, (iii) a twenty-year projection period and (iv) these films having no terminal value. Salomon Smith Barney conducted this analysis using two scenarios. In the first scenario, Salomon Smith Barney assumed that the produced films would generate the revenue stream projected by Hallmark Entertainment Distribution’s management. In the second scenario, Salomon Smith Barney assumed that the produced films would generate foreign first and second cycle revenues 10% to 20% below Hallmark Entertainment Distribution’s management’s projections. Based on this analysis, Salomon Smith Barney derived a valuation range of $680 million to $773 million for the produced films.

      Salomon Smith Barney also conducted a discounted cash flow analysis to calculate the net present value of the estimated future after-tax unlevered cash flows attributable to the produced films incorporating a 2% inflation adjustment based on (i) a discount rate of 6.5% to 8.0% for projected sales to third parties, (ii) a discount rate of 6.0% for projected sales to Crown Media Holdings, (iii) a twenty-year projection period and (iv) these films having no terminal value. Salomon Smith Barney conducted this analysis using two scenarios. In the first scenario, Salomon Smith Barney assumed that the produced films would generate the revenue stream projected by Hallmark Entertainment Distribution’s management. In the second scenario, Salomon Smith Barney assumed that the produced films would generate revenues 10% to 20% below Hallmark Entertainment Distribution’s management’s projections. Based on this analysis, Salomon Smith Barney derived a valuation range of $743 million to $850 million for the produced films. Salomon Smith Barney conducted the inflation-adjusted discounted cash flow analysis described above to take account of the fact that the projections by Hallmark Entertainment Distribution’s management of the revenue streams to be derived from the produced films were in constant dollars.

      Salomon Smith Barney valued the acquired films at $43.2 million based on their estimated book value as of December 31, 2000 because financial projections for such titles were not available.

      Salomon Smith Barney quantified the benefit attributable to Crown Media Holdings using films in the Hallmark Entertainment Distribution library to provide video-on-demand services for Crown Interactive using a discounted cash flow methodology. Salomon Smith Barney’s analysis was based on (i) a discount rate of 15% to 20% for future after-tax unlevered cash flows to be derived from video-on-demand services and (ii) terminal values calculated using perpetuity growth rates of 6% to 10%. Based on this analysis, Salomon Smith Barney derived a valuation range of $21.4 million to $57.1 million for the benefit attributable to Crown Media Holdings using films in the Hallmark Entertainment Distribution library to provide video-on-demand services for Crown Interactive.

      Based on the forgoing analyses, Salomon Smith Barney derived a valuation range for the film assets of $745 million to $951 million.

      Private Market Valuation. Salomon Smith Barney reviewed and analyzed publicly available information regarding selected transactions deemed by Salomon Smith Barney to be relatively similar to the films transaction. Specifically, the comparable transactions considered Salomon Smith Barney were the following:

•	EM.TV & Merchandising A.G./The Jim Henson Company;

•	Metro-Goldwyn-Mayer Inc./Polygram Filmed Entertainment; and

•	Metro-Goldwyn-Mayer Inc./Orion Pictures Corporation.

      The data reviewed by Salomon Smith Barney for the selected comparable transactions was library asset value as a multiple of revenue for the last twelve months. For the film assets, estimated revenue for the fiscal year ended December 31, 2000, was $136.1 million. Salomon Smith Barney also calculated the film assets value based on an adjusted estimated revenue of the film assets for the year ended December 31, 2000, of $148 million, which includes adjustments to include certain cash received or to be received in the year ending December 31, 2001, but attributable to the distribution of library titles produced during the year ending December 31, 2000. Based on these analyses, Salomon Smith Barney derived an implied value for the produced films and the acquired films of $612 million to $814 million.

      Based on the foregoing analyses and including the benefit attributable to Crown Media Holdings using titles in the Hallmark Entertainment Distribution library to provide video-on-demand services for Crown Interactive, Salomon Smith Barney derived a valuation range for the film assets of $634 million to $871 million.

Overview and Valuation of Crown Media Holdings

      Salomon Smith Barney included in its presentation to the independent committee of the board of directors on March 22, 2001 an overview of Crown Media Holdings including historical trading price and volume information and historical and projected financial information. The presentation included a valuation of Crown Media Holdings using a discounted cash flow analysis and a public market valuation analysis.

      Discounted Cash Flow Analysis. Salomon Smith Barney considered discounted cash flow valuations of Crown Media Holdings. Salomon Smith Barney conducted a discounted cash flow analysis to calculate the net present value of the estimated future after-tax unlevered cash flows of Crown Media Holdings based on (i) a discount rate of 11.0% to 15.0%, (ii) a five year projection period, (iii) a terminal value of Crown Media Holdings based on a per subscriber value of $21.00 to $25.00 and (iv) 169 million subscribers at the end of the projection period. Based on this analysis, Salomon Smith Barney derived a firm value of Crown Media Holdings of $1,421 million to $2,158 million and an implied equity value of $19.26 to $30.13 per share.

      Public Market Valuation Analysis. Using publicly available information, Salomon Smith Barney compared financial, operating and stock market information and forecasted financial information for Crown Media Holdings with the same information for public companies which hold library assets similar to those held by Hallmark Entertainment Distribution. The only comparable company identified by Salomon Smith Barney was Fox Kids Europe N.V. (“FKE”).

      For FKE, Salomon Smith Barney reviewed (i) firm value (excluding the value of FKE’s library assets) as a multiple of the number of subscribers for the year ended December 31, 2000 and (ii) firm value (excluding the value of FKE’s library assets) as a multiple of the estimated number of subscribers for the year ended December 31, 2001, using FKE’s stock price on March 20, 2001. Based on this analysis, Salomon Smith Barney derived a firm value of Crown Media Holdings of $1,620 million to $1,898 million and an implied equity value of $22.19 to $26.29 per share.

      For FKE, Salomon Smith Barney also reviewed (i) firm value as a multiple of estimated earnings before interest, taxes, depreciation and amortization for the year ended December 31,

2002, and (ii) firm value as a multiple of estimated earnings before interest, taxes, depreciation and amortization for the year ended December 31, 2005, using FKE’s stock price on March 20, 2001. Based on this analysis, Salomon Smith Barney derived a firm value of Crown Media Holdings of $773 million to $1,363 million and an implied equity value of $9.69 to $18.40 per share.

      Research Analyst Estimates. Salomon Smith Barney also reviewed the views of Crown Media Holdings held by Wall Street financial analysts. The most recent Wall Street analyst price targets, discounted back to date, showed an equity value of $17.39 to $25.00 per share of Crown Media Holdings.

      Recent Trading Levels. Salomon Smith Barney also reviewed the historic trading levels for Crown Media Holdings. Salomon Smith Barney noted that the 52 week low and high trading prices for the shares of Crown Media Holdings were $10.00 per share and $21.81 per share, respectively.

      Financing Considerations. In addition to the foregoing analyses, Salomon Smith Barney considered (i) Crown Media Holdings’ cash flow requirements over the medium term, (ii) the impact of the films transaction on Crown Media Holdings’ cash flow over the medium term and (iii) financing alternatives to cover Crown Media Holdings’ cash requirements if the films transaction were not undertaken by Crown Media Holdings. Such financing alternatives were limited and less attractive to Crown Media Holdings.

      The summary set forth above does not purport to be a complete description of the analyses performed by Salomon Smith Barney in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney believes that its analyses must be considered as a whole and that considering portions of the analyses and the factors considered by such analysis, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Salomon Smith Barney did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Salomon Smith Barney in its analyses are based on numerous macroeconomic, operating and financial assumptions which involve the application of complex methodologies and educated judgment. None of the comparable transactions used in the private market valuation analysis described above are identical to the films transaction. None of the companies used in the public market valuation analysis described above are identical to Crown Media Holdings. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

      In performing its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other factors, many of which are beyond the control of Crown Media Holdings. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. These analyses were prepared solely as part of Salomon Smith Barney’s analysis of the fairness, from a financial point of view, of the consideration to be paid by Crown Media Holdings. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

Ownership of Common Stock Before and After the Transaction

      The following chart shows the beneficial ownership of our Common Stock (Class A and Class B) of Crown Media Holdings and the percentage of voting power before and after consummation of the transaction. The beneficial ownership before the transaction is based on 34,751,878 shares of Class A Common Stock and 30,670,422 shares of Class B Common Stock outstanding on March 31, 2001. The shares of Class A Common Stock to be issued to Hallmark Entertainment Distribution in the transaction are included in the holdings of Hallmark Entertainment.

	Amount and Nature of Beneficial Ownership (1)
	Before Transaction

	Class A				Class B				Total
	Common Stock				Common Stock				Voting
									Power
	Shares		%		Shares		%		%

Hallmark Entertainment, Inc.(2)	*	(2)		(2)	30,670,422		100.0		89.8

Hallmark Cards, Incorporated(2)(3)	160,400	(2)(3)	*	(2)(3)		(2)(3)		(2)(3)	(2)(3)

Liberty Media Corporation(4)	9,504,930		27.4		—		—		2.8

National Interfaith Cable Coalition(5)	6,338,028		18.2		—		—		1.9

JP Morgan (BHCA), L.P.(6)	3,840,520		11.1		—		—		1.1

The Jim Henson Company	5,377,721		15.5		—		—		1.6

All directors and executive officers as a group (15 persons)(7)	4,658,068		13.2		—		—		1.4

Other public stockholders(8)	10,640,705		29.5		—		—		3.1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Amount and Nature of Beneficial Ownership (1)
	After Transaction

	Minimum No. Shares Issued									Maximum No. Shares Issued
	(32,085,562)									(35,294,118)

	Class A				Class B				Total	Class A				Class B				Total
	Common Stock				Common Stock				Voting	Common Stock				Common Stock				Voting
									Power									Power
	Shares		%		Shares		%		%	Shares		%		Shares		%		%

Hallmark Entertainment, Inc.(2)	32,085,562	(2)	48.0	(2)	30,670,422		100.0		90.7	35,294,118	(2)	50.4	(2)	30,670,422		100.0		90.8
Hallmark Cards, Incorporated(2)(3)	160,400		*	(2)(3)		(2)(3)		(2)(3)	(2)(3)	160,400	(2)(3)	*	(2)(3)		(2)(3)		(2)(3)	* (2)(3)

Liberty Media Corporation(4)	9,504,930		14.2		—		—		2.5	9,504,930		13.6		—		—		2.5

National Interfaith Cable Coalition(5)	6,338,028		9.5		—		—		1.7	6,338,028		9.0		—		—		1.7

JP Morgan (BHCA), L.P.(6)	3,840,520		5.7		—		—		1.0	3,840,520		5.5		—		—		1.0

The Jim Henson Company	5,377,721		8.0		—		—		1.4	5,377,721		7.7		—		—		1.4

All directors and executive officers as a group (15 persons)(7)	4,658,068		6.9		—		—		1.2	4,658,068		6.6		—		—		1.2

Other public stockholders(8)	10,640,705		15.6		—		—		2.8	10,640,705		14.9		—		—		2.8

*	Less than 1%.

(1)	Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of Common Stock owned as of March 31, 2001 by the person indicated and shares underlying options owned by such person on March 31, 2001 that were exercisable within 60 days of that date.

(2)	Based on a Schedule 13D filed on May 19, 2000 jointly by Hallmark Entertainment and Hallmark Cards, Inc. (the “Hallmark 13D”), who share voting and dispositive power with respect to the 30,670,422 shares of Class B Common Stock. Does not include the equivalent number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible at the option of the holder.

(3)	Based on the Hallmark 13D. Hallmark Cards has sole voting and dispositive power with respect to the 160,400 shares of Class A Common Stock. Excludes the 30,670,422 shares of Class B Common Stock over which Hallmark Entertainment and Hallmark Cards share voting and dispositive power and the equivalent number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible at the option of the holder. Also excludes the shares of Class of A Common Stock to be issued to Hallmark Entertainment Distribution in the transaction, over which Hallmark Cards will share voting and dispositive power with Hallmark Entertainment.

(4)	Based on a Schedule 13D filed on May 19, 2000 by Liberty Media Corporation.

(5)	Based on a Schedule 13D filed on May 19, 2000 jointly by National Interfaith Cable Coalition and VISN Management, who share voting and dispositive power with respect to the reported shares.

(6)	Based on a Schedule 13G filed on February 20, 2001 by J.P. Morgan Partners (BHCA), L.P. Includes 3,900 shares of Class A Common Stock underlying options that are held by Arnold L. Chavkin, a limited partner of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners, and which are vested or will vest within 60 days. Mr. Chavkin shares investment and voting power with J.P. Morgan Partners with respect to the 3,836,620 shares, but disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. With respect to the options to acquire shares of our Class A Common Stock, Mr. Chavkin is contractually obligated to exercise such options at the request of, and to transfer shares issued upon exercise to, J.P. Morgan Partners.

(7)	Includes an aggregate of 600,698 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(8)	Includes an aggregate of 1,327,276 shares of Class A Common Stock underlying options, held under our stock plan, that are vested or will vest within 60 days.

Accounting Treatment

      The transaction is being accounted for as a purchase of assets from an entity under common control. This results in the film asset being recorded at their historical amounts, the Common Stock issued and liabilities assumed in the transaction being recorded at their fair value and the difference being charged to equity.

      Film costs will be amortized in the proportion of each film’s current revenues to management’s estimate of total revenues. Estimates of total revenues will be periodically evaluated by management; these evaluations may result in revised amortization rates.

Federal Income Tax Consequences of the Transaction

      Under current federal tax law, Crown Media Holdings will not recognize any gain or loss for federal income tax purposes as a result of the films transaction. In addition, Crown Media Holdings’ stockholders will not recognize any gain or loss for federal income tax purposes as a result of the films transaction. This discussion excludes any state, local or foreign tax consequences resulting from the films transaction.

The Purchase and Sale Agreement

      General

      We have entered into a purchase and sale agreement dated as of April 10, 2001 with Hallmark Entertainment Distribution, a Delaware limited liability company and a wholly-owned subsidiary of Hallmark Entertainment. Under the purchase and sale agreement, we have agreed to purchase from Hallmark Entertainment Distribution certain theatrical films, made-for-television movies, specials, mini-series, series and other television programming, consisting of 702 titles, and certain related properties and rights, all as more fully described below.

      Description of Film Assets

      We are purchasing 702 titles along with certain properties and rights related to the titles, to the extent that the film assets are owned by Hallmark Entertainment Distribution. The purchase of the film assets is subject to existing agreements between Hallmark Entertainment Distribution and third parties. The film assets include, without limitation, all of Hallmark Entertainment Distribution’s rights in the following:

•	film properties, which are the physical properties related to the film assets consisting of, but not limited to, the film, film negatives and positives, sound effect tracks, master tapes and other duplicating materials, original art work, storage containers, foreign language dubbed and titled versions, prints and negatives of stills, trailers and television spots and all promotional and other advertising and publicity material, outtakes and stock footage;

•	literary property for each film asset, which is the literary and musical material upon which each film asset is based, or which has been used or included in each film asset, including, without limitation, the screenplay and, to the extent in the possession of Hallmark Entertainment Distribution, all other scripts, scenarios, stories, treatments and the like;

•	copyrights and interests in copyrights (including copyright registrations) with respect to any film asset or literary property;

•	trademarks and interests in trademarks (including trademark registrations) with respect to any film asset or literary property;

•	ancillary rights related to any film asset or literary property, including, for example, production, exploitation, reissue, remake, prequel, or sequel, novelization, commercial rights relating to the film asset or characters appearing in the film asset;

•	rights to release the film assets in any media subject to licensing agreements entered into by Hallmark Entertainment Distribution prior to January 1, 2001;

•	rights to advertise, promote and publicize the film assets, including the use of excerpts from the film assets, music and dialogue of the film assets, and the names, voices images, likenesses and biographies of the cast, director and producer, subject to restrictions in any agreements pursuant to which Hallmark Entertainment Distribution acquired the film assets;

•	rights to use names, credits, logos, trade names, trademarks and titles (including trademark/trade name registrations) contained in the film assets when exploiting the film assets;

•	all of Hallmark Entertainment Distribution’s rights under film agreements which are documents, contracts, agreements, judicial awards and/or rulings pursuant to which Hallmark Entertainment Distribution acquired or purchased rights from any other person, including production services agreements, writer agreements, literary or other rights acquisition agreements, work-for-hire agreements, talent agreements, releases and the like;

•	rights, including license payments, under any license agreements entered into by Hallmark Entertainment Distribution on or after January 1, 2001; and

•	any goodwill associated with the foregoing assets.

      Rights under License Agreements

      Most of the film assets are subject to rights previously licensed or granted by Hallmark Entertainment Distribution to third parties. Hallmark Entertainment Distribution will retain all of its rights and obligations under license agreements it entered into prior to January 1, 2001, including the right to receive license payments before and after January 1, 2001, under these agreements. Under the terms of the purchase and sale agreement, Hallmark Entertainment Distribution is assigning to us all of its rights, including license payments, and obligations under license agreements it has entered into on or after January 1, 2001.

      Purchase Price; Assumption of Liabilities

      The purchase price for the film assets consists of the following:

•	the number of shares of Class A Common Stock calculated as follows with the “average stock price” meaning the average of the closing price per share of the Class A Common Stock as reported on the Nasdaq National Market System on each trading day during the period beginning on November 6, 2000 (the date on which we publicly announced we were investigating the possibility of a transaction) and ending on the trading date immediately prior to the closing date for the films transaction:

(1) if the average stock price is less than $17.00, then 35,294,118 shares;

(2) if the average stock price is greater than $18.70, then 32,085,562 shares; or

(3) if the average stock price is at least $17.00, but not greater than $18.70, then the number of shares shall equal $600,000,000 divided by the average stock price;

•	our assumption or payment of $120 million of debt related to the film assets payable by Hallmark Entertainment and certain of its affiliates to J.P. Morgan Chase and other lenders under a credit and security agreement; and

•	our assumption of $100 million of payables related to the film assets.

      Representations and Warranties

      The purchase and sale agreement contains customary representations and warranties of each of the parties, including the following:

•	due organization, valid existence and good standing;

•	power and authority to execute, deliver and perform under the purchase and sale agreement;

•	due execution and valid and legally binding obligation;

•	agreements and transaction do not violate organizational documents, court orders, material contracts, or laws;

•	no litigation or order that would affect the films transaction or the film assets;

•	payment of all taxes; receipt and satisfaction of all material consents.

      Hallmark Entertainment Distribution makes the following additional representations and warranties:

•	information contained in the purchase and sale agreement and related schedules is, and as of the closing date will be, true, correct and complete in all material respects;

•	Hallmark Entertainment Distribution has provided us with access to all material agreements to which Hallmark Entertainment Distribution is a party that relate materially to the film assets, including all license agreements, and to Hallmark Entertainment Distribution’s knowledge, (a) such agreements constitute the valid and binding obligations of the contracting parties, in full force and effect, (b) there is no material default by Hallmark Entertainment Distribution or the other contracting parties under the agreements, (c) Hallmark Entertainment Distribution shall be responsible for performing all material obligations under the agreements required to be performed prior to April 10, 2001, and (d) Hallmark Entertainment Distribution shall be responsible for all payment obligations under the existing agreements that accrue prior to the closing date and have not been paid or accrue after the closing date as a result of the exercise by Hallmark Entertainment Distribution of its rights pursuant to the license agreements entered into prior to January 1, 2001, other than those payment obligations that we assume as part of the consideration for the films transaction;

•	with respect to films projected to constitute more than 50% of the future value of the film assets, Hallmark Entertainment Distribution has provided us with a schedule of the free and pay television rights owned by Hallmark Entertainment Distribution, and of the television rights granted by Hallmark Entertainment Distribution to third parties, as of March 26, 2001;

•	the film assets will be transferred to us free and clear of all liens (other than liens permitted under the purchase and sale agreement);

•	Hallmark Entertainment Distribution has provided a true and complete list of the location of the film assets;

•	all information provided by Hallmark Entertainment Distribution regarding the liabilities assumed by us is true and complete;

•	to Hallmark Entertainment Distribution’s knowledge, the performance rights in the music contained in the film assets are controlled by, and are available for licensing from, music performance rights societies, are in the public domain, or are controlled by Hallmark Entertainment Distribution and such performance rights, with respect to Hallmark Entertainment Distribution – controlled music, are deemed licensed to us;

•	there are sufficient tangible film assets in Hallmark Entertainment Distribution’s possession or at Hallmark Entertainment Distribution’s disposal to create copies of the most valuable film assets; and

•	the agreements and transaction do not terminate or accelerate any material contract affecting the film assets, to Hallmark Entertainment Distribution’s knowledge, result in any material lien upon any film asset; to Hallmark Entertainment Distribution’s knowledge, none of the acquired license payments are subject to any offset; and Hallmark Entertainment Distribution is a sophisticated investor acquiring the stock for its personal account and acknowledges restrictions on transfer of the stock.

      Crown Media Holdings makes the following additional representations and warranties:

•	it has filed all required reports, registration statements, proxy statements and other forms with the Securities and Exchange Commission since May 1, 2000, and all such documents (a) complied in all material respects with applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, (b) contained no untrue statement of a material fact and omitted no material fact at the time filed or declared effective, and (c) contain financial statements prepared in accordance with generally accepted accounting principles;

•	it has no indebtedness, obligations or liabilities required to be disclosed under generally accepted accounting principles or that would have a material adverse effect on it, other than as publicly disclosed or incurred in the ordinary course of business since December 31, 2000; and

•	there are no material adverse changes, no dividends, no shares issued or split other than stock option exercises, and no changes to accounting practices since December 31, 2000, except as publicly disclosed; and the stock to be received by Hallmark Entertainment Distribution will be duly authorized, validly issued, fully paid and non-assessable.

      Pre-Closing Covenants

      Hallmark Entertainment Distribution and Crown Media Holdings have agreed to the following during the period between the signing of the purchase and sale agreement and the closing of the transaction:

•	we will have access to all of Hallmark Entertainment Distribution’s records and files relating to the film assets and be able to obtain any information about the film assets as we deem necessary and appropriate, so long as we maintain the confidentiality of the information and records;

•	Hallmark Entertainment Distribution will utilize the film assets only in the ordinary course of business and use commercially reasonable efforts to maintain and protect the film assets;

•	Hallmark Entertainment Distribution will not mortgage, pledge or encumber, any of the film assets or release or waive any rights or claims it has related to the film assets, other than in the ordinary course of business, and Hallmark Entertainment Distribution will not dispose of, transfer or lease and of the film assets;

•	Hallmark Entertainment Distribution will not enter into any license agreements with respect to the film assets without our prior written consent, in our sole discretion;

•	each of Hallmark Entertainment Distribution and Crown Media Holdings will notify the other of any claims, actions, lawsuits or the like commenced or threatened against either party which could affect the film assets;

•	both parties will use their best efforts to obtain any consents required to consummate the transaction;

•	each party will use its best efforts to consummate the transaction; and

•	each party will notify the other in the event it receives a notice of default under any agreement or document to which it is a party or by which it is bound which would affect any representation or warranty of such party.

              Conditions to Closing

                          Conditions of Hallmark Entertainment Distribution’s and Crown Media Holdings’ Obligation to
                                 Close

•	the representations and warranties of the parties must be true and correct in all material respects and the parties must have complied in all material respects with the agreements and covenants required to be performed prior to the closing date;

•	the transactions must have been approved by holders of a majority of the shares of Class A Common Stock held by Crown Media Holdings stockholders other than Hallmark Entertainment and its affiliates;

•	the parties shall have entered into (a) the service agreement, (b) the amended program agreements between Hallmark Entertainment Distribution and each of Crown Media International and Odyssey Holdings, and (c) the registration rights agreement;

•	the stockholders agreement shall have been amended;

•	Hallmark Entertainment Distribution, Crown Media Holdings and J.P. Morgan Chase shall have entered into an agreement under which Crown Media Holdings assumes the $120 million of bank debt or Crown Media Holdings shall pay that debt, and J.P. Morgan Chase shall have released all liens in connection with the film assets;

•	all authorizations and consents shall have been obtained; and

•	as of the closing date, no statute, regulation, injunction, restraining order or the like shall be in effect prohibiting consummation of the transactions;

                          Conditions of Crown Media Holdings’ Obligation to Close

•	there shall have been no material adverse change in the film assets as a whole;

•	as of the closing date, Hallmark Entertainment Distribution shall not be the subject of a bankruptcy or similar case or be unable to pay its debts when due;

•	we shall have received a copy of resolutions of the Board of Hallmark Entertainment Distribution authorizing the execution, delivery and consummation of the transactions; and

•	we shall have received certification from the management of Hallmark Entertainment Distribution that all mutual conditions of closing have been met.

                          Conditions of Hallmark Entertainment Distribution’s Obligation to Close

•	there shall have been no material adverse change in the business, properties, results of operations or financial condition of Crown Media Holdings;

•	as of the closing date, Crown Media Holdings shall not be the subject of a bankruptcy or similar case or be unable to pay its debts when due;

•	Hallmark Entertainment Distribution shall have received certification from Crown Media Holdings’ management that all mutual conditions of closing have been met;

•	Hallmark Entertainment Distribution shall have received a copy of resolutions of the independent committee and Board of Crown Media Holdings authorizing the execution, delivery and consummation of the transactions;

•	Crown Media Holdings will have assumed the obligations for residuals under guild assumption agreements and the guilds shall not have objected to such assumptions;

•	we will have executed and delivered an assignment and assumption agreement relating to the assumption of Hallmark Entertainment Distribution debt and payables relating to the film assets and as of January 1, 2001, liabilities and obligations under the license agreements entered into on or after January 1, 2001;

      Indemnification

      Hallmark Entertainment Distribution will indemnify us for all claims damages, liabilities, costs and expenses, up to a maximum of $400 million, arising out of:

•	any breach of Hallmark Entertainment Distribution’s representations and warranties under the agreement;

•	any material failure by Hallmark Entertainment Distribution to perform any of its covenants or agreements under the agreement;

•	Hallmark Entertainment Distribution’s ownership, distribution, sale, licensing or exploitation of the film assets prior to closing, except for liabilities assumed by us under the agreement, liability arising from our breach of the agreement, our tortious conduct or our exercise of film rights not within the scope of the agreement; or

•	any breach by Hallmark Entertainment Distribution of the license agreements with respect to the film assets entered into prior to January 1, 2001.

      Hallmark Entertainment Distribution’s indemnification obligations for the first two matters above are limited to amounts exceeding $8 million and are subject to a limitation on liability of $400 million. Hallmark Entertainment Distribution has the right to satisfy 75% of any indemnity obligation by transferring to us shares of our Class A Common Stock valued for purposes of such indemnity at the average stock price used in determining the number of shares issued in the films transaction.

      We will indemnify Hallmark Entertainment Distribution for all claims damages, liabilities, costs and expenses arising out of:

•	any breach of our representations and warranties under the agreement;

•	any material failure by us to perform any of our covenants or agreements under the agreement;

•	any assumed liabilities;

•	any breach of the license agreements related to the film assets, provided that Hallmark Entertainment Distribution shall be obligated to identify the availabilities and restrictions with respect to license agreements, and we shall be entitled to rely on that information; and

•	any breach of, or failure to perform under, the license agreements related to the film assets entered into by Hallmark Entertainment Distribution on or after January 1, 2001.

      Most of the representations and warranties by us and Hallmark Entertainment Distribution continue in effect for 24 months, after which time claims may not be made on the basis of such representations and warranties. Each of Hallmark Entertainment Distribution and Crown Media Holdings is required to promptly notify the other if either plans to seek indemnification with regard to any claim.

      Termination

      The purchase and sale agreement can be terminated at any time prior to closing, notwithstanding approval of our stockholders, as follows:

•	by mutual written consent of the parties upon authorization by their respective boards of directors;

•	by either party if the closing does not occur on or before September 1, 2001, unless the party desiring termination is the party whose failure to perform has caused the closing not to timely occur;

•	by either party if a court has entered a final, non-appealable order, injunction or decree preventing consummation of the transaction;

•	by either party if our stockholders fail to approve the transaction; or

•	by either party upon the breach of any material representation, warranty, covenant or agreement, or if such should become untrue, unless the breach is cured prior to September 1, 2001.

Related Agreements

      Service Agreement

                          General. We have entered into a services agreement with Hallmark Entertainment, pursuant to which Hallmark Entertainment will act as exclusive worldwide sales representative in all media for the film assets (except with respect to the digital rights described below). Hallmark Entertainment will perform all sales and distribution services it has provided in the past with respect to the film assets under the terms of this services agreement.

                          Services provided by Hallmark Entertainment. Hallmark Entertainment will use commercially reasonable efforts to maximize the licensing revenues from the film assets made available to it by us, consistent with its efforts for comparable product among the film assets. “Comparable” means comparable production value, age, production budget and extent and commercial success of prior licensing. Hallmark Entertainment will promote and advertise the film assets consistent with its past efforts and will include the titles of the film assets on all product lists.

      Hallmark Entertainment will also provide administrative support for processing licenses for the film assets and maintaining the film assets, including but not limited to, distribution, finance and legal services. Distribution services will include maintaining a sales database to track availability of film assets, sales order origination, physical storage and maintenance, technical interface with customers, ordering of masters/elements, execution of deliveries, dubbing, duplication, enhancing quality and coordinating related product requirements such as scripts and promos. Finance services include billing, receivables and collections, financial reporting to third party participants, tracking ultimates, and providing invoices for residuals to us for payment. Legal services include issuing licensing contracts and handling ongoing business affairs, including customer interface and employing outside counsel as we and Hallmark Entertainment deem necessary, at our expense.

            Terms of Distribution. We have sole discretion to determine which properties from the film assets will be licensed by Hallmark Entertainment to third parties, as well as the distribution territories, media and windows. Crown Media Holdings will appoint an executive to act as distribution liaison between us and Hallmark Entertainment who will make these decisions, as well as review all licenses, sales and marketing materials. All license agreements relating to the film assets entered into after the closing of the transaction will be subject to our review and approval and will be entered into on our behalf as licensor.

      We have reserved the right to directly sell or license digital rights to the film assets, which are rights to telecast or distribute by means of interactive digital video services. Interactive digital video services are services and distribution systems incorporating fiber optic, cable, satellite or similar transmission equipment and storage and play-back devices providing users with on-demand access via television to both linear programming and interactive multimedia digital programming. We have also reserved the right to transmit, distribute and otherwise exploit the film assets over Odyssey, the Hallmark Entertainment Network, the Hallmark Channel or any of our future network operations, provided there is no conflict with the license agreements entered into by Hallmark Entertainment or its affiliates.

            Term. The service agreement is for a term of three years commencing on January 1, 2001. Either party has the right to terminate the agreement after the end of the first full year of the term upon 60 days written notice. Upon termination, we can take physical possession of all license and production agreements, assignments and other material documents, and copies of rights availabilities and copyright databases relating to the film assets that are in Hallmark Entertainment’s possession, other than agreements entered into prior to January 1, 2001, and related documents.

            Service Fee. We will pay Hallmark Entertainment a fee of $1.5 million per year under the services agreement, payable in quarterly installments.

            Third Party Disputes and Indemnification. If claims, actions or proceedings are brought against Hallmark Entertainment or its affiliates alleging that any of the film assets infringes or misappropriates any copyright or other proprietary right or title, or which otherwise arises from the actions of Hallmark Entertainment or its affiliates in performing services under the services agreement, Hallmark Entertainment is required to provide us with prompt written notice and we will defend or settle the claim in our discretion and at our cost. We will release and have agreed to indemnify Hallmark Entertainment and its affiliates and their employees, agents and representatives for any and all damages, claims, costs and reasonable attorney’s fees resulting from or arising out of the performance by Hallmark Entertainment or its affiliates of Hallmark Entertainment’s obligations under the service agreement (other than deliberate wrongful acts, gross negligence or Hallmark Entertainment’s breach of the service agreement for which Hallmark Entertainment will indemnify us) and for any breach by us under the service agreement. In no event will any liability of Hallmark Entertainment to Crown Media Holdings exceed the amount of fees paid to Hallmark Entertainment under the services agreement nor will Hallmark Entertainment or its affiliates be liable for consequential or special damages, including cost profits.

      Amended Program Agreements

      Crown Media International, our subsidiary that operates the Hallmark Entertainment Network (also known as the Hallmark Channel) internationally, and Odyssey Holdings, our subsidiary that operates the Odyssey Network domestically, each have an agreement with Hallmark Entertainment Distribution, pursuant to which they license programming from Hallmark Entertainment Distribution. A description of these agreements is contained elsewhere in this proxy statement under the heading “Certain Relationships and Related Transactions—Program Agreements.” Upon consummation of our purchase of the film assets, these original program agreements will be amended as follows:

•	Term. The original program agreements commenced on July 1, 1999 and terminated on December 31, 2004 and were renewable for an additional four-year period. As amended, the term of the agreements will end five years after closing.

•	Exclusion of film assets. All of the films and related properties and rights constituting the film assets will be excluded from the amended and restated program agreements.

•	Limitation on Number of Films Licensed. Crown Media International and Odyssey Holdings will not be obligated to license more than a total of 50 new television motion pictures and mini-series (pictures) per year for broadcast on their channels and will not be obligated to license any Picture that conflicts with their respective broadcast standards and practices or with their respective license agreements with Hallmark Cards.

•	Limitation on Category of Pictures Licensed. For those pictures completed after December 31, 2000, Crown Media International and Odyssey Holdings will only be obligated to license those pictures, which were produced, co-produced or financed by Hallmark Entertainment or its affiliated companies. They may, but are not obligated to, license other pictures for which Hallmark Entertainment Distribution has acquired rights from third parties after December 31, 2000, for instance, pictures from third party libraries acquired after December 31, 2000.

•	Licensed time periods. The time periods licensed by Crown Media International and Odyssey Holdings under their program agreements prior to this amendment will be counted toward the minimum time periods required to be licensed under the amended agreements.

•	Digital Rights granted to Crown Media International. Provided that there are no conflicts with prior agreements to which Hallmark Entertainment Distribution is a party, Hallmark Entertainment Distribution will grant to Crown Media International exclusive rights to telecast or distribute the pictures by means of interactive digital video services, that is, services and distribution systems incorporating fiber optic, cable, satellite or similar transmission equipment and storage and play-back devices providing users with on-demand access via television to both linear programming and interactive multimedia digital programming. The territory with respect to Crown Media International’s exercise of the digital rights is worldwide. Although the fees for these digital rights will be determined on a case-by-case basis, it is anticipated that revenues will be split equally between Crown Media International and Hallmark Entertainment Distribution, after deduction of Crown Media International’s direct costs, residuals and profit participations.

      Registration Rights Agreement

      We have agreed to grant Hallmark Entertainment Distribution registration rights with respect to the shares of Class A Common Stock to be issued in payment of a portion of the purchase price for the film assets. These registration rights are similar to the registration rights held by the parties to the stockholders agreement described elsewhere in this proxy statement under “Certain Relationships and Related Party Transactions—Stockholders Agreement and Registration Rights.” Hallmark Entertainment Distribution will have the right to require us, on four occasions, to register for sale their shares Class A Common Stock, so long as such number of shares does not exceed 7% of our Common Stock then outstanding. Hallmark Entertainment Distribution will also have an unlimited number of “piggyback” registration rights. This means that any time we register our Common Stock for sale, on our behalf or on behalf of any stockholders other than Hallmark Entertainment Distribution, Hallmark Entertainment Distribution will have the right to include their Class A Common Stock in the offering.

      As under the stockholders agreement, we are obligated to pay all expenses that result from the registration of Hallmark Entertainment Distribution’s shares, other than registration and filing fees, attorneys fees, underwriter fees or expenses and underwriting discounts and commissions. We have also indemnified Hallmark Entertainment Distribution against any liabilities that may result from their sale of the Class A Common Stock, including Securities Act liabilities.

Risk Factors

      In addition to the other material contained in, or incorporated by reference into, this proxy statement, you should carefully consider the following risk factors in evaluating whether or not to approve the films transaction, including the issuance of shares of our Class A common stock in connection with the transaction.

If the film assets decline in popularity, the additional revenue we expect as a result of the transaction may not be realized to the extent anticipated.

      Upon completion of the transaction, we will be able to license the film assets to third parties and utilize the film assets in our Hallmark Channel and Odyssey Network programming and interactive services (currently being tested). Our success depends partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. In addition, our competitors may have greater volumes of production, distribution and capital resources, and may be able to react more quickly to shifts in tastes and interests. A shift in viewer preferences in programming or alternative entertainment activities could negatively impact the amount of revenues we receive from licensing the films. The decline in revenues could hinder or prevent us from achieving profitability and could adversely affect the market price for our stock.

      We will initially be dependent on Hallmark Entertainment to distribute the film assets and maximize licensing fees from the film assets.

      A significant amount of the additional revenue we expect to obtain as a result of the films transaction will be generated from the distribution and licensing of the film assets to third parties. Initially, we will be dependent on Hallmark Entertainment to provide these services for us under the terms of a three-year service agreement. In addition, we and Hallmark Entertainment have the right to terminate the service agreement after the first year. If Hallmark Entertainment should terminate the agreement prior to the time we have established our own employee base to perform these services, we may not be able to obtain alternative distribution services of equivalent quality or on terms as favorable to us. Consequently, any significant interruption in these services could hinder our ability to achieve the amount of additional revenues anticipated from these activities and could adversely affect the market price for our stock.

      It may take longer and cost more than anticipated to build our own distribution/sales employee base sufficient to maximize revenues from the distribution and licensing of the film assets.

      We expect to appoint an executive to act as distribution liaison between us and Hallmark Entertainment under the service agreement and also anticipate later hiring our own employee base to perform these services. Our ability to do so is unproven and will require substantial financial operational and management resources. We may not be able to hire the number of employees, or employees who are sufficiently qualified, to perform these services, or do so in a cost efficient manner. If the cost to develop and maintain this employee base costs more, or takes longer than anticipated, it could have a negative impact on our business and financial results.

PROPOSAL 2

ELECTION OF DIRECTORS

      Our Board currently has 11 members. Proxy holders will vote for the 11 nominees listed below. All nominees are currently members of our Board and their terms, if elected, will continue until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on our Board. If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee.

      Pursuant to a Stockholders Agreement, our Board consists of 11 individuals nominated as follows: six nominated by Hallmark Entertainment, the sole holder of our Class B Common Stock; one nominated by each of Liberty Media Corporation, VISN Management, a subsidiary of National Interfaith Cable Coalition, and J.P. Morgan Partners; and two independent directors nominated by the Board who are not officers or employees of Hallmark Entertainment, Liberty Media Corporation, the National Interfaith Cable Coalition or J.P. Morgan Partners. See “Board Information-Structure” and “Certain Relationships and Related Transactions-Stockholders Agreement.”

      Of the nominees for the Board, Robert A. Halmi, Jr., David J. Evans, Robert J. Druten, Donald J. Hall, Jr., Irvine O. Hockaday, Jr. and John P. Mascotte have been nominated by Hallmark Entertainment; David B. Koff has been nominated by Liberty Media Corporation; Wilford V. Bane, Jr. has been nominated by VISN Management; and Arnold L. Chavkin has been nominated by J.P. Morgan Partners. Each of Liberty Media Corporation, National Interfaith Cable Coalition and J.P. Morgan Partners hold Class A Common Stock. In addition, the Board has nominated Peter A. Lund and William M. Haber as independent directors.

      Because Hallmark Entertainment holds all of the Class B Common Stock, representing approximately 90% of the voting power of the Company, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

Board Nominees

      Robert A. Halmi, Jr., age 44, has been the Chairman of the Board of Crown Media Holdings since May 2000 and prior to that had been Chairman of the board of directors of Crown Media International since April 1996. He has also been the President and Chief Executive Officer of Hallmark Entertainment since April 1994. Mr. Halmi has been an executive producer of award-winning television programming, such as Lonesome Dove, which won several Emmy Awards, a Golden Globe Award and a Peabody Award. Prior to joining Hallmark Entertainment, he was with RHI Entertainment since its inception in 1989.

      David J. Evans, age 60, has been the President and Chief Executive Officer and a director of Crown Media Holdings since May 2000. He was the President and Chief Executive Officer of Crown Media International from March 1999 to May 2000, and a director of Crown Media International from July 1999 to May 2000. Prior to that, he was the President and Chief Executive Officer of Telecommunications International, Inc. from September 1997 until February 1999. From July 1996 until August 1997, Mr. Evans was the Executive Vice President of News Corp. and also the President and Chief Executive Officer of Sky Latin America. Prior to that, he was the President and Chief Operating Officer for Fox Television from August 1994 until June 1996.

      Wilford V. Bane, Jr., age 63, has been a director of Crown Media Holdings since May 2000. He was the Associate General Secretary of United Methodist Communications, the communications agency for the United Methodist Church, from October 1990 to February 2001. Mr. Bane also serves as chair of VISN Management, a subsidiary of National Interfaith Cable Coalition. He helped found and launch the Vision Interfaith Satellite Network, the predecessor of Odyssey Network, and served as the interim Chief Executive Officer for its first two years.

      Arnold L. Chavkin, age 49, has been a director of Crown Media Holdings since May 2000. From 1998 until May 2000, Mr. Chavkin was a director of Crown Media International. From April 1991 to January 2001, he was a general partner, and since January 2001 has been a limited partner, of JPMP Master Fund Manager, L.P. (formerly Chase Capital Partners), the general partner of JP Morgan Partners, a general partnership that invests in private equity opportunities with a significant concentration on the media and telecommunications industries. Prior to 1991, Mr. Chavkin was a member of Chemical Bank’s merchant banking group and a generalist in its corporate finance group. He is a member of the board of directors of American Tower Corporation, Encore Acquisition Partners, Inc., R&B Falcon Corporation, SMG, Inc., TeleCorp PCS, Inc., Triton PCS, Inc., U.S. Silica Company, Carrizo Oil & Gas, Inc. and Wireless One, Inc.

      Robert J. Druten, age 53, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 to May 2000. He has also been the Vice President and Chief Financial Officer of Hallmark Cards since November 1994. Mr. Druten is the Trustee of Entertainment Properties Trust. He is also a member of the board of directors of Hallmark Entertainment and Hallmark Cards Holdings Limited.

      William M. Haber, age 59, has been a director of Crown Media Holdings since May 2000. He has been the President of OSTAR Enterprises, Inc., a theatrical holding company, since 1995. Mr. Haber co-founded the Creative Artist Agency in 1975. He is a member of the board of directors of Jim Henson Productions, Inc.

      Donald J. Hall, Jr., age 45, has been a director of Crown Media Holdings since May 2000 and the Vice President, Strategy and Development, of Hallmark Cards since September 1999. He has also been the Vice Chairman of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Vice President, Product Development, of Hallmark Cards from September 1997 until September 1999. Prior to that, he was the Vice President, Creative, from March 1995 until September 1997. Mr. Hall is a member of the board of directors of Hallmark Entertainment and Business Men’s Assurance Company of America.

      Irvine O. Hockaday, Jr., age 64, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 until May 2000. He has also been the President and Chief Executive Officer of Hallmark Cards since January 1986. Prior to joining Hallmark Cards in 1983, Mr. Hockaday served as President and Chief Executive Officer of Kansas City Southern Industries, Inc. from 1971 until 1983. He is a member of the board of directors of Hallmark Cards, Ford Motor Company, Dow Jones & Company, Inc., Sprint Corporation and UtiliCorp United, Inc. Mr. Hockaday is a trustee of the Hall Family Foundations, the Aspen Institute and Princeton University.

      David B. Koff, age 42, has been a director of Crown Media Holdings since May 2000. He has also been a Senior Vice President of Liberty Media Corporation since February 1998. Prior to that, Mr. Koff was the Vice President, Corporate Development, of Liberty Media Corporation from August 1994 until February 1998. He also served as the interim President and Chief Executive Officer of Liberty Digital, Inc. from May 1997 until January 1998. Mr. Koff has served as a member of the board of directors of Liberty Digital since May 1997.

      Peter A. Lund, age 60, has been a director of Crown Media Holdings since May 2000 and has been a private investor and a media consultant since June 1997. He has been a director of Hughes Electronic Corporation since April 2000 and since October 1999, he has been serving as the Chief Executive Officer and as a director of Dreamlife, Inc. He was the President and Chief Executive Officer of CBS, Inc. from October 1995 until June 1997. Prior to that, Mr. Lund served in a variety of positions with CBS since 1977. He is also a trustee of the University of St. Thomas in St. Paul, Minnesota.

      John P. Mascotte, age 61, has been a director of Crown Media Holdings since May 2000 and the President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc. since July 1997. Prior to that, he was the Chairman of Johnson & Higgins of Missouri, Inc., a privately held insurance services and employee benefits consulting firm, from January 1996 until June 1997. Mr. Mascotte also served as a consultant to CNA Insurance from May 1995 until December 1995. From 1983 until May 1995, he was the Chairman and Chief Executive Officer of Continental Corporation, an insurance holding company. Mr. Mascotte is a member of the board of directors of American Home Products Corporation, Hallmark Cards, Hallmark Entertainment, Blue Cross and Blue Shield of Kansas City, Inc., Blue Cross and Blue Shield Association and Business Men’s Assurance Company of America.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CROWN MEDIA HOLDINGS TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CLASS A COMMON STOCK TO 200,000,000

      The Amended and Restated Certificate of Incorporation of Crown Media Holdings currently authorizes the issuance of a total of 150,000,000 shares of Class A Common Stock, 120,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. As of March 31, 2001, there were issued and outstanding 34,751,878 shares of Class A Common Stock, 30,670,422 shares of Class B Common Stock and no shares of Preferred Stock. As of that date, there were 10,000,000 shares of Class A Common Stock reserved for issuance upon the exercise of options under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan and 30,670,422 shares of Class A Common Stock reserved for issuance upon conversion of Class B Common Stock. In addition, upon approval by stockholders of Crown Media Holdings’ purchase of certain film assets from Hallmark Entertainment Distribution, we will issue an additional 32,085,562 to 35,294,118 shares of Class A Common Stock.

      The Board has adopted and approved, and recommends that the Company’s stockholders adopt and approve, an amendment to Article IV of our Certificate of Incorporation that would increase the number of authorized shares of Class A Common Stock from 150,000,000 to 200,000,000. The amendment will not increase or otherwise affect the number of authorized shares of Class B Common Stock or Preferred Stock. The provisions of Article IV of the Certificate of Incorporation, as proposed to be amended, are set forth in Appendix C to this proxy statement.

      The Board believes it is in our and our stockholders’ best interests to increase the number of authorized shares of Class A Common Stock so that we may issue additional shares to meet the Company’s needs as they arise. The Board believes that if additional shares are available, we will have the flexibility to issue shares of Class A Common Stock, without the expense and delay of a special stockholders meeting, for possible future financings; stock splits, dividends, or distributions; acquisitions of businesses, properties or securities of other companies; stock option plans; or other corporate purposes that may be identified in the future by the Board.

      If approved by the stockholders, the additional authorized shares of Class A Common Stock will be available to be issued at such time and for such corporate purposes as the Board may deem advisable, without further action by the Company’s stockholders, except as may be required by applicable law or by the rules of the Nasdaq National Market or any stock exchange or national securities association trading system or authorized quotation system on which the Class A Common Stock may be listed, traded or quoted. Upon issuance, the additional shares will have the same rights as the outstanding shares of Class A Common Stock. Holders of shares of Class A Common Stock have no preemptive rights.

      The Company has no current arrangements, agreements, understandings, or plans to issue or use the additional shares of Class A Common Stock proposed to be authorized. However, the Board believes that the current number of authorized unreserved shares of Class A Common Stock may be insufficient to meet the Company’s future needs. The Board intends to issue Class A Common Stock only on terms it deems to be in our and our stockholders’ best interests. Any future issuance of Class A Common Stock will be subject to the rights of holders of outstanding shares of Preferred Stock, if any.

      The Company’s Certificate of Incorporation and bylaws include certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company (even though a change in control could be beneficial to the Company’s stockholders generally), including procedural requirements with respect to stockholder action. In addition, the Certificate of Incorporation prohibits action by written consent of the stockholders if Hallmark Cards, Incorporated or its affiliates cease to own beneficially 50% or more of the total voting power.

      Issuing additional shares of the Company’s capital stock, including shares authorized pursuant to this amendment to the Articles of Incorporation, could also have the effect of discouraging, delaying, or preventing a change in control of Crown Media Holdings. However, we are not aware of any efforts by another party to acquire a controlling interest or to seek representation on the Board and this proposal is not being submitted to frustrate any such efforts. The amendment is also not part of any plan by management to adopt a series of amendments to the Certificate of Incorporation or bylaws that would render a takeover more difficult. Except as indicated above, management is not aware of the existence of any other provisions in the Certificate of Incorporation or bylaws, or otherwise, having an anti-takeover effect.

      Issuing additional shares of Class A Common Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Class A Common Stock. It may also adversely affect the market price of the Class A Common Stock. However, in the event additional shares are issued in transactions which result in favorable business opportunities or that provide working capital sufficient to allow the Company to pursue its business plans, the dilutive effect on earnings per share may be offset, causing the market price of the Class A Common Stock to increase.

      The affirmative vote of the holders of a majority of the voting power represented by the Class A and Class B Common Stock, voting as a single class, represented in person or by proxy and entitled to vote at the meeting, is necessary to approve the amendment to our Certificate of Incorporation. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted in favor of adoption of the amendment.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF CROWN MEDIA HOLDINGS
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON
STOCK TO 200,000,000

PROPOSAL 4

RATIFICATION OF AMENDMENT TO
AMENDED AND RESTATED CROWN MEDIA HOLDINGS, INC.
2000 LONG TERM INCENTIVE PLAN

Amendment to the Amended and Restated Crown Media Holdings 2000 Long Term Incentive Plan

      On August 1, 2000, the Board adopted and approved an amendment to the Amended and Restated Crown Media Holdings 2000 Long Term Incentive Plan. The amendment provided for the issuance of stock options to key employees of Odyssey Holdings in exchange for outstanding stock appreciation rights (SARs) previously awarded by Odyssey Holdings. The Plan already provided for the conversion of Crown Media International SARs to Crown Media Holdings stock options. A copy of the Plan, as amended to permit the conversion of Odyssey Holdings SARs, is attached as Appendix D to this proxy statement.

      Pursuant to the Odyssey Holdings SAR conversion, options to purchase 1.3 million shares of Class A Common Stock, with an exercise price of $8.94 per share, were issued to key employees upon the conversion of 5,000,000 Odyssey Holdings SARs held by such employees. The number of shares underlying the option grants were calculated as that number of shares of Class A Common Stock of Crown Media Holdings equal to the aggregate appreciation in value of the Odyssey Holdings SARs from the date of grant to the conversion date ($8.6 million) divided by the closing sale price of the shares of Class A Common Stock on the date of conversion ($15.88 per share). The options issued pursuant to the conversion vest in three equal installments; the first third vested on the date of grant and the remainder vest on each of January 1, 2001 and 2002. Other than exercise price and vesting provisions, these options have the same terms as other options granted under the Amended and Restated 2000 Long Term Incentive Plan.

Summary of the Plan

      The following summary describes the principal provisions of the Plan.

      General

      The Plan is designed to promote our success and enhance our value by linking the interests of our officers, employees and directors to those of our stockholders and by providing participants with an incentive for outstanding performance. The Plan is further intended to provide flexibility in its ability to motivate, attract and retain employees upon whose judgment, interest and special efforts our business is largely dependent. Our officers, employees and directors, including non-employee directors, and the officers, employees and directors of our subsidiaries and affiliates, and certain consultants are eligible to participate in the Plan. The Plan is intended to remain in effect until 2010. As of March 31, 2001, the approximate number of employees who are entitled to participate is 430 and the number of non-employee directors entitled to participate is six.

      The Plan is administered by the Compensation Committee of our Board and, in the case of non-employee directors, by the Board, and provides for the grant to officers and employees of non-qualified and incentive options to purchase shares of our Class A Common Stock and other types of equity-based and cash-based awards. The only awards that may be granted to non-employee directors are stock options and deferred stock units for the number of shares of Class A Common Stock as may be determined by the Board. A maximum of 10 million shares of Class A Common Stock are available for issuance pursuant to the exercise of options granted under the Plan. No more than one million of these shares may be used for grants of restricted stock and no more than five million of these shares may be used for grants of incentive stock options. The value of the Class A Common Stock underlying the rights to be granted under the

Plan was $19.00 per share, as of March 30, 2001, the last trading day on the Nasdaq National Market in March.

      Options granted under the Plan have a term of not more than 10 years. The Plan currently provides that, unless otherwise determined by the Compensation Committee or, with respect to non-employee directors, the Board, any options granted vest ratably on each of the first five anniversaries after the grant date. In August 2000, the Board determined that the vesting schedule of options issued under the Plan, including the vesting schedule of then outstanding options, would be equal annual installments over four years.

      The Compensation Committee, in accordance with the Plan, determines the option exercise price per share, but in no event is it to be less than the fair market value of the Class A Common Stock on the date of grant. A participant exercising an option may pay the exercise price in cash. If approved by our Compensation Committee, a participant may pay the exercise price with previously acquired shares of Class A Common Stock either purchased on the open market or held for six months or longer, or in a combination of cash and stock. Our Compensation Committee, in its discretion, may allow broker-assisted cashless exercises of options.

      Options are generally nontransferable other than by will or the laws of descent and distribution. At the discretion of our Compensation Committee, non-qualified options may be transferable by gift to members of the holder’s immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant’s lifetime, may be exercised only by the participant, a permitted transferee, a guardian or a legal representative.

      Other Awards

      An SAR permits a participant to receive cash or shares of Class A Common Stock, or a combination thereof, as determined by our Board or our Compensation Committee. They may grant freestanding SARs or SARs in connection with options. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the SAR exercise price, multiplied by the number of shares with respect to which the SAR is exercised. Restricted stock may be granted subject to performance or service-based goals upon which restrictions will lapse. Performance units may be granted subject to performance goals and/or service-based restrictions, and are payable in cash or shares of Class A Common Stock or a combination as determined by our Board or our Compensation Committee. We may also grant other awards of Class A Common Stock and other stock-based awards, including dividend equivalents. Non-employee directors may defer all or a portion of their fees into a deferred share account which will also accrue additional shares to reflect dividends that would have been paid on the shares credited to the share account. Additionally, non-employee directors receive a number of shares of Class A Common Stock equal to the number of shares in the non-employee director’s share account, plus cash for fractional shares.

      Change in Control

      In the event of a change in control, any option or SAR that is not then exercisable or vested shall become exercisable and vested, restrictions on restricted stock will lapse, and performance units will be deemed earned at targeted performance levels and paid on a pro rata basis for the portion of the related performance period that has elapsed as of the date of the change in control. Change in control generally means:

•	the acquisition of at least 20% of our outstanding common stock or voting power unless, after the acquisition, Hallmark Entertainment owns, directly or indirectly, at least 50% of our outstanding voting power;

•	a change in the majority of the members of the Board, unless approved by the incumbent directors;

•	the completion of a merger, reorganization, consolidation or sale of assets involving Crown Media Holdings in which our stockholders do not retain more than 50% of the voting power of the resulting entity, or pursuant to which certain other events constituting a change in control occur; or

•	approval by our stockholders of a liquidation or dissolution.

      Amendments to the Plan

      Our Board may at any time amend or terminate the Plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of the participants as they relate to outstanding options or awards. However, no such amendment will be made without the approval of our stockholders to the extent such approval is required by law or the rules of the Nasdaq National Market or any stock exchange or national securities association trading system or authorized quotation system on which the Class A Common Stock may be listed, traded or quoted.

      U.S. Federal Income Tax Consequences of Stock Options

      The grant of an option creates no tax consequences for the participant or us. Upon exercising an option, other than an incentive stock option, the participant will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and we generally will be entitled to a tax deduction for the same amount. A participant generally will not recognize taxable income upon exercising an incentive stock option, and we will not be entitled to any tax deduction with respect to an incentive stock option, if the participant holds the shares for the applicable periods specified in the Internal Revenue Code.

      Options Granted under the Plan

      As of March 31, 2001, options to purchase a total of 5,739,529 shares of Class A Common Stock have been issued under the Plan. No other grants have been awarded under the Plan. The following table sets forth certain information with respect to options granted under the Plan:

Number of Shares
Name and Position	Underlying Options

David J. Evans	1,082,641

President and Chief Executive Officer

William J. Aliber	175,000

Executive Vice President and Chief Financial Officer

Lana E. Corbi	170,000

Executive Vice President and Chief Operating Officer

Chris R. Moseley	170,000

Executive Vice President-Worldwide Marketing

Charles L. Stanford	100,000

Senior Vice President-Business Affairs and General Counsel

All executive officers as a group	1,697,641

All current directors who are not executive officers as a group	46,800

All employees, including all current officers, who are not executive officers, as a group	3,995,088

Ratification of Amendment to the Plan

      The affirmative vote of the holders of a majority of the voting power represented by the shares of Class A and Class B Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote at the meeting, is necessary to ratify the amendment to the Plan. Unless otherwise instructed, properly executed proxies, which are returned in a timely manner, will be voted in favor of ratification of the amendment to the Plan.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE
AMENDMENT TO THE AMENDED AND RESTATED CROWN MEDIA HOLDINGS, INC.
2000 LONG TERM INCENTIVE PLAN

BOARD INFORMATION

Structure

      Our Board consists of 11 directors, all of whom are nominees for re-election. Directors are elected annually. Our Board has an Audit Committee and a Compensation Committee. The membership, duties and responsibilities of each of these committees are described below and the respective reports of these committees to our stockholders are set forth below.

      Nominations to our Board are governed by the Amended and Restated Stockholders Agreement by and among the Company, Hallmark Entertainment, Liberty Media Corporation, Liberty Crown, Inc., VISN Management, J.P. Morgan Partners and The Jim Henson Company, Inc. The stockholders agreement provides that the Board will consist of not less than 11 directors, with six nominated by Hallmark Entertainment, one nominated by each of Liberty Media Corporation, VISN Management and J.P. Morgan Partners and two independent directors (who may not be officers, employees or directors of any of the parties to the stockholders agreement or their affiliates) to be nominated by the Board. The right of any party to nominate a director pursuant to the stockholders agreement will terminate on the later of (1) the party owning less than 5% of our common stock then outstanding, or (2) the party ceasing to own at least 75% of the amount of our common stock that the party owned immediately following completion of our initial public offering on May 9, 2000 (“IPO”). See “Certain Relationships and Related Transactions-Stockholders Agreement and Registration Rights.”

Meetings

      In 2000, the Board held a total of ten meetings, and took action twice by unanimous written consent. All of our directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2000, except for Mr. Lund, who attended less than 75% of the aggregate of the total number of Board meetings and the total number of meetings of the Audit Committee.

Committees

      Audit Committee

      Our Board established the Audit Committee on June 8, 2000. The Audit Committee held three meetings in 2000. The members of the Audit Committee are Messrs. Mascotte, Chairman, Chavkin and Lund, each of whom are independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Board has adopted a written charter for the Audit Committee, a copy of which appears as Appendix E to this proxy statement. The functions of the Audit Committee are to:

•	provide oversight relating to our financial reporting process, systems of internal accounting and financial controls, the internal audit process and the annual independent audit of our annual financial statements;

•	annually, together with the Board, evaluate and appoint our independent auditors;

•	discuss with our internal and independent auditors the scope and plans for their respective audits;

•	discuss with management, our internal auditors and our independent auditors the adequacy and effectiveness of our accounting and financial controls;

•	discuss and review the results of our annual audit separately with our internal auditors and our independent auditors;

•	annually, report to the Board whether the Committee recommends inclusion of the financial statements in our Annual Report on Form 10-K;

•	prepare the report required by the Securities and Exchange Commission for our annual proxy statement; and

•	comply with any additional requirements set forth in the Audit Committee’s charter.

Report of the Audit Committee

      Management is responsible for the Company’s internal controls and the Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements. The Audit Committee has general oversight responsibility with respect to these matters. The Audit Committee reviews the results and scope of the audit provided by the Company’s auditors.

      The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•	discussed with the independent auditors matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU s. 380);

•	received the written disclosures and the letter from the independent accountants related to the accountants’ independence from the Company and its management and as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

      Based on the Audit Committee’s review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

The Audit Committee: John P. Mascotte, Chairman Arnold L. Chavkin Peter A. Lund

      Compensation Committee

      The Board established the Compensation Committee on June 8, 2000, following our IPO. Prior to that date, the Board performed the functions of the Compensation Committee and made substantially all of the decisions in relation to the compensation paid to our chief executive officer, our other executive officers and key members of our management staff in 2000. The Compensation Committee held no formal meetings in 2000. The Compensation Committee has commenced its functions in 2001, which are to review and approve annual salaries, bonuses and grants of stock options, if any, for all executive officers and key members of our management staff, and to review and approve the terms and conditions of all employee benefit plans or changes to the plans. The members of the Compensation Committee are Messrs. Chavkin, Chairman, Bane, Haber and Druten, none of whom are employees of the Company. See “Compensation of Directors and Executive Officers—Board Report on Executive Compensation” and “—Compensation Committee Interlocks and Insider Participation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information, as of March 31, 2001, with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, by each of the Named Executives, each director, each holder of more than 5% of either Class A or Class B common stock, and all current directors and executive officers as a group.

      Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them, unless otherwise noted. The percentage of beneficial ownership is based on 34,751,878 shares of our Class A Common Stock and 30,670,422 shares of Class B Common Stock outstanding as of March 31, 2001.

Amount and Nature of Beneficial Ownership(1)

Name and Address	Class A			Class B				% Total
Of Beneficial Owner	Common	Percent		Common		Percent		Voting
5% Stockholders:	Stock	of Class		Stock		of Class		Power

Hallmark Entertainment, Inc.(2)	(2)	(2)		30,670,422		100.0%		89.8%

1325 Avenue of the Americas New York, NY 10019

Hallmark Cards, Incorporated(2)(3)	160,400	(2	)(3)	(2	)(3)	(2	)(3)	(2	)(3)

2501 McGee Street Kansas City, MO 64108

Liberty Media Corporation(4)	9,504,930	27.4%		—		—		2.8%

9197 South Peoria Street Englewood, CO 80112

National Interfaith Cable Coalition, Inc.(5)	6,338,028	18.2%		—		—		1.9%

810 12th Avenue South Nashville, TN 37203

J.P. Morgan Partners	3,840,520	11.1%		—		—		1.1%

(BHCA), L.P.(6) 390 Madison Avenue New York, NY 10017

The Jim Henson Company, Inc.(7)	5,377,721	15.5%		—		—		1.6%

1416 North La Brea Avenue Hollywood, CA 90028

Directors and Officers:

Robert A. Halmi, Jr.	175,000	*		—		—		*

Arnold L. Chavkin(6)	3,840,520	11.0%		—		—		1.1%

Wilford V. Bane, Jr.(8)	3,900	*		—		—		*

Robert J. Druten	9,500	*		—		—		*

William M. Haber(8)	3,900	*		—		—		*

Donald J. Hall, Jr.(3)	2,500	*		—		—		*

Irvine O. Hockaday, Jr.	20,000	*		—		—		*

David B. Koff(8)	3,900	*		—		—		*

Peter A. Lund(8)	3,900	*		—		—		*

John P. Mascotte(9)	13,900	*		—		—		*

David J. Evans(10)	498,434	1.4%		—		—		*

William J. Aliber(11)	28,500	*		—		—		*

Lana E. Corbi(12)	41,364	*		—		—		*

Name and Address	Class A		Class B		% Total
Of Beneficial Owner	Common	Percent	Common	Percent	Voting
5% Stockholders:	Stock	of Class	Stock	of Class	Power

Chris R. Moseley	—	—	—	—	—

Charles L. Stanford(13)	12,750	*	—	—	*

All directors and executive officers as a group (15 persons)(6)(14)	4,658,068	13.2%	—	—	1.4%

*	The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)	Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of March 31, 2001 by the person indicated and shares underlying options owned by such person on March 31, 2001 that were exercisable within 60 days of that date.

(2)	Based on a Schedule 13D filed on May 19, 2000 jointly by Hallmark Cards, Inc. and Hallmark Entertainment, Inc. (the “Hallmark 13D”), who share voting and dispositive power with respect to 30,670,422 shares of Class B Common Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock. Does not include, under the column headed “Class A Common Stock”, the number of shares of Class A Common Stock that Hallmark Entertainment would hold if it converted all of its shares of Class B Common Stock into shares of Class A Common Stock, which, if so converted, would equal 46.9% of the total outstanding Class A Common Stock.

(3)	Based on the Hallmark 13D. Hallmark Cards has sole voting and dispositive power with respect to the 160,400 shares of Class A Common Stock. Excludes the 30,670,422 shares of Class B Common Stock over which Hallmark Entertainment and Hallmark Cards share voting and dispositive power and the equivalent number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible at the option of the holder. Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the share ownership disclosed by Hallmark Entertainment and Hallmark Cards, as Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards.

(4)	Based on a Schedule 13D filed on May 19, 2000 by Liberty Media Corporation.

(5)	Based on a Schedule 13D filed on May 19, 2000 jointly by National Interfaith Cable Coalition, Inc. and VISN Management Corp., and who hold shared voting and dispositive power with respect to the reported shares.

(6)	Based on a Schedule 13G filed on February 20,2001 by J.P. Morgan Partners (BHCA), L.P. (incorrectly described therein as J.P. Morgan Partners (SBIC), LLC). Includes 3,900 shares of Class A Common Stock underlying options that are held by Arnold L. Chavkin, a limited partner of JPMP Master Fund Manager, L.P., the general partner of J.P. Morgan Partners, and which are vested or will vest within 60 days. Mr. Chavkin shares investment and voting power with J.P. Morgan Partners with respect to the 3,836,620 shares, but disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. With respect to the options to acquire shares of our Class A Common Stock, Mr. Chavkin is contractually obligated to exercise such options at the request of, and to transfer shares issued upon exercise to, J.P. Morgan Partners.

(7)	Based on a Schedule 13D filed on March 26, 2001 jointly by The Jim Henson Company, Inc. and EM.TV & Merchandising AG, who hold shared voting and dispositive power with respect to the reported shares.

(8)	Consists of 3,900 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(9)	Includes 3,900 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(10)	Consists of 498,434 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(11)	Includes 25,000 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(12)	Consists of 41,364 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(13)	Includes 12,500 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(14)	Includes 600,698 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

      The following table summarizes the compensation paid by us, and any of our subsidiaries, for services performed for us, to our Chief Executive Officer and our four other most highly compensated executive officers serving at the end of 2000 (collectively, the “Named Executives”).

				Long-Term
				Compensation
				Awards
		Annual Compensation		Securities
				Underlying	All Other
Name and Principal		Salary	Bonus	Options/SARs	Compensation
Position	Year	($)	($)(1)	(#)(2)	(3)

David J. Evans	2000	$675,000	$337,500	927,641	$37,825

President and CEO	1999	571,153	281,250	2,000,000 (4)	33,637

William J. Aliber(4)	2000	149,999	100,000	100,000	—

Executive VP, Chief	1999	—	—	—	—

Financial Officer

Lana E. Corbi(5)	2000	525,000	105,000	100,000	100,090

Executive VP and	1999	285,384	60,000	—	—

Chief Operating Officer

Chris R. Moseley(4)	2000	225,398	100,000	100,000	100,138

Executive VP —	1999	—	—	—	—

Worldwide Marketing

Charles L. Stanford(4)	2000	259,230	60,000	50,000

Senior VP Legal and Business Affairs and General Counsel	1999	33,653	30,000	—	207

(1)	Represents performance bonus under the terms of employment agreements with the Company. See “Executive Employment Arrangements”.

(2)	Options awarded under the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan. See “—Stock Options Awarded by Crown Media Holdings during 2000.” Includes, in the case of Mr. Evans, options to purchase 690,141 shares of our Class A Common Stock issued as a result of the conversion of SARs previously granted to him under our previous share appreciation rights plan. Includes, in the case of Ms. Corbi, options to purchase 62,047 shares of our Class A Common Stock issued as a result of the conversion of SARs previously granted to Ms. Corbi under the share appreciation rights plan of Odyssey Holdings.

(3)	Represents signing bonus in the case of Ms. Corbi and Ms. Moseley, payment of 401(k) matching contributions in the case of Mr. Evans, and payment of life insurance premiums with respect to term life insurance for the benefit of Mr. Evans, Ms. Corbi, Ms. Moseley and Mr. Stanford.

(4)	Mr. Aliber commenced his employment with us on July 1, 2000. Ms. Moseley commenced her employment with us on July 16, 2000. Mr. Stanford commenced his employment with us on November 15, 1999.

(5)	Ms. Corbi commenced her employment with us on July 5, 2000, but prior to that was employed by our subsidiary, Odyssey Holdings; therefore, the amounts disclosed include payments made to Ms. Corbi by both Crown Media Holdings and Odyssey Holdings during the fiscal year 2000.

Stock Options Awarded By Crown Media Holdings During 2000

      The following table lists stock options granted during 2000 under our Amended and Restated 2000 Long Term Incentive Plan to the Named Executives. A number of the options shown for Mr. Evans represent options awarded upon conversion of share appreciation rights (SARs) previously granted under our previous share appreciation rights plan. The number of options granted to Mr. Evans were calculated as that number of shares of Class A Common Stock equal to the product of (1) the percentage of total SARs held, times (2) the product of (A) 3% times (B) the number of shares of common stock held by Hallmark Entertainment and J.P. Morgan Partners, in each case, immediately after completion of the IPO. These options have an exercise price of $8.33 per share, have the same vesting schedule as the original SARs, and expire April,  2010. Other than exercise price, vesting provisions and expiration date, these options have generally the same terms as all other stock options awarded under the Plan. The SAR conversion was effective upon closing of the IPO and no further grants have been, or will be made under the share appreciation rights plan.

      In addition, SARs held by certain employees of Odyssey Holdings were converted to Crown Media Holdings stock options to purchase a total of 1.3 million shares of Class A Common Stock on August 1, 2000. See “Proposal 4—Ratification of Amendment to the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan.” Of the number of options granted to Ms. Corbi, 62,047 represent Odyssey SARs converted to Crown Media Holdings stock options, the number of which were calculated as the number of shares of Class A Common Stock equal to the aggregate appreciation in value of the Odyssey SARs from the date of grant to the conversion date ($8.6 million) divided by the closing sale price of the shares of Class A Common Stock on the date of conversion ($15.88 per share). These options have an exercise price of $8.94 per share, vest in three equal installments, the first on the date of grant and the remaining two on each of January 1, 2001 and 2002.

      In August 2000, the Board altered the vesting schedule of certain options granted in 2000 from equal annual installments over five years to equal annual installments over four years. Options granted to Messrs. Evans, Aliber and Stanford on April 10, 2000 to purchase 237,500, 100,000 and 50,000 shares, respectively, were subject to the changed vesting schedule.

      All other options awarded under the Plan vest ratably on each of the first four anniversaries after the grant date (except options granted to non-employee directors, which vest 50% on the date of grant and 50% on the director’s re-election to the Board). The exercise price of the options is determined by our Compensation Committee in accordance with the Plan, which provides that the exercise price for incentive stock options is the fair market value of the Class A Common Stock on the date of grant. The term of any options granted may not exceed 10 years.

      Option Grants in Last Fiscal Year

	Individual Grants

		Percent
		of Total				Potential Realizable
	Number of	Options				Value at Assumed Annual
	Securities	Granted to	Exercise			Rates of Stock Price
	Underlying	Employees	or Base	Market		Appreciation for Option Term
	Options	in Fiscal	Price	Price	Expiration
Name	Granted (#)	Year	($/Sh)	($)	Date	0% ($)	5%($)	10%($)

David J. Evans	690,141	17.5%	$8.33	$14.00	04/10/10	5,748,875	9,364,311	14,911,100

	237,500	6.0%	14.00		04/10/10		5,416,075	8,624,194

William J. Aliber	100,000	2.5%	14.00		04/10/10		2,280,452	3,631,239

Lana E. Corbi	62,047	1.6%	8.94	15.875	08/01/10	554,700	903,548	1,438,749

	37,953	1.0%	15.25		07/05/10		942,777	1,501,215

Chris R. Moseley	100,000	2.5%	15.125		07/16/10		2,463,703	3,923,035

Charles L. Stanford	50,000	1.3%	14.00		04/04/10		1,140,226	1,815,620

(1)	The potential realizable value portion of the foregoing table illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Class A Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the options following termination of employment, nontransferability or vesting over periods. The use of the assumed 0%, 5% and 10% returns is established by the Securities and Exchange Commission and is not intended to forecast possible appreciation of the price of the Class A Common Stock.

      Option Exercises and Option Values in 2000

      None of the Named Executives exercised options in 2000. The table below shows the number and value of their exercisable and unexercisable options as of December 31, 2000.

Fiscal Year-End Option Values

	Number of Securities	Value of Unexercised
	Underlying Unexercised	In-The-Money Options
	Options At Fiscal Year-End	At Fiscal Year-End
	(#)	($)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable

David J. Evans	440,922/486,719	$5,283,568/4,485,728

William J. Aliber	0/100,000	$000,000/631,300

Lana E. Corbi	20,682/79,318	$235,216/453,293

Chris R. Moseley	0/100,000	$000,000/631,300

Charles L. Stanford	0/50,000	$000,000/315,650

      The in-the-money value of unexercised options is equal to the excess of the closing price per share of our Class A Common Stock on the Nasdaq National Market on December 29, 2000 ($20.313), the last trading day in fiscal year 2000, over the per share exercise price, multiplied by the number of unexercised options.

Director Compensation

      We do not compensate directors who are employees of Hallmark Cards or its subsidiaries for services as members of our Board or any of its committees. For all directors who are not employees of Hallmark Cards or its subsidiaries, we provide a $28,000 annual retainer and an additional $1,000 per meeting fee for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings. All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

      Our non-employee directors are eligible for stock option grants under our Amended and Restated 2000 Long Term Incentive Plan. In May 2000, Messrs. Bane, Chavkin, Haber, Koff, Lund and Mascotte each received options to purchase 7,800 shares of Class A Common Stock at an exercise price of $14.00 per share. These options vest 50% on the date of grant and 50% upon re-election to the Board. After each annual meeting of stockholders, each continuing non-employee director will be granted options for a number of shares of Class A Common Stock with a fair market value of $40,000, with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant.

Executive Employment Arrangements

      Employment Agreement with David J. Evans

      On March 1, 1999, Hallmark Entertainment Networks, Inc. (now known as Crown Media International) entered into an employment agreement with Mr. Evans that provides for his employment as its President and Chief Executive Officer. The term of this agreement is three years, but it may be extended by mutual consent. The agreement provides for an annual base salary of $675,000. Additionally, Mr. Evans is entitled to receive a performance bonus based on the growth in Crown Media International’s net revenues from its fully or partially owned channels, for each twelve-month period beginning on March 1, 1999. If this net revenue growth during a twelve-month period is 20% or more, the performance bonus may be up to 50% of Mr. Evans’ annual base salary. The bonus is paid on a pro-rated basis if net revenue growth is under 20%, and Mr. Evans not entitled to receive a performance bonus if there is no net revenue growth. Under the agreement, we may also pay Mr. Evans an additional bonus if we determine appropriate.

      The agreement provides that if Mr. Evans’ employment is terminated other than for cause or disability, or if Mr. Evans resigns for good reason, then he will be entitled to a discounted lump sum cash payment equal to the amount of the base salary due through the end of the term of the agreement and, except for any annual bonus that is due to Mr. Evans under the agreement, we will have no further obligations under the agreement. However, if we terminate Mr. Evans’ employment other than for cause within the 180-day period before the end of the term of the agreement, the discounted lump sum payment will be equal to the amount of the base salary for 180 days following the date of the termination.

      Under the employment agreement, Mr. Evans cannot compete with Crown Media International, or solicit its employees, during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Evans may not solicit any person who is working for Crown Media International as an officer, policymaker or in high-level creative development or distribution.

      Employment Agreement with Lana E. Corbi

      On June 21, 2000, Crown Media Holdings entered into an employment agreement with Lana Corbi that provides for her employment as Chief Operating Officer. The term of this agreement is three years, but may be extended by mutual consent. The agreement provides for an annual base salary of

$525,000 during the first year of the agreement and $550,000 during the second and third year of the agreement. Ms. Corbi is entitled to receive within 30 days of the end of each calendar year during the agreement a performance bonus of no less than 20% of her then annual salary. In addition, Ms. Corbi received a one time signing bonus of $100,000.

      The employment agreement provides that if Ms. Corbi’s employment is terminated other than for cause or disability, then she will be entitled to the remaining amounts payable under the agreement for the balance of the term of the agreement. In addition, Ms. Corbi has no obligation to mitigate against the amounts paid by us pursuant to such a termination.

      Under the employment agreement, Ms. Corbi cannot compete with Crown Media Holdings, or solicit its employees, during the term of her employment. Additionally, for the one-year period following termination of employment for any reason, Ms. Corbi may not solicit any person who is working for Crown Media Holdings as an officer, policymaker or in high-level creative development or distribution.

      Employment Agreement with Chris Moseley

      On July 5, 2000, Crown Media Holdings entered into an employment agreement with Chris R. Moseley that provides for her employment as Executive Vice President — Worldwide Marketing. The term of this agreement is three years, but may be extended by mutual consent. The agreement provides for an annual base salary of $500,000, $550,000 and $600,000, respectively, during each successive year during the term of the agreement. Ms. Moseley is entitled to receive within 30 days after the end of each calendar year during the agreement a performance bonus of no less than 20% and no more than 50% of her then annual salary. In addition, Ms. Moseley received a one time signing bonus under the agreement of $100,000.

      The employment agreement provides that if Ms. Moseley’s employment is terminated other than for cause or disability, then she will be entitled, in a lump sum, to the remaining salary and minimum bonus amounts payable for the balance of the term of the agreement, discounted at prime rates to present value at the time of payment. In addition, Ms. Moseley is under no obligation to mitigate against any such amounts paid.

      Ms. Moseley’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Ms. Corbi’s employment agreement and which are described above.

      Employment Agreement with Charles L. Stanford

      On October 25, 2000, Crown Media Holdings entered into an employment agreement with Charles L. Stanford that provides for his employment as Senior Vice President, Business Affairs and General Counsel. The term of this agreement is three years, but may be extended by mutual consent. The agreement provides for an annual base salary of $300,000, $330,000 and $350,000, respectively, during each successive year during the term of the agreement. Mr. Stanford is entitled to receive a bonus within 30 days after the end of each calendar year of no less than 20% of the total salary paid to him during such year.

      The employment agreement provides that if Mr. Stanford’s employment is terminated other than for cause or disability, then he will be entitled to receive the remaining salary due under the agreement for the balance of the term of the agreement.

      Mr. Stanford’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Ms. Corbi’s employment agreement and which are described above.

Compensation Committee Interlocks And Insider Participation

      During fiscal year 2000, the functions of the Compensation Committee were performed by our Board. David J. Evans, one of our directors, is also our President and Chief Executive Officer, and participated in deliberations of our Board concerning executive officer compensation.

      None of our executive officers serve as a member of a compensation committee or other board committee performing similar functions of any other entity.

Board Report on Executive Compensation

      Generally

      The Board established the Compensation Committee on June 8, 2000, following our IPO. Prior to that date, the Board carried out the functions later assumed by the Compensation Committee and, consequently, made substantially all of the decisions in relation to the compensation paid to our chief executive officer and other executives during 2000. The Company retained Arthur Andersen LLP for the year 2000, to advise the Board, in preparation for the IPO.

      The Company’s compensation packages are designed to enable it to recruit, retain and motivate a talented and diverse group of executives. These compensation packages are comprised of base salary, annual cash bonus awards and stock option grants.

      Compensation Philosophy

      The Company’s executive compensation programs are designed to provide executives with strong performance incentives. Key elements of the incentive compensation programs are the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and stock options, which align our executive’s interests with those of our shareholders and reward our executives for long-term growth in shareholder value.

      Salary Determinations. Salary ranges for the CEO and other executives are based on an individual’s experience and prior performance, as well as the Company’s operating performance and the attainment of planned financial and strategic initiatives. Annual salaries for Mr. Evans, Ms. Corbi, Ms. Moseley and Mr. Stanford are subject to the provisions of their respective employment agreements described under the heading “— Executive Employment Arrangements.” In determining their salaries, and salaries for other executive officers and senior management, the Board subjectively evaluated the experience, performance and attainment of initiatives and no particular weight was given to any particular factor.

      Bonus Determinations. The Company pays annual incentive bonuses in February of the year following the performance year. In addition, the Compensation Committee may, in its sole discretion, approve signing bonuses for executive officers. Each of our executive officers is entitled to a bonus equal to a certain percentage of salary based upon the evaluation described above, generally fixed at 20%, provided that the individual achieved a sufficient level of performance. Annual bonus payments for Ms. Corbi, Ms. Moseley and Mr. Stanford are subject to the provisions of their respective employment agreements. Our Chief Executive Officer reviewed with the Board the year 2000 performance of each of the other executive officers, and recommended an annual bonus for each such executive. These recommendations primarily reflected the Company’s performance and the individual qualitative contributions of such executive, based on the level of responsibility, and the efficiency and effectiveness of such executive.

      Stock Option Awards. Under our Amended and Restated 2000 Long Term Incentive Plan, the Board and the Compensation Committee have the discretion to award our CEO, other executives, senior management and our employees stock options or other incentive awards. These awards, which are intended as incentives for future performance, combine with the executive’s salary and incentive bonus to form a total compensation package. In determining the annual stock option awards to executives, the Compensation Committee analyzes awards made to similarly situated executives at comparable public companies and subjectively assesses each executive’s performance during the year. In determining the initial 2000 stock option grants made at the time of our IPO, the Board also took into account typical option grant practices by companies undergoing initial public offerings.

      Other Benefits. All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans.

      Chief Executive Officer Compensation

      In determining the year 2000 salary for David Evans, our Chief Executive Officer, the Board reviewed the Company’s achievements and the leadership Mr. Evans was providing the Company. The Board then set his base salary for 2000 in an amount that reflected the achievements and quality of the Company under his leadership. In determining Mr. Evans’ year 2000 annual incentive bonus, the Board reviewed the Company’s financial achievements during 2000, and, since the net revenue growth during the fiscal year 2000 exceeded 20%, paid a bonus to Mr. Evans, as required by his employment agreement, in an amount equal to 50% of his annual base salary.

      Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation paid to an individual to $1 million, subject to an exception for qualified “performance-based” compensation. The Company expects that the compensation paid to executive officers in the form of annual bonuses will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code. In 2000, the Company did not pay its executive officers compensation that would exceed the Section 162(m) deductibility limit.

      This report is submitted by the members of the Board during the fiscal year 2000.

Board of Directors

  Robert A. Halmi, Jr.
David J. Evans
Wilford V. Bane, Jr.
Arnold L. Chavkin
Robert J. Druten
William M. Haber
Donald J. Hall, Jr.
Irvine O. Hockaday, Jr.
David B. Koff
Peter A. Lund
John P. Mascotte

Performance Graph

      The following graph compares total stockholder return on our Class A Common Stock since May 9, 2000, the date of our initial public offering, through December 31, 2000, to the Nasdaq Composite Index and a Peer Group Index consisting of USA Networks, Inc., Paxson Communications Corporation and Viacom Inc. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Peer Group Index. Historical results are not necessarily indicative of future performance.

      The closing sale price for our stock on May 9, 2000 was $14.00. Our closing stock price on December 29, 2000, the last trading day of our 2000 fiscal year, was $20.313.

Comparison of Cumulative Return on Investment

Date	Crown	Nasdaq	Peer Group

4-May-00	100.00	100.00	100.00

31-May-00	77.68	91.42	98.35

30-Jun-00	109.38	106.61	106.60

31-Jul-00	114.73	101.26	114.81

31-Aug-00	114.73	113.07	134.21

29-Sep-00	101.34	98.73	116.78

31-Oct-00	99.11	90.58	112.25

30-Nov-00	98.21	69.83	96.50

29-Dec-00	145.09	66.41	107.36

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2000 were made timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the Securities and Exchange Commission.

Initial Public Offering and Simultaneous Reorganization

      On May 9, 2000, we completed an initial public offering (IPO) of 10,000,000 shares of our Class A Common Stock for net proceeds of approximately $125.4 million. Simultaneously with the closing of the IPO, we completed a reorganization that included the following transactions as contemplated by the contribution agreement that we entered into on January 27, 2000, with Hallmark Entertainment, Liberty Media Corporation, Vision Group Incorporated, VISN Management, the National Interfaith Cable Coalition and J.P. Morgan Partners:

•	Hallmark Entertainment transferred to us its interests in Crown Media International in exchange for shares of our Class B Common Stock, which represents 100% of our outstanding Class B Common Stock, and, if converted to shares of Class A Common Stock, approximately 47% of our outstanding Class A Common Stock and approximately 90% of present total voting power as of March 31, 2001;

•	J.P. Morgan Partners transferred to us its interests in Crown Media International in exchange for shares of our Class A Common Stock representing approximately 11% of our outstanding Class A Common Stock and approximately 1% of present total voting power as of March 31, 2001;

•	Liberty Media Corporation transferred to us its interests in Vision Group in exchange for shares of our Class A Common Stock representing approximately 27% of our outstanding Class A Common Stock and approximately 2% of present total voting power as of March 31, 2001; and

•	National Interfaith Cable Coalition transferred to us its common interests in Odyssey Holdings in exchange for shares of our Class A Common Stock representing approximately 18% of our outstanding Class A Common Stock and approximately 2% of present total voting power as of March 31, 2001.

      Under the contribution agreement, we agreed to indemnify, during the period of the applicable statute of limitations, the other parties and certain of their affiliates, other than Hallmark Entertainment, against any liabilities resulting from (1) any untrue statement of a material fact made in our IPO prospectus or (2) any omission of a material fact from the prospectus required to make the statements made in the prospectus, in light of the circumstances under which they were made, not misleading. In addition, the parties to the contribution agreement agreed to indemnify other parties and certain of their affiliates against liabilities resulting from the breach or inaccuracy of representations made by them regarding corporate existence, power and authority to sign the contribution agreement, capitalization and the retention of brokers. Hallmark Entertainment has agreed to indemnify us against consolidated, combined or unitary income taxes of Crown Media International for the period prior to the completion of the reorganization, and Liberty Media Corporation has agreed to indemnify us against all taxes of Vision Group for the period prior to the completion of the reorganization. If we or any of our subsidiaries actually realize a tax benefit as the result of an adjustment of a tax for which Hallmark Entertainment or Liberty Media Corporation is required to indemnify us, we are required under the contribution agreement to pay Hallmark Entertainment or Liberty Media Corporation, as applicable, the amount of such tax benefit.

      We agreed to reimburse each of the other parties to the contribution agreement for reasonable costs and expenses related to the contribution agreement, up to $150,000 for parties other than Hallmark Entertainment, and up to $2.0 million for Hallmark Entertainment. We reimbursed Hallmark Entertainment $1.9 million for costs and expenses related to the contribution agreement for the year ended

December 31, 2000.

Program Agreements

      Hallmark Program Agreements

      Crown Media International. Crown Media International licenses programming from Hallmark Entertainment Distribution, a subsidiary of Hallmark Entertainment for distribution on a country-by-country basis outside the United States and Canada. Under a program agreement dated as of July 1, 1999, Crown Media International is required to license from Hallmark Entertainment Distribution, and Hallmark Entertainment Distribution is required to license to us, for the term of the agreement, ending on December 31, 2004, substantially all of the television motion pictures and miniseries Hallmark Entertainment Distribution owns. The program agreement is renewable for an additional period beginning on January 1, 2005 and ending on December 31, 2009. If Crown Media International desires renewal of the program agreement for this additional period, Hallmark Entertainment Distribution has agreed to renew it unless Crown Media International is in default under the program agreement or any other agreement it has with Hallmark Entertainment Distribution.

      Hallmark Entertainment Distribution has existing contractual relationships with distributors that preclude Crown Media International from obtaining programming under the program agreement in several territories in which it does not currently operate, the most significant of which is Germany. Hallmark Entertainment Distribution is expressly permitted to renew indefinitely its contracts with distributors in Germany, Italy and Spain and may renew contracts with other distributors to the extent the existing contracts afford the distributor renewal rights.

      Crown Media International has the right to distribute the programming it licenses under the program agreement through cable and DTH systems. However, it does not license programming for distribution on a pay-per-view basis. In addition, Crown Media International and Hallmark Entertainment Distribution have agreed to negotiate in good faith on a product-by-product basis for pay television license rights to programming not covered under the program agreement, including documentaries, series and specials.

      Under the program agreement Crown Media International generally licenses each movie or miniseries for a minimum of three time periods each of 18 months or 12 months duration, with each 18- or 12-month period separated by a period of one to three years depending on whether Hallmark Entertainment Distribution licenses the programming to a third party during the interim periods. The first 18- or 12-month time period begins on the later of the date specified in the program agreement or the date Crown Medial International launches in a country. The number of times we can telecast a movie or miniseries is determined by viewer preferences and industry practices on a country-by-country basis.

      Crown Media International pays license fees to Hallmark Entertainment Distribution on a country-by-country, program-by-program basis for each of the three time periods for which it licenses programming. The fees generally increase 5% per year and are payable in four equal installments for the first time period and six equal installments for subsequent time periods. During the year ended December 31, 2000, Crown Media International paid Hallmark Entertainment Distribution $30.0 million in fees under the program agreement with a portion of the proceeds from our initial public offering. As of December 31, 2000, there were $35.3 million, in accrued and unpaid fees.

      If the stockholders approve our purchase of the film assets from Hallmark Entertainment Distribution, which is Proposal 1 in this proxy statement, the program agreement between Crown Media International and Hallmark Entertainment Distribution will be amended as described in Proposal 1 under the heading “Related Agreements-Amended Program Agreements.”

      Odyssey Holdings. Odyssey Holdings licenses programming from Hallmark Entertainment Distribution under a program agreement, dated as of November 13, 1998, for distribution within the United States. Under the program agreement, Odyssey Holdings generally licenses made-for-television movies and miniseries owned or controlled by Hallmark Entertainment Distribution, as well as all programming produced by or on behalf of Hallmark Entertainment Distribution for Odyssey Holdings. The agreement has a term of five years, and is automatically renewable for additional three-year periods subject to rate adjustments, so long as Hallmark Entertainment or its affiliates own 10% or more of Odyssey Holdings. In the event that Hallmark Entertainment owns less than 10% of Odyssey Holdings, the remaining term of the program agreement will be two years from the date of that event.

      Odyssey Holdings has the right to telecast the programming it licenses under the program agreement through all forms of television, except on a pay-per-view basis. Under the program agreement, Odyssey Holdings generally licenses each movie or miniseries for a period of five years and has the right to telecast the movie or miniseries 30 times during that period. Odyssey Holdings and Hallmark Entertainment Distribution have agreed to negotiate in good faith on a product-by-product basis for pay television license rights to programming not covered under the program agreement, including documentaries and specials. In addition, under the program agreement, Odyssey Holdings has the right to order, and Hallmark Entertainment Distribution is required to produce, four two-hour movies and one series during the term of the program agreement.

      Odyssey Holdings pays license fees to Hallmark Entertainment Distribution in equal annual installments over the five-year period that it telecasts the movie or miniseries. The fees generally increase 5% per year. During the year ended December 31, 2000, Odyssey Holdings paid Hallmark Entertainment Distribution $4.0 million, in fees under the program agreement. As of December 31, 2000, Odyssey Holdings had $74.6 million, in accrued and unpaid program license fees under the program agreement.

      If the stockholders approve our purchase of the film assets from Hallmark Entertainment Distribution, which is Proposal 1 in this proxy statement, the program agreement between Odyssey Holdings and Hallmark Entertainment Distribution will be amended as described in Proposal 1 under the heading “Related Agreements — Amended Program Agreements.”

      National Interfaith Cable Coalition Program Agreement

      Odyssey Holdings licenses programming owned or controlled by the National Interfaith Cable Coalition, under a program agreement dated as of November 13, 1998, for distribution within the United States. During 2000, the National Interfaith Cable Coalition was obligated to furnish a minimum of 200 hours of programming each year under the programming agreement. The agreement terminates upon termination of the Odyssey Holdings amended and restated company agreement discussed below.

      Under the program agreement, Odyssey Holdings has agreed to pay any required residual or step-up payments if it telecasts any over-the-air programming. In addition, Odyssey Holdings pays the National Interfaith Cable Coalition fees under the Odyssey Holdings amended and restated company agreement to be used solely for programming related purposes. See “— Odyssey Holdings Amended and Restated Company Agreement.”

Odyssey Holdings Amended And Restated Company Agreement

      In connection with an investment by Crown Media International in Odyssey Holdings on November 13, 1998, HEN Domestic Holdings, Inc., a wholly owned subsidiary of Crown Media International, and Vision Group, VISN Management and Henson Cable Networks, Inc. signed an amended and restated company agreement governing the operation of Odyssey Holdings. As of February 22, 2001, the parties agreed to certain amendments to the amended and restated company agreement, as more fully described below.

      VISN Management, a subsidiary of the National Interfaith Cable Coalition, owns a $25.0 million preferred interest in Odyssey Holdings. Under the amended and restated company agreement, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Odyssey Holdings has net profits in excess of $10.0 million, and the preferred interest has not been redeemed, Odyssey Holdings will redeem the preferred interest in an amount equal to the lesser of:

•	such excess;

•	$5.0 million; or

•	the amount equal to the preferred liquidation preference on the date of redemption.

      The members also agreed that Odyssey Holdings will redeem the preferred interest at the preferred interest liquidation preference on the date of redemption of December 31, 2010.

      Under the amended and restated company agreement, Odyssey Holdings is required to make certain payments to the National Interfaith Cable Coalition in relation to the provision of programming by NICC. Prior to the February 2001 amendment, these payments were $3.5 million annually and, so long as VISN Management owned the preferred interest, $1.5 million multiplied by the quotient of the preferred liquidation preference divided by $25.0 million. For the year ended December 31, 2000, Odyssey Holdings paid $5.1 million to NICC in accordance with the amended and restated company agreement. Pursuant to the amendment adopted in 2001, Odyssey will be required to pay to NICC a total license fee comprised of:

•	$5.3 million per year, with CPI escalations, for two recurring programming blocks;

•	up to $10 million per year for production costs of an additional recurring series program block;

•	up to $600,000 per holiday special ($1 million if a dramatic special) produced by NICC; and

•	$1 million per "dramatic" holiday special co-produced by NICC and Hallmark Entertainment.

      In addition, during 2000 Odyssey Holdings was required to broadcast a minimum of 30 hours of programming from the National Interfaith Cable Coalition and an additional 10 hours of values-based programming. Pursuant to the February 2001 amendment, Odyssey will now be required to broadcast 15 1/2 hours per week of “faith and values” programming and that NICC will produce for Odyssey up to six holiday specials per year. Odyssey will fund a portion of the production costs of this new programming as outlined above. In addition, pursuant to the February 2001 amendment, Odyssey is required to assist NICC in launching and operating a new channel, which will be distributed by digital satellite and cable. This assistance will include the provision to NICC of management and operation services. The term of the obligations contained in the February 2001 amendment expire on March 26, 2006, but may be terminated earlier if NICC sells more than 50% of its Crown Media Holdings shares owned as at February 22, 2001. In addition, six months prior to the expiration of the agreement, Odyssey must negotiate in good faith with NICC regarding a continuation of the programming commitment. If agreement is not reached and Odyssey does not continue the NICC programming commitments at the same levels NICC is entitled to compel us to buy all of its shares of Crown Media Holdings at their then current market value.

      Under the amended and restated company agreement, Crown Media International may not transfer its interests in Odyssey Holdings until the fifth anniversary of the agreement, except to one of our affiliates or to another member or one of its affiliates. In addition, any transaction between us or any of our affiliates and Odyssey Holdings must be approved by the Odyssey Holdings governance committee.

      In March 2001, we purchased the 22.5% interest of The Jim Henson Company in Odyssey Holdings and its 50% interest in H&H Programming, Asia, LLC. As a result, we own 100% of the common interests in Odyssey Holdings and H&H Programming, Asia. In consideration for these interests, we issued 5,377,721 shares of our Class A Common Stock to the Jim Henson Company, Inc.

Hallmark Advertising

      Hallmark Cards, Inc. made a $2.5 million advertising commitment to Odyssey Holdings covering a one-year period from the fourth quarter of 1999 through the third quarter of 2000. Hallmark Cards purchased $2.8 million of advertising time on the Odyssey Network during 2000. Hallmark Cards has made a $5.0 million advertising commitment to the Odyssey Network for 2001.

Hallmark Demand Notes and Line of Credit

      On November 19, 1999, Crown Media International entered into an agreement with HC Crown Corp., an affiliate of Hallmark Cards, under which HC Crown agreed to lend Crown Media International up to $20.0 million. Amounts borrowed under this agreement bear interest at 130% of the applicable federal rate, as set forth in the Internal Revenue Code, and are payable on demand. Either party can terminate this agreement at any time.

      On February 23, 2000, Crown Media Holdings entered into another agreement, as amended on April 14, 2000, with HC Crown under which HC Crown agreed to lend Crown Media Holdings up to an additional $20.0 million, on terms similar to the November 19, 1999 agreement. The aggregate balance outstanding as of December 31, 2000, under these two notes was $37.5 million, including accrued interest.

      We executed a promissory note, dated February 12, 2001, in the amount of $150 million payable to HC Crown, which represents a line of credit in that amount for us. Amounts may be borrowed under this line through April 1, 2002. The lender’s obligation to make loans under the line of credit is supported by an irrevocable letter of credit issued by Bank of America. Funds borrowed under this note bear an interest rate equal to the London Interbank Offered Rate published on the first day of each quarter in The Wall Street Journal, plus 1.2% to 2.2% depending on the ratio of our total debt to EBITDA. The interest rate increases by .25% if the note has not been fully repaid by September 1, 2001 and by .5% if the note has not been paid by December 31, 2001. Interest is payable quarterly, and the principal amount with any accrued interest is due April 1, 2002. The note also contains a covenant regarding financial information and limitations on additional indebtedness in excess of $10 million, liens for amounts in excess of $5 million, sales or other disposition of assets other than in the ordinary course of business and a merger or consolidation with a third party. The covenants also provide that the Company is to obtain minimum quarterly levels of subscribers, revenues and EBITDA. In addition, in the note, we grant to HC Crown and its affiliates a royalty-free right to utilize technology which we develop at any time prior to the fifth anniversary of the note. H.C. Crown's obligations under the line of credit is supported by an irrevocable letter of credit of Bank of America.

Real Property Leases

      In connection with our lease of office facilities at 6430 S. Fiddlers Green Circle, Greenwood Village, Colorado, Hallmark Entertainment signed a guaranty of lease obligations on June 1, 1998. Under the guaranty, Hallmark Entertainment agreed to guarantee full and timely performance of all of our obligations during our lease term. The lease is for 52,988 square feet and has a term of 10 years that ends in August 2008. The lease provides for a rate of $22.64 per square foot during the first year of the lease and increases annually to $26.06 per square foot in 2008.

      During the year ended December 31, 2000, we sublet office space and our post-production and editing facilities at 5670 Greenwood Plaza, Greenwood Village, Colorado from Hallmark Entertainment. Under three separate leases, we paid a total of approximately $117,000 for the year ended December 31,

2000, on the same terms as the underlying lease. We did not renew these leases, which expired on July 31, 2000, as we relocated our operations into our facilities at 6430 S. Fiddlers Green Circle.

Stockholders Agreement And Registration Rights

      General

      Crown Media Holdings is a party to a stockholders agreement, amended and restated as of March 14, 2001, as amended, with Hallmark Entertainment, Liberty Media Corporation, Liberty Crown Inc. (an affiliate of Liberty Media Corporation), VISN Management, J.P. Morgan Partners and The Jim Henson Company, Inc. In March 2001, The Jim Henson Company, Inc., became a party to the stockholders agreement in connection with our purchase of its interests in Odyssey Holdings and the Kermit Channel. The stockholders agreement provides that our Board will consist of not less than 11 directors, with six nominated by Hallmark Entertainment, one nominated by each of Liberty Media Corporation, VISN Management and J.P. Morgan Partners and two independent directors, who must not be officers, directors or employees of any of the parties or their affiliates, and who will be nominated by the Board. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of the number of shares of our common stock held by them immediately after the reorganization on May 9, 2000.

      The stockholders agreement also provides that we will not enter into any material transaction, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transaction is approved by a majority of our independent directors and (2) more than $35.0 million, unless such transaction is approved by a majority of the members of our Board not nominated by the interested party.

      The other parties to the stockholders agreement agreed not to transfer more than 25% of our common stock owned by them as of March 15, 2001 (the date of adding The Jim Henson Company to the Agreement) until after May 9, 2002, except to their affiliates, another party to the stockholders agreement or their affiliates, to their executives under a stock-based compensation package, or in a transaction involving a merger, consolidation or business combination with, or sale of all of our common stock to, a third party that is not affiliated with us.

      In addition, the stockholders agreement provides that, in the event that Hallmark Entertainment proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party’s shares. The stockholders agreement also provides that if we issue for cash an amount of our common stock, in either a public offering or private transaction, that causes Liberty Media Corporation and its affiliates to own, in the aggregate, less than 10% of our outstanding common stock, Liberty Media Corporation will have the right to purchase, at such public offering price or the average closing price of the Class A common stock over a five-day period prior to the closing of such private transaction, as applicable, an amount of our Class A common stock so as to restore its 10% ownership interest. Liberty Media Corporation must exercise such right not less than seven days prior to the closing of such issuance.

      Registration Rights

      Under the stockholders agreement, Hallmark Entertainment has the right to require us on four occasions, and the other parties, as a group, have the right to require us on two occasions, to register for sale their shares of our common stock, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding. The other parties also have an unlimited number of “piggy back” registration rights. This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

      We are obligated to pay all expenses that result from the registration of the other parties’ common stock under the stockholders agreement, other than registration and filing fees, attorneys fees, underwriter fees or expenses and underwriting discounts and commissions. We have also indemnified the other parties against any liabilities that may result from their sale of common stock, including Securities Act liabilities.

      Rights Relating To Odyssey Holdings Amended And Restated Company Agreement

      Under the stockholders agreement, so long as we or any of our affiliates are entitled to have a representative on the Odyssey Holdings governance committee, and VISN Management and its affiliates either are entitled to nominate to, or designate a member of, our Board, or beneficially own any preferred interests in Odyssey Holdings, neither we nor any of our affiliates will, without the consent of the member of our Board nominated by VISN Management or a representative of the National Interfaith Cable Coalition, vote in favor of:

•	any specified change in, or action described in, the Odyssey Holdings amended and restated company agreement that relates to VISN Management’s preferred interest in Odyssey Holdings or that relates to VISN Management’s rights to programming on the Odyssey Network or its programming budget;

•	any repayment or redemption of specified equity interests in Odyssey Holdings;

•	any transfer of all of Odyssey Holdings’ assets or any business combination involving Odyssey Holdings where Odyssey Holdings is not the surviving entity, unless the transferee assumes specified obligations under the Odyssey Holdings amended and restated company agreement until the later of the fifth anniversary of this offering or the second anniversary of the transfer or business combination;

•	the dissolution of Odyssey Holdings, except in connection with a complete liquidation;

•	any transfer of all of Odyssey Holdings’ assets to, or any business combination involving Odyssey Holdings’ with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm’s-length basis or on commercially reasonable terms;

•	any transfer of all of Odyssey Holdings’ assets or any business combination involving Odyssey Holdings where Odyssey Holdings is not the surviving entity, prior to the second anniversary of the IPO; or

•	any amendment to the Odyssey Holdings’ amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

      We have agreed under the stockholders agreement not to transfer any of our interests in Odyssey Holdings prior to the second anniversary of the IPO without the consent of VISN Management or the National Interfaith Cable Coalition. In addition, we have agreed not to transfer any of our interests in Odyssey Holdings after the second anniversary of the IPO unless the transfer is conditioned on the requirement that the transferee assume our obligations described above. Under the terms of the stockholders agreement, the transferee’s obligations will generally expire on the later of (1) the fifth anniversary of the IPO, (2) the second anniversary of the transfer or (3) the repayment of VISN Management’s preferred interest in Odyssey Holdings, except that the obligations of the transferee will expire upon dissolution of Odyssey Holdings.

Corporate Opportunities Policy Established by Hallmark Entertainment

      The following is a description of a general policy adopted by the Hallmark Entertainment board of directors in connection with the stockholders agreement and our IPO. The policy provides that we will be the primary (but not exclusive) vehicle for the pursuit of corporate opportunities relating to the ownership and operation of pay television channels dedicated to family programming, “Pay Television Opportunities,” that are provided or otherwise made available to Hallmark Entertainment and its subsidiaries. However, Pay Television Opportunities do not include opportunities: (1) developed by or made available to any public company that is a subsidiary of Hallmark Entertainment or any of Hallmark Entertainment’s subsidiaries (other than us and our subsidiaries), (2) relating to the production or distribution of programming that is developed by, or provided or made available to, a subsidiary of Hallmark Entertainment that does not own or operate pay television channels dedicated to family programming and whose primary business is the production or distribution of programming, (3) arising out of or relating to Pay Television Opportunities that have been provided or made available to us but which we have determined not to pursue or have failed to pursue within the applicable time period reasonably specified by Hallmark Entertainment, or (4) that Hallmark Entertainment or any of its subsidiaries is legally or contractually obligated to provide or make available to a person other than us.

      Under the policy, we are not obligated to pursue any Pay Television Opportunity presented to us by Hallmark Entertainment. If we determine not to pursue or fail to pursue an opportunity, in each case within such time as Hallmark Entertainment may reasonably specify (taking into account the type and nature of the Pay Television Opportunity provided or made available) in its communication to us relating to such Pay Television Opportunity, then Hallmark Entertainment and its subsidiaries may pursue such Pay Television Opportunity.

      The policy became effective upon completion of the IPO. The policy automatically terminates upon the first to occur of: (1) Hallmark Entertainment and its subsidiaries ceasing to beneficially own, in the aggregate, at least a majority in voting power of our outstanding voting securities entitled to vote generally upon all matters submitted to common stockholders and (2) the third anniversary of the completion of the IPO.

      The policy provides that the Hallmark Entertainment board of directors is required to act in accordance with its fiduciary duties owed to Hallmark Entertainment and Hallmark Entertainment’s fiduciary duties, if any, to its subsidiaries in making all determinations in connection with the policy. With respect to any Pay Television Opportunity that may be subject to the policy and any obligation (fiduciary or otherwise) to one or more other subsidiaries, the Hallmark Entertainment board of directors will have discretion to determine, without reference to the policy, to which of us or such other subsidiary of Hallmark Entertainment such Pay Television Opportunity will be provided or made available. Notwithstanding anything set forth in the policy, Hallmark Entertainment will have no obligation to exercise any rights it may have as a stockholder, partner or member of any entity that is not a wholly owned subsidiary or to exercise any rights available to it under agreements with other stockholders, partners or members, in order to implement determinations under the policy. All determinations of the Hallmark Entertainment board of directors with respect to the Hallmark Entertainment policy and the interpretation of the Hallmark Entertainment policy are conclusive and binding.

      The policy further provides that Hallmark Entertainment’s board of directors from time to time may amend, modify or rescind the policy or adopt additional or other policies or make exceptions with respect to the application of the policy in connection with particular facts and circumstances, all as the Hallmark Entertainment board of directors may determine, consistent with its fiduciary duties and in accordance with the stockholders agreement.

      The policy provides that the transactions contemplated by the contribution agreement shall not create any inference or course of dealing as to the opportunities to which the policy applies.

Intercompany Services Agreement

      We signed an intercompany services agreement dated as of January 1, 2000 with Hallmark Cards under which Hallmark Cards has agreed for a term of three years to provide us with the following services:

•	tax services;

•	risk management, health, safety and environmental services and insurance;

•	legal services;

•	treasury and cash management services; and

•	real estate consulting services.

      We have agreed to pay Hallmark Cards $500,000 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter.

      In addition to the services described above, we have incurred costs that have been paid by Hallmark Entertainment on our behalf related to payroll and benefits, insurance, operating, financial and capital expenditures. These costs are reflected on our financial statements, and to the extent that we have not reimbursed Hallmark Entertainment, the costs are included in payables to affiliates on the face of our balance sheet. We reimbursed Hallmark Entertainment $3.8 million, for the year ended December 31, 2000. The balance of the payable as of December 31, 2000 was approximately $5.4 million.

Hallmark Trademark License Agreements

      We are permitted to use the “Hallmark” and “Hallmark Entertainment” trademarks in accordance with the terms of a royalty-free two-year trademark license agreement dated as of December 1, 2000, between Hallmark Cards and Crown Media International. Under that agreement, we may use the Hallmark and Hallmark Entertainment trademarks outside the United States and Canada only for so long as Hallmark Cards and its wholly owned subsidiaries collectively own at least 51% of the voting interest and at least 35% of the equity interest of Crown Media Holdings, and designate a majority of our Board and so long as there is no event of default under the agreement.

      Crown Media International has the non-exclusive right to use the Hallmark and Hallmark Entertainment trademarks to promote, market, advertise, distribute and sell television motion pictures and miniseries produced by or at the direction of Hallmark Entertainment Productions, LLC or its subsidiaries. Crown Media International also has the non-exclusive right to use the Hallmark and Hallmark Entertainment trademarks to promote, market, advertise, distribute and sell its network and channel so long as these television motion pictures and miniseries along with other television motion pictures and miniseries acquired under our program agreement with Hallmark Entertainment Distribution represent at least 50% of the monthly programming of that network or channel or 20% of the monthly programming during the first six months that we launch the Hallmark Entertainment Network in a territory. The program license agreement with Hallmark Entertainment Distribution does not require it to make available a minimum amount of programming. If Hallmark Entertainment Distribution fails to provide sufficient programming to meet the minimum thresholds required under the trademark license agreement, that failure could cause a default under the trademark license agreement.

      Except for the uses permitted by the trademark license agreement of Crown Media International, we are not permitted to use the Hallmark name alone or with any other names.

      Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we must stop any non-complying activity within 10 days of that notice or we will be in default of the agreement. We will also be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there will be a default under the agreement if we fail to cure any breach of the program agreement with Hallmark Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if our auditors determine that we are no longer a going concern.

      The license agreement can be terminated immediately and without notice if we transfer in any way our rights under the license agreement, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings. With respect to a particular country in which we use the Hallmark Entertainment trademark, the license agreement will terminate if the television motion pictures and miniseries produced by Hallmark Entertainment or its subsidiaries and other motion pictures and miniseries acquired under the program agreement with Hallmark Entertainment comprise less than 50% of the programming of the network or channel based on actual hours of broadcast in the country.

      There is a similar trademark license agreement between Hallmark Cards and a subsidiary of Crown Media International that permits the use of the Hallmark and Hallmark Entertainment trademarks in the United Kingdom for two years from December 1, 2000.

      During fiscal year 2000, Odyssey Holdings operated under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc. That agreement was amended and restated on March 27, 2001. The agreement now permits the use of the Hallmark trademarks in the United States through August 30, 2003, under terms which are similar to the terms applicable to the use of the Hallmark trademarks outside the United States by Crown Media International. As with Crown Media International's trademark agreement with Hallmark Cards, the amended and restated Odyssey trademark agreement permits Odyssey to rename its network service as the "Hallmark Channel". The agreement contains limitations on certain types of programming and programming content aired on Odyssey's network.

Tax Sharing Agreement

      Hallmark Entertainment has entered into a tax sharing agreement with us and certain of our subsidiaries (collectively, Crown Group) that provides for tax sharing payments between Hallmark Entertainment and the Crown Group with respect to any consolidated, combined or unitary tax return in which the Crown Group, or any member of the Crown Group, joins Hallmark Cards or certain of its subsidiaries (collectively, Hallmark Group) filed after the closing of the IPO. Such tax sharing payments are not made in respect of United States federal income taxes of the Crown Group because the Crown Group is not part of the Hallmark Cards affiliated group of corporations filing consolidated returns for United States federal income tax purposes.

      Under the tax sharing agreement, where the Hallmark Group and the Crown Group do file consolidated, combined or unitary tax returns, Crown Group makes tax sharing payments to Hallmark Entertainment (or receive from Hallmark Entertainment) equal to the taxes (or tax refunds) that Crown Group would have paid (or received) if it filed on a stand-alone basis. Such payments are computed based upon Crown Group’s income, loss and other tax items after the day following the closing of the IPO.

      The Crown Group has appointed Hallmark Entertainment as its agent in connection with any tax return or proceeding involving both one or more members of the Hallmark Group and one or more members of the Crown Group for any pre-IPO or post-IPO period.

Securities Purchase Agreements

      Crown Media International signed three securities purchase agreements dated as of February 18, 1999, June 17, 1999 and February 15, 2000, respectively, with Hallmark Entertainment and J.P. Morgan Partners, under which Hallmark Entertainment paid Crown Media International on February 18, 1999, June 17, 1999 and February 15, 2000, approximately $17.8 million, $17.8 million, and $8.9 million, respectively, in exchange for approximately 44.4 shares, 44.4 shares and 22.2 shares, respectively, of Crown Media International predecessor Class A Common Stock and J.P. Morgan Partners paid Crown Media International approximately $2.2 million, $2.2 million and $1.1 million, respectively, in exchange for approximately 5.6 shares, 5.6 shares and 2.8 shares, respectively, of Crown Media International predecessor Class B Common Stock. Crown Media International signed similar agreements dated as of June 17, 1999 and February 15, 2000, with Hallmark Entertainment and J.P. Morgan Chase and Company, under which J.P. Morgan Chase and Company paid Crown Media International approximately $2.2 million and $1.1 million, respectively, in exchange for approximately 5.6 shares and 2.8 shares, respectively, of Crown Media International Class B Common Stock.

      All of these shares of Crown Media International Class A and Class B common stock were converted into shares of Crown Media Holdings Class B and Class A Common Stock, respectively, in the reorganization completed on May 9, 2000.

Certain Business Relationships and Conflicts of Interest

      Hallmark Entertainment controls all of our outstanding shares of Class B Common Stock, representing approximately 90% of the voting power on all matters submitted to our stockholders. Hallmark Entertainment’s control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A Common Stock. As a result, the market price of our Class A Common Stock or our business could suffer.

      Hallmark Entertainment’s control relationship with us also could give rise to conflicts of interest, including:

•	conflicts between Hallmark Entertainment, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

•	conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Hallmark Entertainment or its other affiliates, on the other hand; or

•	conflicts related to existing or new contractual relationships between us, on the one hand, and Hallmark Entertainment and its affiliates, on the other hand.

      In addition, our directors, who are also officers or directors of Hallmark Entertainment, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us. For example, Robert A. Halmi, Jr. is our Chairman of the Board and also President and Chief Executive Officer of Hallmark Entertainment, which could create potential conflicts of interest. As a result, it is possible that we may receive less favorable contractual terms from Hallmark Entertainment than if none of our officers or directors had any affiliation with Hallmark Entertainment.

      Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

      In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

•	a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

•	a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

•	a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

      For purposes of the policy:

•	a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

•	references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

•	the term “Hallmark Cards” means Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

      The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

      Other than as disclosed above and under “— Stockholders Agreement and Registration Rights” and “— Corporate Opportunities Policy Established by Hallmark Entertainment”, there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

      The following selected unaudited pro forma consolidated financial information as of and for the year ended December 31, 2000 has been derived from the audited financial statements of Crown Media Holdings and its subsidiaries. This pro forma financial information is qualified in its entirety by reference to, and should be read in conjunction with, our consolidated financial statements and related notes, which are incorporated by reference into this document from the Annual Report to Stockholders of Crown Media Holdings, which accompanies this proxy statement.

      The historical consolidated financial statements of Crown Media Holdings include the results of operations for (i) the 22.5% interest in Odyssey Holdings owned for the entire year ended December 31, 2000, and (ii) the 55% interest in Odyssey Holdings acquired on May 9, 2000, since that date. The Odyssey Holdings Adjustments column in the accompanying unaudited pro forma consolidated statement of operations includes those pro forma adjustments necessary to reflect the ownership of our 77.5% interest in Odyssey Holdings as if we had acquired Odyssey Holdings effective January 1, 2000. This interest is reflected as consolidated in the December 31, 2000, historical consolidated balance sheet of Crown Media Holdings and is, therefore, not separately stated in the accompanying unaudited pro forma balance sheet.

      In March 2001, Crown Media Holdings acquired from The Jim Henson Company the remaining 22.5% interest in Odyssey Holdings and the remaining 50% interest in H&H Programming Asia, LLC (“The Kermit Channel”) which we did not previously own, for $85.8 million. The Kermit Channel column in the accompanying unaudited pro forma consolidated statement of operations reflects The Kermit Channel’s historical operations for the year ended December 31, 2000. Odyssey Holdings has been consolidated by Crown Media Holdings since May 9, 2000, and combined with the impact of the results reflected in the Odyssey Holdings Adjustments column, there are no additional revenues or expenses to be included in this pro forma statement of operations as a result of the additional 22.5% acquired. The Other Pro Forma Adjustments column includes the pro forma adjustments necessary to reflect the acquisition of these additional interests in the accompanying unaudited pro forma consolidated statement of operations as if they had occurred effective January 1, 2000, and to reflect the accompanying unaudited pro forma consolidated balance sheet as if the acquisition had occurred on December 31, 2000. The acquisition was recorded at its fair market value using purchase accounting as of the date of our acquisition of the respective interests.

      The pro forma financial data is not necessarily indicative of results of operations that would have occurred had the acquisitions been completed at the beginning of the period presented or that might be attained in the future.

]

Unaudited Pro Forma Financial Information

CROWN MEDIA HOLDINGS, INC. AND ITS SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2000
(In thousands, except per share amounts)

	Crown	Odyssey		The	Other
	Media	Holdings		Kermit	Pro Forma		Pro Forma
	Holdings	Adjustments		Channel	Adjustments		As Adjusted

Revenues:

Subscriber fees	$47,921	$2,983	(1)	$986	$—		$51,890

Advertising	16,016	3,705	(1)	3	—		19,724

Other	2,879	13	(1)	926	(2,296	)(6)	1,522

Total revenues	66,816	6,701		1,915	(2,296)		73,136

Cost of Services:

Programming costs:

Affiliates	36,853	7,999	(1)	3,549	—		48,401

Non-affiliates	13,387	1,965	(1)	291	—		15,643

Amortization of subscriber acquisition costs	3,214	1,587	(1)	—	—		4,801

Operating costs	37,230	3,607	(1)	4,800	(2,296	)(6)	43,341

Total cost of services	90,684	15,158		8,640	(2,296)		112,186

Selling, general and administrative

expenses	51,791	10,678	(1)	2,161	—		64,630

Marketing expenses	21,280	3,098	(1)	798	—		25,176

Amortization of goodwill and intangibles	8,639	3,889	(2)	—	9,519	(4)	22,047

Loss from operations	(105,578)	(26,122)		(9,684)	(9,519)		(150,903)

Equity in net losses of unconsolidated entities and investment expenses	(9,328)	4,935	(3)	(100)	4,493	(5)	—

Interest income, net	523	433	(1)	(385)	—		571

Net loss before income taxes	(114,383)	(20,754)		(10,169)	(5,026)		(150,332)

Income tax provision	(1,743)	—	(7)	—	—	(7)	(1,743)

Net loss	$(116,126)	$(20,754)		$(10,169)	$(5,026)		$(152,075)

Weighted average number of Class A and Class B shares outstanding							65,385

Net loss per share							$(2.33)

CROWN MEDIA HOLDINGS, INC. AND ITS SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF DECEMBER 31, 2000
(In thousands, except share amounts)

		The	Other
	Crown Media	Kermit	Pro Forma		Pro forma
	Holdings	Channel	Adjustments		As Adjusted

ASSETS:

Cash and cash equivalents	$34,274	$1	$—		$34,275

Accounts receivable, less allowance for doubtful accounts of $5,382	18,159	55	—		18,214

Program license fees, net of accumulated amortization	45,015	2,035	—		47,050

Prepaids and other assets	4,706	335	—		5,041

Total current assets	102,154	2,426	—		104,580

Accounts receivable, net of current portion	3,074	—	—		3,074

Program license fees, net of current portion	115,390	—	—		115,390

Subscriber acquisition fees, net of accumulated amortization	29,670	—	—		29,670

Property and equipment, net of accumulated amortization	31,067	19	—		31,086

Investment in / advances to The Kermit Channel	611	—	5,436	(9)	—

			(6,047	)(8)

Goodwill and intangibles, net of accumulated amortization	240,141	—	95,186	(9)	335,327

Prepaids and other assets, net of current portion	7,971	—	—		7,971

Total assets	$530,078	$2,445	$94,575		$627,098

LIABILITIES:

Accounts payable and accrued liabilities	$26,740	$1,310	$—		$28,050

Subscriber acquisition fees payable	27,770	—	—		27,770

License fees payable	109,440	7,083	—		116,523

Payable to affiliates	7,023	5,947	(5,947	)(8)	7,023

Notes and interest payable	37,549	2,908	(100	)(8)	40,357

Total current liabilities	208,522	17,248	(6,047)		219,723

Accrued liabilities, net of current portion	18	—	—		18

License fees payable, net of current portion	49,730	—	—		49,730

Preferred minority interest	25,000	—	—		25,000

Commitments and contingencies	—	—	—		—

STOCKHOLDERS’ EQUITY (DEFICIT)

Class A common stock, $.01 par value; 150,000,000 shares authorized; issued shares of 34,730,505; outstanding shares of 29,352,784 as of December 31, 2000	294	—	54	(9)	348

Class B common stock, $.01 par value; 120,000,000 shares authorized; issued and outstanding shares of 30,670,422

as of December 31, 2000	307	—	—		307

Paid-in capital	496,697	14,039	85,765	(9)	582,462

			(14,039	)(10)

Accumulated other comprehensive loss	(12)	—	—		(12)

Accumulated deficit	(250,478)	(28,842)	28,842	)(10)	(250,478)

Total stockholders’ equity (deficit)	246,808	(14,803)	100,622		332,627

Total liabilities and stockholders’ equity (deficit)	$530,078	$2,445	$94,575		$627,098

Notes to Selected Unaudited Pro Forma Consolidated Financial Data

      The selected unaudited pro forma consolidated balance sheet and statement of operations give effect to the following adjustments resulting from the acquisition of 55% of Odyssey Holdings on May 9, 2000 and the acquisition of The Jim Henson Company's 22.5% and 50% interests in Odyssey Holdings and The Kermit Channel, respectively, on March 15, 2001.

      Statement of Operations Adjustments:

Odyssey Holdings Adjustments

(1)	Represents the recording of the results of operations of Odyssey Holdings from January 1, 2000 through May 9, 2000. The results of operations of Odyssey Holdings have been included in the consolidated historical financial statements since May 9, 2000. Minority interest is reflected only to the extent of the minority interest shareholder’s capital contribution.

(2)	Represents additional amortization of goodwill of $3.9 million based on a twenty-year life related to the excess purchase price over identifiable net assets acquired of $217.0 million.

(3)	Represents the elimination of $4.9 million of equity in net losses of unconsolidated entities and investment expenses relating to Crown Media Holdings’ share of Odyssey Holdings’ net loss for 2000 that was accounted for by Crown Media Holdings under the equity method.

Other Pro Forma Adjustments

(4)	Represents amortization of goodwill and other intangibles of $9.5 million based on a ten-year life related to the excess purchase price over other net assets acquired of $95.2 million.

(5)	Represents the elimination of $4.5 million of equity in net losses of unconsolidated entities relating to Crown Media Holdings’ share of The Kermit Channel’s net loss for 2000 that was previously accounted for by Crown Media Holdings under the equity method.

(6)	Represents the elimination of management fees from The Kermit Channel of $2.3 million and corresponding operating costs relating to fees earned from The Kermit Channel by Crown Media Holdings during 2000.

(7)	Note: The pro forma adjustments do not reflect a tax benefit due to the losses generated by Crown Media Holdings.

      Balance Sheet Adjustments:

(8)	Represents the elimination of $6.0 million in advances to The Kermit Channel by Crown Media Holdings.

(9)	Represents $95.2 million of goodwill and intangibles, the difference between the other net assets acquired at the estimated fair value of investments in/advances to The Kermit Channel and the fair market value of the issued 5.4 million shares of our Class A common stock of $85.8 million, calculated based on the average of the stock price the day before, the day of, and the day after July 26, 2000, the announcement date. The final allocation of purchase price will be determined once a final valuation is performed by an outside appraiser.

(10)	Represents the elimination of The Kermit Channel’s deficit of $14.8 million acquired from The Jim Henson Company in the acquisition.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Auditors for 2001

      The Board, upon the recommendation of the Audit Committee, has selected the accounting firm of Arthur Andersen LLP to serve as our principal accountant for the current fiscal year ending December 31, 2001. Arthur Andersen LLP has audited the accounts of Crown Media Holdings since 1998. We expect representatives of Arthur Andersen LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

Audit Fees

      Arthur Andersen LLP, our principal accountant in fiscal year 2000, has billed an aggregate of $265,000 in fees for professional services rendered for:

•	the audit of the annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000; and

•	the review of the unaudited financial statements included in the our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen, during fiscal year 2000, performed an information technology management review for Odyssey Holdings, and billed $32,300 in relation to such review.

All Other Fees

      Arthur Andersen billed us an aggregate of $626,600 for all other services rendered to us in fiscal year 2000, which includes the amount of $530,600 for services provided to us in relation to our initial public offering completed in 2000.

Independence

      The Audit Committee has considered whether, and concluded that, the additional services provided by Arthur Andersen are compatible with maintaining the independence of Arthur Andersen.

SUBMISSION OF STOCKHOLDER PROPOSALS

      The deadline for submitting stockholder proposals consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), for inclusion in the proxy statement for the next annual meeting is February 7, 2002.

      Our bylaws provide that any stockholder wishing to bring any business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company’s year 2002 annual meeting, notice must be received by March 7, 2002. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice, the name and address and the class and number of shares owned by the stockholder.

ANNUAL REPORT; CERTAIN INFORMATION INCORPORATED BY REFERENCE

      The following information is incorporated by reference to the Annual Report to Stockholders of Crown Media Holdings, which accompanies this proxy statement:

(1) The Company’s Consolidated Financial Statements

(a)	Report of Independent Public Accountants

(b)	Consolidated Balance Sheets as of December 31, 1999 and 2000

(c)	Consolidated Statements of Operations and Comprehensive Loss for the Years ended December 31, 1998, 1999 and 2000

(d)	Consolidated Statements of Stockholders’ Equity (Deficit) for the Years ended December 31, 1998, 1999 and 2000

(e)	Consolidated Statements of Cash Flows for the Years ended December 31, 1998, 1999 and 2000

(2) Selected Financial Data

(3) Management’s Discussion and Analysis of Financial Condition and Results of Operations

(4) Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

(5) Quantitative and Qualitative Disclosures about Market Risk

OTHER BUSINESS

      The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors JUDITH WHITTAKER Secretary

[May 7], 2001

Appendix A

PURCHASE AND SALE AGREEMENT

by and among

Crown Media Holdings, Inc.

and

Hallmark Entertainment Distribution, LLC

i

ii

SCHEDULES

Schedule 1.1	2001 License Agreements

Schedule 1.5	Assumed Liabilities

Schedule 1.27	Group A Films

Schedule 1.28	Group B Films

Schedule 1.41	Sales Leaseback Transactions

Schedule 1.42	Pre-2001 License Agreements

Schedule 1.55	Trademark Registrations

Schedule 4.5	Litigation

Schedule 4.12	Locations of Film Properties

Schedule 4.16	Participants for Group A Films

Schedule 4.17	Incomplete Films

EXHIBITS

Exhibit 1.46	Registration Rights Agreement

Exhibit 1.53	Service Agreement

iii

      THIS PURCHASE AND SALE AGREEMENT is made and entered into as of April 10, 2001 by and between Crown Media Holdings, Inc., a Delaware corporation (“Buyer”), and Hallmark Entertainment Distribution LLC, a Delaware limited liability company (“Seller”), with reference to the following:

      A. Seller owns a library of theatrical films, made-for-television movies, specials, mini-series, series and other television programming consisting of over 700 titles.

      B. Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer and convey to Buyer, the Purchased Assets (as such term is defined below) on the terms and conditions set forth herein.

      NOW, THEREFORE, Seller and Buyer hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

      Capitalized terms not otherwise defined herein shall have the following meanings when used in this Agreement:

      1.1 “2001 License Agreements shall mean those agreements entered into by Seller on or after January 1, 2001 (including those executed after the date hereof and prior to the Closing Date) pursuant to which Seller has licensed or granted any rights in the Purchased Assets to any person or entity. A list of the 2001 License Agreements entered into by Seller as of the date hereof is set forth on Schedule 1.1 hereto.

      1.2 “Agreement” shall mean this Purchase and Sale Agreement as amended and modified from time to time.

      1.3 “Ancillary Rights” shall be as defined in Section 1.24(c).

      1.4 “Assignment and Assumption Agreement” shall mean an agreement in a form mutually agreeable to Buyer and Seller pursuant to which Buyer assumes the Assumed Liabilities, the obligations of the 2001 Licensing Agreements, and obligations to third party revenue participants as set forth therein.

      1.5 “Assumed Liabilities” shall mean those payables of Seller related to the Purchased Assets in those amounts set forth on Schedule 1.5 hereto.

      1.6 “Availabilities Schedule” shall be as defined in Section 4.16.

      1.7 “Average Stock Price” shall mean the average of the closing price per share of the Class A Common Stock as reported on the NASDAQ National Market System on each trading day during the period beginning on November 6, 2000 and ending on the trading day immediately prior to the Closing Date.

      1.8 “Bank Agreement” shall mean that agreement between Buyer, Seller and Chase Manhattan Bank whereby Buyer assumes $120 million of the Chase Debt and Seller is relieved of its obligation to pay $120 million of the Chase Debt and Chase Manhattan Bank consents to the transactions hereunder.

      1.9 “Bill of Sale” shall mean a Bill of Sale and Assignment in a form mutually agreeable to Buyer and Seller.

      1.10 “Buyer” shall be as defined in the preamble to this Agreement.

      1.11 “Buyer SEC Documents” shall be as defined in Section 5.9 hereof.

      1.12 “Buyer’s Knowledge” shall mean the best knowledge of any officer of Buyer.

      1.13 “Chase Debt” shall mean the amounts payable to the lenders under the Credit and Security Agreement dated as of August 31, 1995 as Amended and Restated on October 16, 1998 among Seller, its named affiliates, Chase Manhattan Bank, as agent, and the other lenders therein.

      1.14 “Class A Common Stock” shall mean the Class A Common Stock, par value $.01 per share, of Buyer.

      1.15 “Class B Common Stock” shall mean the Class B Common Stock, par value $.01 per share, of Buyer.

      1.16 “Closing” shall be as defined in Section 8.1 hereof.

      1.17 “Closing Date” shall be as defined in Section 8.1 hereof.

      1.18 “Copyright Assignment” shall mean a short form assignment of copyright in a form mutually agreeable to the parties.

      1.19 “Copyright Registrations” shall mean the copyright registrations with respect to the Films, issued by the U.S. Copyright Office in the claimant or author name of any Seller, or such foreign Copyright Office, or equivalent thereof, wherever the Films are licensed, distributed or otherwise exploited.

      1.20 “Crown Program Agreement” shall be as defined in Section 7.1(d) hereof.

      1.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      1.22 “Film Agreements” shall mean those documents, contracts, agreements, judicial awards and/or rulings pursuant to which Seller or its predecessors in interest acquired or purchased from any other person or entity any of the Film Rights to the Films, as such agreements have been amended from time to time. Such agreements shall include, but not be limited to, any and all: production services agreements, writer agreements, literary or other rights acquisition agreements, work-for-hire agreements, producer agreements, talent agreements, assignment of rights agreements, releases and/or any and all other documents, agreements, letters, releases, contracts, or memoranda, (whether in written or electronic format) pertaining to the acquisition of Film Rights of each such Film.

      1.23 “Film Properties” shall mean all existing physical properties (other than Literary Property) of or relating to the Films owned or controlled by Seller or to which Seller has access, including, but not limited to, film, film negatives and positives; sound effect tracks; master tapes and other duplicating materials of any kind; original art work; storage containers; and other tangible elements and materials and properties in respect of the Films; foreign language dubbed and titled versions; prints and negatives of stills; trailers and television spots and all promotional and other advertising and publicity materials of all kinds; cuts, trims, outtakes and stock footage.

      1.24 “Film Rights” shall mean any and all right and interest of Seller in and to the Films, including the right and interest of Seller in each of the following:

           (a) the Literary Property for each Film, the Film Properties for each Film;

           (b) copyrights, rights and interests in copyrights, renewals and extensions of copyrights, domestic and foreign, obtained upon the Film or the Literary Property or any part thereof, rights (but not the obligation) to make publication thereof for copyright purposes and to register claims under copyright, rights (but not the obligation) to renew and extend such copyrights and rights (but not the obligation) to sue in the name of any person for past, present or future infringements of copyright;

           (c) collateral, allied, ancillary or subsidiary rights derived from, appurtenant to or related to the Film or the Literary Property, including, without limitation, the production, exploitation, reissue, remake, prequel, sequel, serial or series production rights, whether based upon, derived from or inspired by the Film, the Literary Property or any part thereof, rights to use, exploit and license others to use or exploit the novelization, publishing or commercial tie-ups, including those arising out of or connected with or inspired by the Film or the Literary Property, the title or titles of the Film or the Literary Property, the characters appearing in the Film or the Literary Property or the names or characteristics of these characters, and including rights to exploit the same commercially in connection with or related to the Film or any remakes, prequels, sequels or other derivative works thereof or derived from the Literary Property (collectively the “Ancillary Rights”);

           (d) the right to release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, or otherwise exploit the Film in any Media subject to Pre-2001 License Agreements.

           (e) rights to advertise, promote and publicize the Films in any Media in connection with the exhibition, broadcast or other exploitation of the Films, including the use of synopses of or brief excerpts from the Films, or from the literary material on which the Films are based; the music and dialogue of the Films, and the names, voices, images, likenesses and biographies of the lead cast, director, producer, writers, composers, and other significant personnel or entities rendering services for or connected with the Films, to the fullest extent possible; provided, however, that all of the foregoing shall be subject to those restrictions set forth in the Film Agreements;

           (f) rights to use in connection with the exhibition, broadcast or other exploitation of the Films in any Media, the names, credits, logos, tradenames, trademarks and titles contained in or incorporated into the Films, trailers, positive prints, preprint materials and video masters of the Films and advertising and publicity materials relating to the Films.

      1.25 “Films” shall mean the Group A Films and the Group B Films.

      1.26 “GAAP” shall mean generally accepted accounting principles.

      1.27 “Group A Films” shall mean those Films set forth on Schedule 1.27 hereto.

      1.28 “Group B Films” shall mean those Films set forth on Schedule 1.28 hereto.

      1.29 “Guild” shall mean the Screen Actors Guild (SAG), American Federation of Television and Radio Artists (AFTRA), American Federation of Musicians (AFM), Directors Guild of America (DGA), Writers Guild of America (WGA), British Equity, ACTRA, DGC, American Society of Composers, Authors and Publishers (ASCAP), SESAC, Inc. (SESAC), Broadcast Music, Inc. (BMI) and all other applicable guilds, unions or collectives.

      1.30 “Guild Assumption Agreements” shall mean the standard assumption agreements required by any Guild in connection with the sale of the Purchased Assets.

      1.31 “Indemnified Buyers” shall be defined in Section 10.1 hereof.

      1.32 “Indemnified Sellers” shall be as defined in Section 10.2 hereof.

      1.33 “Laboratory” shall mean any laboratory, storage facility or other person or entity with authorized possession or control of any of the Film Properties.

      1.34 “Laboratory Letters” shall mean letters from the Seller notifying Laboratories that Buyer has acquired all of Seller’s rights to the Film Properties.

      1.35 “License Agreements” shall mean the 2001 License Agreements and the Pre-2001 License Agreements.

      1.36 “License Payments” shall mean all payments due or which may become due after the Closing under all License Agreements.

      1.37 “Lien” shall mean any lien, pledge, mortgage, security interest, claim under bailment, or storage contract.

      1.38 “Literary Property” shall mean the literary and musical material upon which, in whole or in part, any Film is based, or which has been used or included in any Film, including, without limitation, the screenplay, and to the extent in possession of Seller, all other scripts, scenarios, stories, treatments, movies, outlines, titles, concepts, manuscripts, recorded music scores and lead sheets or other properties or materials of any kind or nature, in whatever state of completion and all drafts, versions and variations thereof.

      1.39 “Media” shall mean any and all forms of exhibition and delivery by every means, method, process, medium or device now or hereafter known, invented, contemplated or devised throughout the universe, including without limitation: theatrical, television, Internet, broadband and narrowband digital delivery, and Videogram (as defined below) exhibition, free (or over-the-air), cable and basic cable television and community antenna systems, low and full power television, multi-point distribution systems, wire, fiber optics, microwave, Telstar-type, DBS, all other forms of satellite and relay television, so-called “interactive television,” video-on-demand, near-video-on-demand, high-definition television (HDTV) and any and all other kinds of open or closed circuit systems (as now or hereafter known).

      1.40 “Odyssey Program Agreement” shall be as defined in Section 7.1(e) hereof.

      1.41 “Permitted Liens” means (i) Liens for taxes or governmental assessments; charges or claims the payment of which is not yet due, or for taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) Liens of laboratories, carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens securing executory obligations under any lease that constitutes an “operating lease” under generally accepted accounting principles; (iv) Liens in favor of Guilds and their affiliated pension and/or health plans; (v) customary Liens granted in the ordinary course to secure the rights granted a licensee under a License Agreement to which such licensee is a party; (vi) Liens set forth in the agreements related to the Purchased Assets, access to which has been provided to Buyer and (vii) Liens granted in connection with tax financings, including those sales-leaseback transactions set forth on Schedule 1.41.

      1.42 “Pre-2001 License Agreements” shall mean those agreements or contracts entered into by Seller or Seller’s predecessor in interest (or any such agreements or contracts of which Seller, or Seller’s predecessor in interest is the assignee, transferee, or beneficiary of, in whole or in part), prior to January 1, 2001 pursuant to which Seller licensed, granted, conveyed, assigned, and/or transferred, in whole or in part, any rights in the Purchased Assets, to any person or entity. Sale and leaseback transactions with respect to Films set forth on Schedule 1.41, shall be treated as Pre-2001 License Agreements regardless of when they concluded. A list of the Pre-2001 License Agreements is set forth on Schedule 1.42.

      1.43 “Proxy Statement” shall be as defined in Section 6.3 hereof.

      1.44 “Purchased Assets” shall mean the Film Rights, all of the rights of Seller under the Film Agreements, the rights of Seller under the 2001 License Agreements, the Copyright Registrations, the Trademark Registrations, and the goodwill associated with the foregoing assets; provided, however, that the Purchased Assets are subject to the License Agreements and shall not include the right to receive License Payments made or to be made pursuant to the Pre-2001 License Agreements.

      1.45 “Purchase Price” shall be as defined in Section 3.1 hereof.

      1.46 “Registration Rights Agreement” means an agreement substantially in the form attached hereto as Exhibit 1.46.

      1.47 “SEC” means the Securities and Exchange Commission.

      1.48 “Securities Act” shall mean the Securities Act of 1933, as amended.

      1.49 “Seller” shall be as defined in the preamble to this Agreement.

      1.50 “Seller’s Disclosure Schedule” shall mean all the schedules attached hereto.

      1.51 “Seller Indemnification Claim” shall be as defined in Section 10.1.

      1.52 “Seller’s Knowledge” shall mean the best knowledge of any officer of Seller.

      1.53 “Service Agreement” shall mean an agreement substantially in the form attached hereto as Exhibit 1.53 pursuant to which Seller and its affiliates will render certain services relating to the administration, distribution and other exploitation of the Purchased Assets.

      1.54 “Stockholders Agreement” shall mean that certain Amended and Rested Stockholders Agreement dated as of March 14, 2001 by and among Hallmark Entertainment, Inc., Liberty Media Corporation, Liberty Crown, Inc., VISN Management Corp., JP Morgan Partners (BHCA), L.P., The Jim Henson Company, Inc. and Crown Media Holdings, Inc.

      1.55 Trademark Registrations” shall mean the trademark registrations with respect to the Films identified on Schedule 1.55 hereto.

      1.56 “Videogram” shall mean any and all forms of videocassette, DVD, CD-Rom, videodisc, video cartridge, audiovisual tape, or other similar device now known or hereafter devised and designed primarily for in-home exhibition by means of a VCR, DVD player or other playback device which causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver or any comparable device now known or hereafter devised.

ARTICLE 2
PURCHASE AND SALE

      2.1 Purchased Assets. Upon the terms and subject to conditions set forth in this Agreement, Seller shall, at the Closing, sell, assign, grant, convey and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in and to the Purchased Assets.

      2.2 Rights under the License Agreements.

           (a) At the Closing, Seller shall assign to Buyer the 2001 License Agreements, and Seller shall nominate, constitute and appoint Buyer as Seller’s attorney-in-fact to send any notice and/or take any action that Buyer deems appropriate, in its sole discretion, to enforce its rights to receive License Payments thereunder. Seller acknowledges and agrees that such appointment shall be a power coupled with an interest and be irrevocable. All License Payments payable pursuant to the 2001 License Agreements shall be accounted for and paid to Buyer in accordance with the terms of the Service Agreement.

           (b) From and after the Closing Date, Buyer shall assume any and all duties, liabilities and obligations of Seller and its affiliates under the 2001 License Agreements.

           (c) Seller shall retain all rights and obligations under the Pre-2001 License Agreements (including the right to receive and retain License Payments thereunder). If after the Closing, Buyer receives any License Payments attributable to Pre-2001 License Agreements, Buyer shall promptly deliver or pay the same over to Seller in the form as so received (with any necessary endorsements). If after the Closing, any rights in the Purchased Assets revert to Seller pursuant to the terms of the Pre-2001 License Agreements, these rights shall be deemed assigned to Buyer.

      2.3 No Assignment In Conflict with Existing Agreements. Notwithstanding any other provision of this Agreement, this Agreement shall not constitute an assignment of, or an agreement to assign, any Film Rights if any attempted assignment thereof without the consent of a third party (i) would constitute a breach of a Film Agreement or a License Agreement, (ii) would in any other way materially and adversely affect the rights of Seller or Buyer thereunder or (iii) is ineffective so that Buyer would be unable to exercise such Film Rights with respect to any Film subject to such Film Agreement or License Agreement. In such event, Seller shall, for the benefit of Buyer, cooperate in any reasonable arrangement that Buyer may request to enable

Buyer to receive and enjoy the full benefits of the Film Rights, including, without limitation, collecting payments (without the deduction of any fee or commission for the account of Seller) for the account and benefit of Buyer.

      2.4 Compliance With Bulk Sales Law. Buyer and Seller hereby waive compliance with the provisions of any bulk sales or transfer laws that may be applicable to the sale of the Purchased Assets. Seller shall indemnify and hold Buyer harmless from and against any and all losses, costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and court costs) which Buyer may incur due to, or as a result of, Seller’s failure to comply with any bulk sales or transfer laws which may be applicable to the transactions contemplated by this Agreement.

ARTICLE 3
PURCHASE PRICE AND PAYMENT

      3.1 Purchase Price. The full and complete consideration for the Purchased Assets, shall be as follows (the “Purchase Price”):

           (a) At the Closing, Buyer shall deliver to Seller that number of shares of Class A Common Stock calculated as set forth below:

(i) if the Average Stock Price is less than $17.00, then 35,294,118 shares;

(ii) if the Average Stock Price is greater than $18.70, then 32,085,562 shares; or

(iii) if the Average Stock Price is at least $17.00, but not greater than $18.70, then the number of shares shall equal $600,000,000 divided by the Average Stock Price;

           (b) At the Closing, Buyer shall assume the obligation to pay $120,000,000 of the Chase Debt; and

           (c) At the Closing, Buyer shall assume the obligation to pay the Assumed Liabilities.

      3.2 Allocation of Purchase Price. Buyer and Seller agree to cooperate in good faith to determine an allocation of the Purchase Price and to reflect such allocation in any filing pursuant to Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder.

      3.3 Sales Tax. Buyer shall be liable for, and timely pay, any sales tax which is payable in connection with the purchase of the Purchased Assets by Buyer pursuant to this Agreement. Buyer shall prepare the tax returns in connection therewith.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

      Subject to any disclosure set forth in Seller’s Disclosure Schedule, Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, the following:

      4.1 Due Organization; Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite full power and authority to own, license and/or lease the Purchased Assets being transferred by it, and to carry on its business as now being conducted and as and where the business is located.

      4.2 Power and Authority. Seller has, and on the Closing Date will have, the full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken.

      4.3 Validity. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller, in accordance with its terms, except as limited by bankruptcy or similar laws relating to creditors’ rights and general principles of equity.

      4.4 No Violation. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both, (i) violate, materially conflict with, result in a material breach of, or constitute a material default under, the Operating Agreement of Seller, or any U.S. federal, state or local court or administrative order or process, or any material agreement, material contract, or other material instrument, to which Seller is a party or by which Seller (or any of its rights, properties or assets) is subject or bound; (ii) violate or materially conflict with any U.S. federal, state or local law, statute or regulation; (iii) to Seller’s knowledge, result in the creation of, or give any party the right to create, any material Lien upon the Purchased Assets; (iv) terminate or give any party the right to terminate, amend, abandon or refuse to perform any material agreement or material contract to which any of the Purchased Assets is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms under which, any party is to perform any duties or obligations or receive any rights or benefits under any material agreement or material contract affecting the Purchased Assets.

      4.5 Litigation. Except as set forth on Schedule 4.5, there is no suit, action, claim or litigation, or legal, administrative, arbitration, mediation or other proceeding or governmental investigation or inquiry pending or, to Seller’s Knowledge, threatened against the Purchased Assets or affecting the ability of Seller to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, instrumentality, arbitration or other person outstanding against or binding upon the Purchased Assets or affecting the ability of Seller to consummate the transactions contemplated hereby.

      4.6 Legal Compliance. Seller has complied in all material respects with all material laws, statutes, ordinances, rules, regulations and orders of all U.S. governmental entities applicable to the Purchased Assets.

      4.7 Taxes. All U.S. federal, state, county, local, foreign and other tax returns, tax reports and tax declarations required to be filed with respect to Seller and the Purchased Assets, have been duly filed (or extensions for filing have been filed) and such returns, reports and declarations are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. All taxes shown on such returns, reports and declarations and any deficiency assessments, penalties and interest have been paid. All U.S. federal, state, local and foreign taxes, assessments, fees and charges (including interest and penalties, if any) required to be paid or claimed to be due from or with respect to Seller and the Purchased Assets for any period prior to the Closing Date have been fully paid as of the date hereof or will be paid by Seller together with any interest and penalties thereon prior to the Closing Date. All tax returns, tax reports and tax declarations required to be filed for any period prior to the Closing Date which are not filed as of the Closing Date will be duly filed.

      4.8 Regulatory Approvals. All material consents, approvals, authorizations and other requirements prescribed by law, rule or regulation which must be obtained or satisfied by Seller and that are necessary for the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

      4.9 Information. All information contained in this Agreement and Seller’s Disclosure Schedule attached to this Agreement, is, and shall be as of the Closing Date, true, correct and complete in all material respects. Seller acknowledges that Buyer is relying and will rely on the information contained in the Agreement and Seller’s Disclosure Schedule in entering into this Agreement and consummating the transactions contemplated by this Agreement.

      4.10 Agreements. Seller has provided Buyer with access to copies of all material agreements, to which Seller is a party, that relate materially to Seller’s rights in the Purchased Assets, including all License Agreements. There have been no amendments to such agreements (which have not been disclosed to Buyer) after the date such agreements were made available to Buyer, and to Seller’s Knowledge (i) each agreement constitutes the valid and binding obligation of each contracting party thereto, is enforceable in accordance with its terms against each contracting party and is in full force and effect; (ii) there is no material default by Seller under any such agreements or event which, with notice or lapse of time or both, would constitute a material default by Seller under any such agreements; and (iii) there is no material default under any such agreements by any other contracting party thereto, or event which, with notice or lapse of time or both, would constitute a material default under any such agreements by any other contracting party thereunder. Seller shall be responsible for performing all material obligations required pursuant to each agreement to have been performed by Seller prior to the date hereof. Except for the Assumed Liabilities, Seller shall be responsible for all payment obligations under such agreements which accrue before the Closing Date but have not been paid on or before the Closing Date or which accrue after the Closing Date as a result of the exercise by Seller of its rights pursuant to the Pre-2001 License Agreements, other than those payment obligations that arise as a result of (x) the exercise by Buyer, its agents, licensees, successor and assigns of the rights acquired hereunder or (y) any act or omission of Buyer, its agents, licensees, successors and assigns.

      4.11 Title to Purchased Assets. The Purchased Assets transferred hereunder shall be transferred to Buyer, free and clear of any and all Liens, other than Permitted Liens.

      4.12 Other Matters Regarding the Purchased Assets.

           (a) Schedule 4.12 of Seller’s Disclosure Schedule sets forth a true, correct and complete list of the locations of all of the Film Properties, the location and the parties and laboratories with whom the materials are deposited or kept and indicates whether such Film Properties are owned by Seller or whether Seller has reasonable access thereto.

           (b) All information which Seller has delivered to Buyer relating to the Assumed Liabilities is true and correct.

      4.13 License Payments. To Seller’s Knowledge, none of the License Payments attributable to 2001 License Agreements is subject to any valid offset, counterclaim or defense (which shall be deemed third party claims for purposes of the indemnification provisions hereof). To Seller’s Knowledge, no dispute currently exists as to the payment of any such License Payments.

      4.14 Investment Representation. Seller will acquire the Class A Common Stock issued pursuant to this Agreement solely for its own account for investment and not with a view toward any resale or distribution thereof. Seller agrees that the Class A Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state securities laws, in each case, to the extent applicable. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Class A Common Stock. Seller confirms that Buyer has made available to Seller the opportunity to ask questions of the officers and management employees of Buyer and to acquire additional information about the business and financial condition of the Buyer.

      4.15 Music Rights. To Seller’s Knowledge, the small performance rights in the music contained in the Films are either: (a) controlled by and available for licensing from ASCAP, BMI,

SESAC or similar music performance rights societies; (b) in the public domain; or, (c) controlled by Seller and not available for licensing through the music performance rights societies (in which case such small performance rights shall be deemed licensed to Buyer).

      4.16 Availabilities of Group A Films. Seller has previously provided to Buyer the Availabilities Schedule setting forth the free and pay television rights owned by Seller for the Group A Films for the territories indicated and identifying the free and pay television rights granted by Seller to third parties for the Group A Films in such territories as of March 26, 2001. Buyer acknowledges that as set forth on the Availabilities Schedule, some Group A Films have limited or no material available distribution rights. Schedule 4.16 sets forth the profit participants related to the Group A Films.

      4.17 Quality of Film Properties. (a) There are sufficient Film Properties relating to the Group A Films which are of suitable technical quality to create copies of the Group A Films for exploitation by major television exhibitors and Videogram companies at the present time and (b) Seller has in its possession, or has access pursuant to written agreements with Laboratories, or otherwise, sufficient materials relating to each Group A Film to enable Buyer to manufacture one-inch, D3 or Beta format Videograms to exercise the Film Rights. There exists a copy of each Group B Film, as to which no representation is made as to quality. Other than those Films listed on Schedule 4.17, which are currently in production or otherwise incomplete, each Film is completed and ready for exhibition and distribution.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as of the date hereof and as of the Closing, the following:

      5.1 Due Organization; Qualification. Buyer is duly organized, validly existing and in good standing under its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted and where the business is located.

      5.2 Power and Authority. Buyer now has, and on the Closing Date will have, the full corporate right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. As of the date hereof, an independent committee of Buyer’s board of directors has approved and authorized this transaction, has determined that such transaction is fair and is in the best interests of the stockholders of Buyer other than Seller and its affiliates, and has recommended that the stockholders of Buyer vote in favor of such transaction. All corporate and other actions required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the all transactions contemplated hereby have been duly and validly taken.

      5.3 Validity. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of the Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy or similar laws relating to creditors’ rights and general principles of equity.

      5.4 Opinion of Financial Advisor. Buyer has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the Buyer, a copy of which opinion has been made available to Seller.

      5.5 No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, do or would after the giving of notice or the lapse of time or both (i) violate, materially conflict with, result in a material breach of, or constitute a material default under, the Articles of Incorporation or Bylaws of Buyer, or any U.S. federal, state, or local court or administrative order or process, or any material agreement, material contract, commitment or other material instrument, including any express or implied warranty, to which Buyer is a party or by which Buyer (or any of its rights, properties or assets) is subject or bound; or (ii) violate or materially conflict with, any federal, state, or local law, statute or regulation.

      5.6 Litigation. There is no suit, action, claim or litigation, or legal, administrative, arbitration, mediation or other proceeding or governmental investigation or inquiry pending or, to Buyer’s Knowledge, threatened against the Buyer or the ability of Buyer to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling, award, order or writ of any court, governmental department, commission, agency, instrumentality, arbitration or other person outstanding against or binding upon the Buyer or affecting the ability of Buyer to consummate the transactions contemplated hereby.

      5.7 Legal. Buyer has complied in all material respects with all material laws, statutes, ordinances, rules, regulations and orders of all U.S. governmental entities applicable to its business.

      5.8 Taxes. All U.S. federal, state, county, local, foreign and other tax returns, tax reports and tax declarations required to be filed with respect to Buyer, have been duly filed (or extensions for filing have been filed) and such returns, reports and declarations are complete and accurate and disclose all taxes required to be paid for the periods covered thereby. All taxes shown on such returns, reports and declarations and any deficiency assessments, penalties and interest have been paid. All U.S. federal, state, local and foreign taxes, assessments, fees and charges (including interest and penalties, if any) required to be paid or claimed to be due from or with respect to Buyer for any period prior to the Closing Date have been fully paid as of the date hereof or will be paid by Buyer together with any interest and penalties thereon prior to the Closing Date. All tax returns, tax reports and tax declarations required to be filed for any period prior to the Closing Date which are not filed as of the Closing Date will be duly filed.

      5.9 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and that are necessary for the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

      5.10 Buyer SEC Documents; Undisclosed Liabilities.

           (a) Buyer has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since May 1, 2000 (as such documents since the time of their filing have been amended or supplemented, collectively, the “Buyer SEC Documents”). As of their respective dates, (i) the Buyer SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and (ii) none of the Buyer SEC Documents contained at the time they were filed or declared effective any untrue statement of a material fact or omitted at the time they were filed or declared effective to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. At their respective dates, the financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of audited financial statements, to normal, year-end audit adjustments) the consolidated financial position of Buyer as of and at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

           (b) Except as disclosed in the Buyer SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2000, Buyer does not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Buyer or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a material adverse effect with respect to Buyer.

      5.11 Absence of Changes or Events. Except as disclosed in the Buyer SEC Documents filed and publicly available prior to the date hereof, (a) since December 31, 2000, there has not been any change or occurrence which resulted in or is reasonably likely to have a material adverse effect on the Buyer and (b) from December 31, 2000 to the date of this Agreement, Buyer has conducted its business in the ordinary course and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Buyer, (ii) any issuance of any shares of Buyer Common stock or other capital stock of Buyer or any securities convertible into or exchangeable or exercisable for capital stock of Buyer other than the issuance of stock options pursuant to the Buyer’s stock option plan for key employees, (iii) any split, combination or reclassification of any of the capital stock of Buyer or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Buyer, or (iv) any change in accounting methods, principles or practices by Buyer materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

      5.12 Class A Common Stock. The shares of Class A Common Stock to be delivered to Seller at the Closing have been duly authorized and upon issuance as provided herein will be validly issued, fully paid and non-assessable. Such shares of Class A Common Stock are not required to be registered under the Securities Act.

ARTICLE 6
PRE-CLOSING COVENANTS

      6.1 Access. From the date hereof through the Closing Date, Buyer shall be entitled, through its employees and representatives to make such examinations of the records and files of Seller relating to the Purchased Assets as Buyer may request and to copy at Buyer’s expense and remove copies of the same during reasonable business hours and Seller shall cooperate fully therein. In order that Buyer may have the full opportunity to make such examinations as it may wish during normal business hours, Seller shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Buyer and its representatives in connection with such review and examination. Buyer acknowledges that Seller has provided copies of all agreements Buyer has requested and has offered to provide Buyer with access to all agreements in its possession related to the Films, including those documents stored at Cityside Archives Ltd. and those documents archived on the Seller’s in-house OPTIKA System. Buyer and its representatives shall treat all such information originally obtained in its examination and not otherwise in the public domain as confidential, and if this transaction does not close, Buyer shall return all copies made of Seller’s records and files. Buyer’s confidentiality obligations shall survive any termination of this transaction.

      6.2 Operations in the Ordinary Course of Business. From the date hereof through the Closing, except as otherwise required by this Agreement, Seller agrees that it will exploit the Purchased Assets only in the lawful, ordinary and usual course of business, and Seller will not take any action inconsistent therewith or engage in any transaction other than in the lawful, ordinary and usual course of business as heretofore conducted, and, subject to the foregoing, Seller covenants and agrees to use commercially reasonable efforts, to preserve, protect and maintain the Purchased Assets.

      6.3 Proxy Statement. As promptly as practicable after the execution of this Agreement the Buyer shall prepare and file with the SEC a proxy statement of the Buyer relating to a meeting of Buyer’s stockholders to be held to consider the approval of this Agreement. Such proxy statement, together with any supplements and amendments is referred to herein as the “Proxy Statement.” The Buyer shall use commercially reasonable efforts to cause the Proxy

Statement to be cleared for mailing as promptly as practicable. Seller shall provide the Buyer with all information concerning the Seller and the Purchased Assets as Buyer may reasonably request in connection with the preparation of the Proxy Statement. The Buyer shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14 (a) and 14 (d) thereof and the respective regulations promulgated thereunder, (ii) the rules and regulations of the National Association of Securities Dealers, Inc., and (iii) Delaware General Corporation Law

      6.4 Stockholders Meeting. The Buyer shall call and hold a meeting of its stockholders as promptly as practicable after the Proxy Statement has been cleared for mailing by the SEC for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby. The Buyer shall use commercially reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated thereby and shall take all other action necessary or reasonable and advisable to deliver the requisite approval of Buyer’s stockholders, except to the extent the Board of Directors of Buyer determines in good faith that doing so would cause the Board of Directors of Buyer to breach its fiduciary duties to Buyer’s stockholders after consultation with its outside counsel.

      6.5 Forbearance by Seller. From the date hereof through the Closing Date, Seller covenants and agrees that Seller shall not, without the prior written consent of Buyer:

           (a) mortgage, pledge or otherwise encumber any portion of the Purchased Assets other than in the ordinary and regular course of business as heretofore conducted;

           (b) sell, lease, transfer or dispose of, or enter into any agreement to dispose, any portion of the Purchased Assets;

           (c) waive or release any rights, or cancel, compromise, release or assign any claims held by Seller relating to the Purchased Assets other than in the ordinary and regular course of business as heretofore conducted; or

           (d) enter into, amend, modify, terminate or cancel any agreement, contract, commitment, obligation or transaction relating to the Purchased Assets other than in the ordinary and regular course of business as heretofore conducted.

      6.6 No New License Grants. Without the express prior written consent from Buyer, which consent Buyer may withhold in its sole and absolute discretion, from the date hereof through the Closing Date, Seller shall not enter into any 2001 License Agreement or otherwise grant or license to any person, firm or entity any rights included within the Film Rights.

      6.7 Notification of Claims. From the date hereof through the Closing Date, Seller shall promptly notify Buyer of the commencement or threatened commencement of any lawsuits, claims, proceedings or investigations against Seller affecting any of the Purchased

Assets, or seeking to enjoin the transactions contemplated herein; and, Buyer shall promptly notify Seller of the commencement or threatened commencement of any lawsuits, claims, proceedings or investigations against Buyer affecting any of the Purchased Assets, or seeking to enjoin the transactions contemplated herein.

      6.8 Regulatory Consents, Authorizations, etc. Seller and Buyer shall use their best efforts to obtain all consents, authorizations, orders and approvals of, and make all filings and registrations with, any governmental commission, board or other regulatory body or any other person required for or in connection with the consummation by it of the transactions contemplated on its part hereby and will cooperate fully with the other in assisting the other party to obtain such consents, authorizations, orders and approvals and to make such filings and registrations. Neither Seller nor Buyer shall take or omit to take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

      6.9 No Inconsistent Action. Each party hereto shall use its best efforts to consummate the transactions contemplated by this Agreement and shall not take any action inconsistent with its obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. 6.10 Notice of Pre-Closing Default. Each party hereto shall give prompt notice to theother party of any notice of default received prior to the Closing under any instrument to which such party is a party or by which such party is or may, be bound, and of the assertion of any claim which, if upheld, would render wrong, incomplete or inaccurate any representation or warranty of such party contained herein.

ARTICLE 7
CONDITIONS TO CLOSING

      7.1 Conditions of Buyer’s and Seller’s Obligation to Close. The obligation of Buyer and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 7.1. Buyer and Seller may mutually agree to waive any or all of these conditions.

           (a) The representations and warranties of the other party contained or incorporated herein shall be true, accurate and correct in all material respects on the date hereof and shall also be true, accurate and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date (except for representations and warranties which are as of a particular date, which shall be true and correct in all material respects as of such date), and each party shall have performed in all material respects each and every obligation and complied in all material respects with each and every agreement and covenant required by this Agreement to be performed or complied with on its part on or prior to the Closing Date.

           (b) This Agreement and the transactions contemplated hereby shall have been approved by the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock (voting together as a single class), excluding those shares held by Seller and any affiliate of Seller.

           (c) Buyer and Seller shall have entered into the Service Agreement.

           (d) Seller and Buyer shall have amended and restated that certain Program Agreement dated July 1, 1999 between Seller and Buyer (the “Crown Program Agreement”) in a manner mutually acceptable to Buyer and Seller.

           (e) Seller and Odyssey Holdings, LLC shall have amended and restated that certain Program Agreement dated November 13, 1998 between Seller and Odyssey Holdings, LLC (the “Odyssey Program Agreement”) in a manner mutually acceptable to Buyer and Seller.

           (f) All parties to the Stockholders Agreement shall have executed an amendment thereto in a form mutually acceptable to Buyer and Seller.

           (g) Buyer and Seller shall have entered into the Registration Rights Agreement.

           (h) Seller, Buyer and Chase Manhattan Bank shall have entered into the Bank Agreement which shall be in form and substance mutually satisfactory to Buyer and Seller or Buyer shall pay $120 million of the Chase Debt and Chase Manhattan Bank shall have released any and all Liens in connection with the Purchased Assets.

           (i) All consents, authorizations, orders and approvals of, and filings and registrations with, any governmental commission, board or other regulatory body that are required in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated on its part hereby, shall have been obtained or made.

      7.2 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 7.2. Buyer may waive in writing any or all of these conditions in whole or in part without prior notice.

           (a) As of the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall be no claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, which in the reasonable opinion of Buyer could materially and adversely affect the ability of Seller to consummate the transactions contemplated hereby.

           (b) There shall have been no material adverse change in the Purchased Assets as a whole.

           (c) As of the Closing Date, Seller shall not be the subject of a bankruptcy case; no court of competent jurisdiction shall have entered an order, judgment or decree appointing a receiver, trustee, liquidator or conservator of Seller or of the whole or any substantial part of its properties, or approved a petition filed against Seller seeking reorganization or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign state which shall not have been dismissed; no court of competent jurisdiction shall have assumed custody or control of Seller or of the whole or any substantial part of its properties under the provisions of any other law for the relief of Seller’s debts; there shall not have be pending against Seller any proceeding seeking any of the foregoing relief nor shall a petition in bankruptcy have be pending against Seller and not been dismissed prior to the Closing Date; nor shall Seller by any act have indicated its consent to, approval of, or acquiescence in, any such proceeding or petition; nor shall Seller have admitted in writing its inability to pay its debts generally as they become due, filed a petition in bankruptcy or a petition to take advantage of any insolvency act or made an assignment for the benefit of its creditors or commenced a proceeding for the appointment of a receiver, trustee, liquidator, conservator of itself or of a whole or any substantial part of its property or filed a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign state.

           (d) Buyer shall have received from Seller a copy of the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth herein. Said resolutions shall be certified by an authorized officer of Seller as being true and correct and in full force and effect as of the Closing Date.

           (e) Buyer shall have received from Seller a certificate dated as of the Closing Date and signed by an authorized officer of Seller certifying Seller’s compliance with the conditions set forth in Section 7.1(a).

      7.3 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or before the Closing, of all of the conditions set forth below in this Section 7.3. Seller may waive in writing any or all of these conditions in whole or in part without prior notice.

           (a) As of the Closing Date, there shall be no statute, regulation, injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall be no claim, investigation, action, suit, proceeding or litigation, either administrative or judicial, at law or in equity, which in the reasonable opinion of Seller could materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

           (b) There shall have been no material adverse change in the business, properties, results of operations or financial condition of Buyer or its subsidiaries.

           (c) As of the Closing Date, Buyer shall not be the subject of a bankruptcy case; no court of competent jurisdiction shall have entered an order, judgment or decree appointing a receiver, trustee, liquidator or conservator of Buyer or of the whole or any substantial part of its properties, or approved a petition filed against Buyer seeking reorganization or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign state which shall not have been dismissed; no court of competent jurisdiction shall have assumed custody or control of Buyer or of the whole or any substantial part of its properties under the provisions of any other law for the relief of Buyer’s debts; there shall not have be pending against Buyer any proceeding seeking any of the foregoing relief nor shall a petition in bankruptcy have be pending against Buyer and not been dismissed prior to the Closing Date; nor shall Buyer by any act have indicated its consent to, approval of, or acquiescence in, any such proceeding or petition; nor shall Buyer have admitted in writing its inability to pay its debts generally as they become due, filed a petition in bankruptcy or a petition to take advantage of any insolvency act or made an assignment for the benefit of its creditors or commenced a proceeding for the appointment of a receiver, trustee, liquidator, conservator of itself or of a whole or any substantial part of its property or filed a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign state.

           (d) Seller shall have received from Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Buyer certifying Buyer’s compliance with the conditions set forth in Section 7.1(a).

           (e) Seller shall have received from Buyer a copy of the resolutions of the Board of Directors of Buyer (and any committee thereof) authorizing the execution and delivery of this Agreement and the consummation of the transactions set forth herein. Said resolutions shall be certified by an authorized officer of Buyer as being true and correct and in full force and effect as of the Closing Date.

           (f) Buyer shall have executed and delivered to Seller the Guild Assumption Agreements and the Guilds shall not have objected to such assumption by Buyer.

           (g) Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement.

ARTICLE 8
THE CLOSING

      8.1 Time and Location of Closing. Subject to the fulfillment of all of the conditions specified in Article 7 (any or all of which may be waived in writing by the respective party whose performance is conditioned upon the satisfaction of such conditions), the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) to be held at the offices of Seller at 10:00 A.M., local time, on such date as the parties shall mutually agree (the “Closing Date”). Delivery of the Film Properties shall be at the locations of the Film Properties.

      8.2 Actions by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

           (a) The Bill of Sale, duly executed by Seller.

           (b) The Copyright Assignment, duly executed by Seller, as applicable.

           (c) Registration Rights Agreement, duly executed by Seller.

           (d) Bank Agreement, duly executed by Seller.

           (e) All original Copyright Registration certificates and Trademark Registration certificates, or, if not available, true and correct copies thereof; and Buyer shall be entitled to any and all other agreements, assignments and other material documents relating to the Purchased Assets acquired by Buyer hereunder which are in Seller’s possession, other than Pre-2001 License Agreements and related documents, subject to Seller’s continued possession of such documents for purposes of the Service Agreement; provided, however, that Seller shall promptly deliver all such documents to Buyer upon termination of the Service Agreement. Buyer shall make available to Seller, during business hours of Buyer and upon reasonable notice by Seller, such books and records as may be reasonably requested by Seller in connection with any tax audit or third party claim against Seller in connection with the Purchased Assets.

           (f) UCC releases, in form and substance satisfactory to Buyer, duly executed by the Chase Manhattan Bank.

           (g) The certificate described in Section 7.2(g).

      8.3 Actions by Buyer at the Closing. At the Closing Buyer shall deliver to Seller the following:

           (a) Certificates representing the shares of Class A Common Stock.

           (b) Registration Rights Agreement, duly executed by Buyer.

           (c) Assignment and Assumption Agreement, duly executed by Buyer.

           (d) Guild Assumption Agreements, duly executed by Buyer.

           (e) Bank Agreement, duly executed by Buyer.

           (f) The certificate described in Section 7.3(e).

ARTICLE 9
COVENANTS

      9.1 Covenants of Seller.

           (a) Except as otherwise provided herein, to the extent that Seller receives or obtains possession of any License Payments attributable to 2001 License Agreements, Seller shall hold the same for the benefit of Buyer, shall segregate the same from its other funds, and shall promptly deliver or pay the same over to Buyer in the same form as so received (with any necessary endorsements); subject to the terms of the Service Agreement.

           (b) Promptly after Closing, Seller shall send Laboratory Letters to the Laboratories. Seller shall use its reasonable efforts to obtain reasonable access for Buyer, at Buyer’s expense, to the Film Properties stored in laboratories or other locations (“Laboratory Access”).

      9.2 Covenants of Buyer.

           (a) Buyer agrees to make available to Seller promptly from time to time all agreements, assignments and other documents relating to the Purchased Assets for the purpose of servicing the Pre-2001 Agreements, to respond to or deal with legal issues that arise, and for any other reason.

           (b) Buyer agrees not to do any act to interfere with Seller’s performance and servicing of the Pre-2001 Agreements and to cooperate with Seller in connection therewith, including providing Laboratory Access and making all Film Properties of the Films available to Seller as long as necessary.

ARTICLE 10
INDEMNIFICATION

      10.1 Indemnification by Seller. Seller shall defend, indemnify and hold Buyer and its officers, directors, shareholders, partners, employees, representatives, agents, attorneys, licensees, affiliates and assigns (the “Indemnified Buyers”) harmless from and against any and all claims, demands, damages, liabilities, losses, costs, interest, penalties and expenses (including attorneys’ fees) which may be sustained, incurred or suffered by the Indemnified Buyers or any of them, as a result of, arising out of or relating to (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any material failure on the part of Seller to perform any covenant or agreement in this Agreement, (iii) Seller’s ownership, distribution, sale, licensing, or exploitation of the Purchased Assets prior to Closing except for (x) Assumed Liabilities, or (y)

liability arising as a result of any breach of this Agreement by Buyer, or tortious conduct of Buyer, or exercise by Buyer of the Film Rights in a manner not within the scope of this Agreement, or (iv) any breach by Seller of the Pre-2001 License Agreements (each, a “Sellers Indemnification Claim”). Notwithstanding anything herein to the contrary, in no event will Seller have any liability with respect to any indemnification pursuant to (i) or (ii) above, until the total of such indemnification obligations shall exceed $8,000,000, in which event Seller will be liable only for the amount in excess of $8,000,000. Furthermore, Seller’s liability hereunder shall in any event not exceed $400,000,000. Seller may at its option satisfy seventy-five percent (75%) of any indemnity obligation hereunder by transferring to Buyer Class A Stock in an amount equal to seventy-five percent (75%) of the indemnity obligation. Such stock shall be valued at the Average Stock Price.

      10.2 Indemnification by Buyer. Buyer shall defend, indemnify and hold each Seller and its officers, directors, shareholders, partners, employees, representatives, agents, attorneys, licensees, affiliates and assigns (the “Indemnified Sellers”) harmless from and against any and all claims, demands, damages, liabilities, losses, costs, interest, penalties and expenses (including attorneys’ fees) which may be sustained, incurred or suffered by the Indemnified Sellers as a result of, arising out of or relating to (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any material failure on the part of Buyer to perform any covenant or agreement in this Agreement (iii) any Assumed Liabilities, (iv) any breach of the License Agreements by Buyer provided, however, that Seller shall be obligated to identify the availabilities and restrictions with respect to the Pre-2001 License Agreements and Buyer shall be entitled to rely on such information, and (v) any failure on the part of Buyer to perform any covenant or obligation in the 2001 License Agreements.

      10.3 Defense of Claims. If any claim is brought against any of the indemnified parties by a third party, and if such indemnified party intends to seek indemnity with respect thereto under this Article 10, such indemnified party shall promptly notify in writing Buyer or Seller, as the case may be, of such claim. If any indemnified party fails to provide the foregoing written notice in a timely manner, which failure to notify results in or otherwise gives rise to any material prejudice to the defense of such claim, the indemnified party or parties shall be deemed to have waived its or their rights to indemnification under this Article 10 from the indemnifying party or parties only to the extent of the prejudice suffered as a result of failure to timely notify. Upon receipt of such notice, the indemnifying party shall have thirty (30) days to commence to undertake, conduct and control, through counsel of its own choosing and its sole cost and expense, the settlement or defense therefore, and the indemnified party shall cooperate in connection therewith (including, without limitation, providing to the indemnifying party, at the indemnifying party’s request, and at no cost, any information and reasonable assistance from the indemnified party’s staff which may be necessary for such settlement or defense); provided that:

           (a) the indemnifying party shall not thereby permit to exist any Lien upon any asset of the indemnified party or any injunctive or equitable relief;

           (b) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party;

           (c) the indemnifying party shall agree promptly to reimburse the indemnified party for the full amount of any loss, damage or third party costs incurred by the indemnified party as a result of such claim, but not including any attorney’s fees or expenses of the indemnified party when the indemnifying party has assumed the defense and not including overhead or personnel costs of the indemnified party arising from cooperating with the indemnifying party; and

So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any claim. If the indemnifying party does not notify the indemnified party within thirty (30) days after receipt of the indemnified party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its exclusive discretion at the expense of the indemnifying party. The indemnified party shall, however, notify the indemnifying party in writing of any compromise or settlement of any such claim.

      10.4 Survival of Representations and Warranties. All representations and warranties in this Agreement shall survive the Closing for a period of twenty four (24) months, except for the indemnification obligations of 10.1(iii) and (iv) which shall survive the Closing for a period equal to the statute of limitation with respect thereto and the representations and warranties of Seller set forth in Section 4.7, which will shall survive the Closing for so long as claims may be made by any taxing authority with respect to the taxes referenced therein. No claim may be brought for breaches or alleged breaches of any representations or warranties after the expiration thereof.

      10.5 No Limitation on Rights. Except as expressly limited herein, the rights of Buyer and Seller set forth in this Article 10 shall be in addition to all other rights and remedies which would otherwise be available to Buyer or Seller at law or in equity.

ARTICLE 11
GENERAL PROVISIONS

      11.1 Further Assurances. Each of the parties hereto agrees to execute and deliver to the other party hereto, at any time and from time to time upon written request by such other party, such additional documents or instruments consistent herewith and to perform such further acts as such other party may reasonably require to fully effectuate the purposes and intent of this Agreement.

      11.2 Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of Buyer, as follows:

           (a) by mutual written consent of Buyer and Seller duly authorized by their respective boards of directors;

           (b) by either Buyer or Seller, if the Closing shall not have occurred on or before September 1, 2001, provided, however, that the right to terminate this Agreement under this Section 11.2 shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

           (c) by either Buyer or Seller, if any order injunction or decree preventing the consummation of the transactions contemplated hereby shall have been entered by any court of competent jurisdiction or governmental entity and shall have become final and non-appealable;

           (d) by either Buyer or Seller, if the requisite number of the stockholders of Buyer shall fail to approve this agreement at the meeting of the stockholders of the Buyer or any adjournment or postponement thereof.

           (e) by either Buyer or Seller, upon a breach of any material representation, warranty, covenant or agreement of the part of the other party set forth in this agreement, or if any representation or warranty of such party shall become untrue and such breach is not cured by the breaching party prior to September 1, 2001.

      11.3 Arbitration. Seller and Buyer irrevocably agree that each and every controversy or claim arising out of, or in connection with or relating to this Agreement or the interpretation, performance or breach thereof shall be settled by binding arbitration under the rules then in effect of the American Arbitration Association or its successor and in accordance with applicable law. The arbitration shall be conducted in New York, New York and the proceedings shall be kept confidential. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail at the addresses set forth in Section 11.7 hereof. Each Dispute shall be promptly adjudicated by a panel of three neutral arbitrators. All arbitrators shall be of good reputation and character and, shall be highly knowledgeable of entertainment industry matters. Each party shall pay one-half of the arbitrators expenses and its own legal expenses. The arbitration shall provide a reasoned opinion supporting their conclusion, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties but such conclusions of law shall be subject to appeal in any court of competent jurisdiction. The arbitrators may award damages and/or permanent injunctive relief, but in no event shall the arbitrators have the authority to award punitive or exemplary damages. Notwithstanding anything to the contrary in this Section 11.3, either party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this Section 11.3. If proper notice of any hearing has been given, the arbitrators will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

      11.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective successors, licensees and assigns of the parties hereto, but any such assignment by either party hereto shall not relieve such assigning party of any of its obligations or agreements hereunder unless expressly agreed to in writing by the other party hereto in its sole discretion.

      11.5 No Waiver. No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto. Each and all of the several rights and remedies of either party hereto under this Agreement shall be construed as cumulative and no one right as exclusive of the others.

      11.6 Entire Agreement: Amendments. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral agreements between them or any of their related entities or affiliates with respect to the subject matter hereof. No change, modification, alteration, amendment or agreement to discharge in whole or in part, or waiver of any of the terms and conditions of this Agreement, shall be binding upon either party, unless the same shall be made by a written instrument signed and executed by the authorized representatives of each party, with the same formality as the execution of this Agreement.

      11.7 Notices. All notices, requests and demands to or upon the respective parties hereto, and all statements, accountings and payments given or required to be given hereunder, shall be made by personal service, or sent by certified mail, return receipt requested, postage prepaid, or by telegraph or by facsimile addressed as follows, or to such other address an may hereafter be designated in writing by the respective parties hereto, and shall be deemed received when delivered to the designated address:

Seller:	Hallmark Entertainment Distribution, LLC 21st Floor Avenue of the Americas New York, NY 10019-3800 Attn: Executive Vice President of Legal and Business Affairs Fax: 212-977-3917

with a copy to:	Hallmark Cards, Inc. 2501 McGee, MD #339 Kansas City, MO 64108 Attn: General Counsel Fax: 816-274-7171

Buyer:	Crown Media Holdings, Inc. 12700 Ventura Blvd. Studio City, CA 91604 Attn: President and Chief Executive Officer Fax: 818-755-2674

with a copy to:	Crown Media Holdings, Inc. 6430 South Fiddlers Green Circle Suite 500 Englewood, CO 80111 Attn: General Counsel Fax: 303-221-3779

and

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP 2121 Avenue of the Stars 18th Floor Los Angeles, CA 90067 Attn: Jeffrey C. Soza Fax: 310-556-2920

      11.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

      11.9 Publicity. Prior to the Closing, each party hereto agrees not to issue any press release or otherwise make any public statement in any general circulation medium with respect to the transactions contemplated by this Agreement, without the consent, which shall not be unreasonably withheld, of the other party hereto; provided, however, that Buyer or Seller may, without the consent of the other, make any disclosures required to comply with applicable law.

      11.10 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person on behalf of Buyer or Seller is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Salomon Smith Barney Inc., whose fees and expenses will be paid by Buyer in accordance with Buyer’s agreement with such firm and Goldman, Sachs & Co., whose fees and expenses will be paid by Seller in accordance with Seller’s agreement with such firm.

      11.11 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s).

      11.12 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not he deemed to alter or affect any provision hereof.

      11.13 Severability. If any provision of this Agreement is held or deemed to be or is, in fact, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable.

      11.14 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUYER:

CROWN MEDIA HOLDINGS, INC., a Delaware corporation

By:	/s/ WILLIAM J. ALIBER

Name:	William J. Aliber

Title:	CFO

SELLER:

HALLMARK ENTERTAINMENT DISTRIBUTION, LLC, a Delaware limited liability company

By Hallmark Entertainment, Inc. Its Sole Member

By:	/s/ ROBERT HALMI, JR.

Name:	Robert Halmi, Jr.

Title:	President

Appendix B

Opinion of Salomon Smith Barney

[SALOMON SMITH BARNEY LETTERHEAD]

April 10, 2001

Independent Committee of the Board of Directors
Crown Media Holdings, Inc.
6430 South Fiddlers Green Circle
Englewood, Colorado 80111

Gentlemen:

      You have requested our opinion as to the fairness, from a financial point of view, to Crown Media Holdings, Inc. (the “Company”) of the consideration to be paid by the Company in connection with the proposed acquisition of certain films and related rights and property (the “Film Assets”) of Hallmark Entertainment Distribution, LLC (“HED”), a wholly owned subsidiary of Hallmark Entertainment, Inc. (“HEI” and, together with HED, “Hallmark”), pursuant to the Purchase and Sale Agreement dated as of April 10, 2001, between the Company and HED (the “Transaction”). The consideration to be paid by the Company comprises (i) the issue to HED of (A) 35,294,118 shares of Class A common stock, par value $0.01 per share (“Class A Company Common Stock”) if the average closing price of Class A Company Common Stock as reported on the Nasdaq National Market System for the period beginning on November 6, 2000 and ending on the trading day immediately prior to the closing date (the “Average Stock Price”) is less than $17 per share, (B) the number of shares of Class A Company Common Stock equal to $600,000,000 divided by the Average Stock Price if the Average Stock Price equals or exceeds $17 per share but is not greater than $18.70 per share and (C) 32,085,562 shares of Class A Company Common Stock if the Average Closing Price exceeds $18.70 per share, (ii) the assumption or payment by the Company of $120 million of outstanding debt payable pursuant to the Credit and Security Agreement between HED, certain affiliates of HED and Chase Manhattan Bank dated August 31, 1995, as amended and restated on October 16, 1998 and (iii) the assumption by the Company of $100 million of accounts payable owed by HED to third parties.

      In arriving at our opinion, we held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Company and with certain senior officers, directors and other representatives and advisors of the Company and of Hallmark concerning the Film Assets. We have examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts, estimates and other information and data for the Company and for the Film Assets which were provided or otherwise discussed with us by the management of the Company and Hallmark. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

      In rendering our opinion, we have assumed and relied, without any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and estimates provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of the Company and Hallmark that their respective forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the management of Hallmark as to the expected revenues and expenses associated with the Film Assets.

      We are not expressing any opinion as to the value of the Class A Company Common Stock either before or after the consummation of the Transaction. We have not made or been provided with an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Film Assets nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the Company’s underlying business decision to effect the Transaction. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

      We have acted as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, payable following the delivery of this opinion. In the ordinary course of business, we and our affiliates may hold or actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have previously rendered certain investment banking and financial advisory services in the ordinary course to the Company and Hallmark Cards, Incorporated (“HCI”, the parent of HEI) for which we have received customary compensation. We and our affiliates (including Citigroup Inc.) may have other business relationships with the Company and HCI in the ordinary course of their businesses.

      Our advisory services and the opinion expressed herein are provided for the use of the Independent Committee of the Board of Directors of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Transaction.

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be paid by the Company for the Film Assets is fair, from a financial point of view, to the Company.

Very truly yours,

SALOMON SMITH BARNEY INC.

Appendix C

Form of Amendment to the Crown Media Holdings, Inc.

Amended and Restated Certificate of Incorporation

      The first paragraph of Article IV of the Corporation’s Amended and Restated Articles of Incorporation is amended and restated to read in its entirety as follows:

      “The Corporation shall have authority to issue 200,000,000 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), 120,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the voting power of the Stock of the Corporation entitled to vote, irrespective of Del. Code Ann. Tit. 8, Section 242(b)(2).”

C-1

Appendix D

Amended and Restated
Crown Media Holdings, Inc.
2000 Long Term Incentive Plan

SECTION 1. Purpose; Definitions

      The purpose of the Plan is to give the Company a competitive advantage in attracting and retaining officers, employees, consultants and/or directors and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company’s businesses and increases in the Company’s shareholder value.

      For purposes of the Plan, the following terms are defined as set forth below:

      (a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

      (b) “Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Performance Unit, Deferred Stock Unit or other stock-based award.

      (c) “Award Agreement” means a written agreement setting forth the terms and conditions of an Award.

      (d) “Award Cycle” shall mean a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Units are to be earned.

      (e) “Board” means the Board of Directors of the Company.

      (f) “Cause” with respect to an employee means, unless otherwise provided by the Committee, (1) “Cause” as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement or, if it does not define Cause, any of the following on the part of the participant: an intentional failure to perform assigned duties; willful misconduct in the course of the participant’s employment; breach of a fiduciary duty involving personal profit; or acts or omissions of personal dishonesty, any of which results in material loss to the Company or any of its Subsidiaries or Affiliates. The Committee shall, unless otherwise provided in an Individual Agreement with the participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

      (g) “Cause” with respect to a Nonemployee Director means, unless otherwise determined by the Board, (a) the conviction of the Nonemployee Director of a commission of a felony under Federal law or the law in the state in which such action occurred, or (b) dishonesty in the course of fulfilling the Nonemployee Director’s duties as a director.

      (h) “CEA” means Chase Equity Associates, L.P., a California limited partnership.

      (i) “Change in Control” has the meaning set forth in Section 10(b).

      (j) “Change in Control Price” has the meaning set forth in Section 10(c).

      (k) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

      (1) “Commission” means the Securities and Exchange Commission or any successor agency.

      (m) “Committee” means the Committee referred to in Section 2.

      (n) “Common Stock” means Class A common stock, par value $.01 per share, of the Company.

      (o) “Company” means Crown Media Holdings, Inc., a Delaware corporation.

      (p) “Corporate Transaction” has the meaning set forth in Section 10(b)(iii).

      (q) “Covered Employee” means a participant designated prior to or at the time of the grant of Restricted Stock or Performance Units by the Committee as an individual who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock or Performance Units are expected to be taxable to such participant.

      (r) “Deferral Election” shall have the meaning set forth in Section 17(a).

      (s) “Deferred Stock Unit” means an Award granted under Section 17.

      (t) “Disability” means, unless otherwise provided by the Committee, (1) “Disability” as defined in an Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement or it does not define “Disability,” a total disability as determined under the group insurance policy between Hallmark Entertainment, Inc. and Phoenix Home Life Mutual Insurance Company.

      (u) “Eligible Employee” means an Eligible Individual who is not a Nonemployee Director.

      (v) “Eligible Individuals” means officers, employees, consultants and directors of the Company or any of its Subsidiaries or Affiliates, and prospective employees who have accepted offers of employment from the Company or its Subsidiaries or Affiliates, and who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company, or its Subsidiaries or Affiliates.

      (w) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

      (x) “Exchanged SARs” has the meaning set forth in Section 5(a).

      (y) “Fair Market Value” of the Common Stock means, as of any given date, the closing price of the Common Stock on The Nasdaq Stock Market as of the close of the regular business hours of The Nasdaq Stock Market, without regard to any after-hours trading that may hereinafter be commenced on the Nasdaq Stock Market, on the immediately preceding date or, if there are no reported sales on such immediately preceding date, on the last day prior to such date on which there were sales of the Common Stock on The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, on any national securities exchange on which the Common Stock is listed. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

      (z) “Fees” shall mean the annual retainer fee for a Nonemployee Director in connection with his or her service on the Board for any calendar year of the Company and any additional fees scheduled to be paid for attendance at Board or committee meetings during the calendar year.

      (aa) “Freestanding Stock Appreciation Right” has the meaning set forth in Section 6(a).

      (bb) “HEI” means Hallmark Entertainment, Inc., a Delaware corporation.

      (cc) “Incumbent Board” has the meaning set forth in Section 10(b)(ii).

      (dd) “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

      (ee) “Individual Agreement” means an employment or similar agreement between a participant and the Company or one of its Subsidiaries or Affiliates.

      (ff) “Initial Director Options” has the meaning set forth in Section 16(a).

      (gg) “Initial Public Offering Price” means the offering price per share of the Common Stock in the Company’s initial public offering of the Common Stock.

      (hh) “Liberty” means Liberty Media Corporation, a Delaware corporation.

      (ii) “NICC” means the National Interfaith Cable Coalition, Inc., a Maryland not-for-profit corporation.

      (jj) “Nonemployee Director” shall mean each individual who is a member of the Board and who is not an employee of the Company or any of its Subsidiaries or Affiliates.

      (kk) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

      (ll) “Outstanding Company Common Stock” has the meaning set forth in Section 10(b)(i).

      (mm) “Outstanding Company Voting Power” has the meaning set forth in Section 10(b)(i).

      (nn) “Performance Goals” means the performance goals established by the Committee in connection with the grant of Restricted Stock or Performance Units. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: return on equity, return on assets, operating income, earnings per share, net income, total shareholder return, share price, shareholder value added, cash value added and/or achievement of pre-determined, objectively defined strategic performance goals and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Performance Goals may be stated in the alternative or in combination.

      (oo) “Performance Units” means an Award granted under Section 8.

      (pp) “Performance Units Agreement” means a written agreement setting forth the terms and conditions of an award of Performance Units.

      (qq) “Person” has the meaning set forth in Section 10(b)(i).

      (rr) “Phantom Share Appreciation Rights” means a phantom share appreciation right granted to a participant under the Hallmark Entertainment Networks, Inc. Share Appreciation Rights Plan.

      (ss) “Plan” means the Crown Media Holdings, Inc. 2000 Long Term Incentive Plan, as set forth herein and as hereinafter amended from time to time.

      (tt) “Qualified Performance-Based Award” means an Award of Restricted Stock or Performance Units designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is a Covered Employee and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

      (uu) “Restricted Stock” means an Award granted under Section 7.

      (vv) “Restricted Stock Agreement” means a written agreement setting forth the terms and conditions of an award of Restricted Stock.

      (ww) “Restriction Period” has the meaning set forth in Section 7(c)(ii).

      (xx) “Retirement” means retirement from the employ of the Company or its Subsidiaries or Affiliates at the normal or early retirement date as set forth in any tax-qualified retirement/pension plan of the Company.

      (yy) “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

      (zz) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

      (aaa) “Share Amount” has the meaning set forth in Section 17(a).

      (bbb) “Stock Appreciation Right” means an Award granted under Section 6.

      (ccc) “Stock Option” means an Award granted under Section 5.

      (ddd) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

      (eee) “Tandem Stock Appreciation Right” has the meaning set forth in Section 6(a).

      (fff) “Target Award Amounts” has the meaning set forth in Section 10(a)(iii).

      (ggg) “Termination of Employment” means the termination of the Eligible Employee’s employment with the Company and any of its Subsidiaries or Affiliates. A participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. For purposes of the Plan, a participant’s employment shall be deemed to have terminated at the close of business on the day preceding the first date on which he or she is no longer for any reason whatsoever employed by the Company or any of its Subsidiaries or Affiliates.

SECTION 2. Administration

      (a) Except as otherwise provided in subsection (e) of this Section 2 the Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board.

      (b) The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Employees. The Board shall have plenary authority to grant Nonqualified Stock Options and/or Deferred Stock Units to Nonemployee Directors.

      (c) Among other things, with respect to Eligible Employees, the Committee shall have the authority, subject to the terms of the Plan:

(i) to select the Eligible Employees to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and other stock-based awards or any combination thereof are to be granted hereunder;

(iii) to determine the number of shares of Common Stock to be covered by each Award granted to an Eligible Employee;

(iv) to determine the terms and conditions of any Award granted to an Eligible Employee, including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

(v) to modify, amend or adjust the terms and conditions of any Award granted to an Eligible Employee, at any time or from time to time, including but not limited to, to Performance Goals; provided, however, that the Committee may not (i) subject to the last paragraph of Section 3, reduce the option price or cancel and regrant a Stock Option theretofore granted or (ii) adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

(vi) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award granted to an Eligible Employee shall be deferred; and

(vii) to determine under what circumstances an Award granted to an Eligible Employee may be settled in cash or Common Stock under Sections 5(j), 6(b) and 8(b)(iv).

      (d) The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Committee at any time.

(ii) Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

(iii) Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

      (e) Among other things, with respect to Nonemployee Directors, the Board shall have the authority, subject to the terms of the Plan:

(i) to determine whether, and to what extent, Nonqualified Stock Options and/or Deferred Stock Units are to be granted to Nonemployee Directors;

(ii) to determine the number of shares of Common Stock to be covered by each Award granted to a Nonemployee Director;

(iii) to determine the terms and conditions of any Award granted to a Nonemployee Director, including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Board shall determine;

(iv) to modify, amend or adjust the terms and conditions of any Award granted to a Nonemployee Director, at any time or from time to time; provided, however, that the Board may not, subject to the last paragraph of Section 3, reduce the option price of a Nonqualified Stock Option or cancel and regrant a Nonqualified Stock Option theretofore granted;

(v) to determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award granted to a Nonemployee Director shall be deferred; and

(vi) to determine under what circumstances an Award granted to a Nonemployee Director may be settled in cash or Common Stock under Section 5(j).

SECTION 3. Common Stock Subject to Plan

      The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan shall be 10,000,000. No participant may be granted more than 1,000,000 shares of Restricted Stock. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. If any Award is forfeited or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan. If the option price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. The maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options shall be 5,000,000 shares.

      In the event of any change in corporate capitalization, such as a stock split or an extraordinary corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments to reflect such change or transaction in (i) the aggregate number and kind of shares reserved for issuance under the Plan, including the number of shares that may be issued pursuant to Incentive Stock Options or Restricted Stock; (ii) the limitation upon Restricted Stock to be granted to any participant, to the extent such adjustment does not cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption; (iii) the number, kind and option price of shares subject to outstanding Stock Options, Stock Appreciation Rights and other Awards; (iv) the number and kind of shares subject to other outstanding Awards granted under the Plan; and/or (v) such other equitable manner, in each case, as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Tandem Stock Appreciation Right.

SECTION 4. Eligibility

      Awards may be granted under the Plan to Eligible Individuals; provided, however, that Nonemployee Directors shall not be eligible to receive Awards other than Nonqualified Stock Options and/or Deferred Stock Units.

      Subject to the provisions of Section 3 relating to adjustments upon changes in the shares of Common Stock, no Eligible Individual shall be eligible to be granted Options covering more than one million (1,000,000) shares of Common Stock during any calendar year.

SECTION 5. Stock Options

      Stock Options may be granted to an Eligible Employee alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted to an Eligible Employee under the Plan shall be in such form as the Committee may from time to time approve. Nonqualified Stock Options may be granted to Nonemployee Directors pursuant to Section 16.

      The Committee shall have the authority to grant any Eligible Employee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock

Appreciation Rights). Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Sections 424(e)and (f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

      Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee or Board, as applicable, by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such Eligible Individual and specifies the terms and provisions of the Stock Option. The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Company to the participant. Such agreement or agreements shall become effective upon execution by the Company and the participant.

      Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

      (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee or, with respect to Nonemployee Directors, the Board and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant; provided, however, that the option price per share of Common Stock subject to any Stock Option granted at the time of the Company’s initial public offering to a participant in exchange for such participant’s phantom share appreciation rights under the Crown Media, Inc. (formerly Hallmark Entertainment Networks, Inc.) Share Appreciation Rights Plan shall be determined by the Committee; provided, further, that the option price per share of Common Stock subject to any Stock Option granted in connection with the initial public offering of the Common Stock (including the Initial Director Options) may be the Initial Public Offering Price; which price may be less than the Fair Market Value of the Common Stock; provided, further, that the option price per share of Common Stock subject to any Stock Option issued to a participant in exchange for or settlement of such participant’s share appreciation rights as in effect on August 1, 2000 under the Odyssey Holdings, LLC Share Appreciation Rights Plan shall be determined by the Committee, and may be less than Fair Market Value.

      (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

      (c) Exercisability. Except as otherwise provided herein or as determined at the time of grant by the Committee or, with respect to Nonemployee Directors, the Board, each Stock Option shall be exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. The Committee or, with respect to Nonemployee Directors, the Board may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee or the Board, as applicable, may determine. In addition, the Committee or the Board, as applicable, may at any time accelerate the exercisability of any Stock Option.

      (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

      Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that such already owned shares have been held by the optionee for at least six months at the time of exercise or had been purchased on the open market; and provided, further, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted.

      If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, reduced by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

      No shares of Common Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(j), an optionee shall have all of the rights of a shareholder of the Company holding the Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 14(a).

      (e) Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution or (ii) in the case of a Nonqualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee’s immediate family, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of the Plan, unless otherwise determined by the Committee, “immediate family” shall mean any child, sibling, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, sister-in-law or brother-in-law, including adoptive relationships, of the optionee. All Stock Options shall be exercisable, subject to the terms of the Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the terms “holder” and “optionee” include such guardian, legal representative and other transferee.

      (f) Termination by Death. Unless otherwise determined by the Committee or as set forth in an Award Agreement, if an optionee incurs a Termination of Employment by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for the shorter of (1) a period of 12 months (or such other period as the Committee may specify in the option agreement) from the date of such death or (2) until the expiration of the stated term of such Stock Option.

      (g) Termination by Reason of Disability or Retirement. Unless otherwise determined by the Committee or as set forth in an Award Agreement, if an optionee incurs a Termination of Employment by reason of Disability or Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of 12 months (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

      (h) Other Termination. Unless otherwise determined by the Committee or as set forth in an Award Agreement: (A) if an optionee incurs a Termination of Employment for Cause, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Stock Option held by such optionee, to the extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for a period of three months from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. Notwithstanding any other provision of this Plan to the contrary, in the event an optionee incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, including on such accelerated basis as provided in Section 10(a), for (x) the longer of (i) 12 months from the date of such Termination of Employment and (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the option agreement, or (y) until expiration of the stated term of such Stock Option, whichever period is shorter. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

      (i) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

      (j) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, if the Committee shall so determine at the time of grant or thereafter, then during the 60-day period from and after a Change in Control (the “Exercise Period”), an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the option price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 10 days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the option price per share of Common Stock under the Stock Option (the “Spread”) multiplied by the number of shares of Common Stock (subject to any substitution or adjustment made under Section 3) granted under the Stock Option as to which the right granted under this Section 5(j) shall have been exercised. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(j) would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 that but for the nature of such grant would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute for the cash payable pursuant to such right Common Stock (subject to any substitution or adjustment made under Section 3) with a Fair Market Value (as of the date immediately prior to the date of delivery of such stock) equal to the cash that would otherwise be payable hereunder or, if necessary to preserve such accounting treatment, otherwise modify or eliminate such right.

      (k) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares of Common Stock subject to such Option on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

SECTION 6. Stock Appreciation Rights

      (a) Grant and Exercise. Stock Appreciation Rights may be granted to Eligible Employees without relationship to a Stock Option (each, a “Freestanding Stock Appreciation Right”) or in conjunction with all or part of any Stock Option granted under the Plan (each, a “Tandem Stock Appreciation Right”). In the case of a Nonqualified Stock Option, Tandem Stock Appreciation Rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, Tandem Stock Appreciation Rights may be granted only at the time of grant of such Stock Option. A Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

      (b) Terms of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) a Freestanding Stock Appreciation Right shall be exercisable as determined by the Committee, but in no event after ten years from the date of grant;

(ii) the base price of a Freestanding Stock Appreciation Right shall be the Fair Market Value of a share of Common Stock on the date of grant. A Freestanding Stock Appreciation Right shall entitle the holder, upon exercise of such right, to an amount in cash, shares of Common Stock or both (as determined by the Committee), with a value equal to the product of (A) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of the Stock Appreciation Right and (B) the number of shares of Common Stock as to which such Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment;

(iii) a Freestanding Stock Appreciation Right shall be exercised by giving written notice of exercise to the Company or its designated agent specifying the number of shares of Common Stock as to which such Stock Appreciation Right is being exercised; and

(iv) a Freestanding Stock Option shall not be transferable other than by will or laws of descent and distribution.

      (c) Terms of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6;

(ii) upon the exercise of a Tandem Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment;

(iii) a Tandem Stock Appreciation Right may be exercised by an optionee in accordance with this Section 6(c) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee and upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in this Section 6(c), and Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised;

(iv) upon the exercise of a Tandem Stock Appreciation Right, the Stock Option or part thereof to which such Tandem Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent that the number of shares covered by the Tandem Stock Appreciation Right at the time of exercise is based on the value of the Tandem Stock Appreciation Right at such time; and

(v) Tandem Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

SECTION 7. Restricted Stock

      (a) Administration. Shares of Restricted Stock may be awarded to Eligible Employees either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Employee, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

      (b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

      The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Crown Media Holdings, Inc. 2000 Long Term Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Crown Media Holdings, Inc., Suite 500, 6430 S. Fiddlers Green Circle, Englewood, Colorado 80111.

      The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

      (c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the participant. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided, however, that (except as otherwise provided in Section 7(c)(iv) or 10(a)(ii)) in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied;

(ii) subject to the provisions of the Plan and the Restricted Stock Agreement referred to in Section 7(c)(vi), during the period, if any, set by the Committee, commencing with the date of such Award for which such participant’s continued service is required (the “Restriction Period”), and until either, as determined by the Committee, the earlier or the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied, the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock;

(iii) except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) and in the Restricted Stock Agreement and except as otherwise determined by the Committee, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Restricted Stock Agreement and subject to Section 14(e), (A) cash dividends or distributions of property other than Common Stock with respect to the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends;

(iv) except to the extent otherwise provided in the applicable Restricted Stock Agreement or Section 7(c)(i), 7(c)(ii). 7(c)(v) or 10(a)(ii), upon a participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals unless the participant’s employment is terminated by reason of death or Disability) with respect to any or all of such participant’s shares of Restricted Stock;

(v) if and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the participant upon surrender of the legended certificates; and

(vi) each Award shall be confirmed by, and be subject to, the terms of a Restricted Stock Agreement.

SECTION 8. Performance Units

      (a) Administration. Performance Units may be awarded to Eligible Employees either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Employees to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any Eligible Employee, the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b).

      (b) Terms and Conditions. Performance Units Awards shall be subject to the following terms and conditions:

(i) the Committee may, prior to or at the time of the grant, designate Performance Units as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof upon the attainment of Performance Goals, except as otherwise provided in Section 8(b)(ii) or 10(a)(iii). If the Committee does not designate Performance Units as Qualified Performance-Based Awards, it may also condition the settlement thereof upon the attainment of Performance Goals. Regardless of whether Performance Units are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to the provisions of the Plan and the Performance Units Agreement referred to in Section 8(b)(v), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle;

(ii) except to the extent otherwise provided in the applicable Performance Units Agreement or Section 8(b)(iii) or 10(a)(iii), upon a participant’s Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of the Performance Units shall be forfeited by the participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Units that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the participant’s employment is terminated by reason of death or Disability) with respect to any or all of such participant’s Performance Units;

(iii) a participant may elect to further defer receipt of cash or shares in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Performance Units in question;

(iv) at the expiration of the Award Cycle, the Committee shall evaluate and certify the Company’s performance in light of any Performance Goals for such Award, and shall determine the number of Performance Units granted to the participant which have been earned, and the Committee shall then cause to be delivered (A) a number of shares of Common Stock equal to the number of Performance Units determined by the Committee to have been earned or (B) cash equal to the Fair Market Value of such number of shares of Common Stock to the participant, as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(iii)); and

(v) each Award shall be confirmed by, and be subject to, the terms of a Performance Units Agreement.

SECTION 9. Other Stock-Based Awards

      Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents, may be granted to Eligible Employees either alone or in conjunction with other Awards granted under the Plan.

SECTION 10. Change in Control Provisions

      (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control:

(i) any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

(ii) the restrictions and deferral limitations applicable to any outstanding Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

(iii) with respect to Performance Units, all Performance Goals shall be considered to have been achieved at the target levels (the “Target Award Amounts”), any deferral or other restriction shall lapse, and the amount payable with respect to each Performance Unit shall be equal to the product of (A) the Target Award Amount and (B) a fraction, the numerator of which is the number of days from the first day of the Award Cycle for such Performance Unit through the date of the Change in Control, and the denominator of which is the total number of days in the Award Cycle for such Performance Unit, and such Performance Units shall be settled in cash as promptly as is practicable; provided, that, if such cash settlement would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 (that but for the nature of such payment would otherwise be eligible for such accounting treatment), the Committee shall have the ability to substitute Common Stock (subject to any substitution or adjustment under Section 3) with a Fair Market Value (as of the date immediately prior to the date of delivery of such stock) equal to the cash that would otherwise be payable hereunder for such cash settlement;

(iv) the Committee may also make additional adjustments and/or settlements of outstanding Awards granted to Eligible Employees as it deems appropriate and consistent with the Plan’s purposes and shall, with respect to any right granted under this Plan that would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 (that but for the nature of such grant would otherwise be eligible for such accounting treatment), equitably adjust such Award or, if necessary to preserve such accounting treatment, otherwise modify or eliminate such right (as determined by the Committee in its sole discretion);

(v) all Deferred Stock Units credited to a Share Account shall be converted immediately prior to the Change in Control into Common Stock on a one-for-one basis, with fractional shares converted to cash and each Nonemployee Director’s Share Account shall be transferred or distributed as soon as practicable following the Change in Control to the Nonemployee Director; and

(vi) the Board may also make additional adjustments and/or settlements of outstanding

Nonqualified Stock Options and/or Deferred Stock Units granted to Nonemployee Directors as it deems appropriate and consistent with the Plan’s purposes and shall, with respect to any such Nonqualified Stock Option granted under this Plan that would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 (that but for the nature of such grant would otherwise be eligible for such accounting treatment), equitably adjust such Nonqualified Stock Option or, if necessary to preserve such accounting treatment, otherwise modify or eliminate such Nonqualified Stock Option (as determined by the Board in its sole discretion).

      (b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company or by HEI, NICC, Liberty or CEA or one of their subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(b), or (E) any acquisition, immediately following which HEI (or one of its Affiliates) holds more than 50% of the beneficial ownership of the voting power of the Outstanding Company Voting Securities; or

(ii) a change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10(b), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction or HEI, NICC, Liberty or CEA (or one of their subsidiaries)) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      (c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on The Nasdaq Stock Market or national exchange on which such shares are listed during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 11. Forfeiture of Awards

      Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, in the event of serious misconduct by a participant other than a Nonemployee Director (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Subsidiaries or Affiliates, or any Termination of Employment for Cause), or any activity of a participant in competition with the business of the Company or any Subsidiary or Affiliate, (a) cancel any outstanding Award granted to such participant, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such participant to repay to the Company any gain realized or payment received upon the exercise of payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the participant if necessary to satisfy the repayment obligation. The determination of whether a participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliate shall be determined by the Committee in good faith and in its sole discretion. This Section 11 shall have no application following a Change in Control.

SECTION 12. Term, Amendment and Termination

      The Plan will terminate on the tenth anniversary of the effective date of the Plan. Awards outstanding under the Plan as of such date shall not be affected or impaired by the termination of the Plan.

      The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right, Restricted Stock Award, Performance Unit Award or other stock-based Award theretofore granted without the optionee’s or recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules.

      Subject to the repricing and option term restrictions in Section 2(c)(v), the Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall be permitted that would cause an Award that is, or is intended to be, a Qualified Performance-Based Award to fail or cease to qualify for the Section 162(m) Exemption, nor shall any such amendment impair the rights of any holder without the holder’s consent except such an amendment made to cause the Plan or Award to comply with applicable law, NASDAQ rules, stock exchange rules or accounting rules.

      Subject to the above provisions, the Board shall have the authority to amend the Plan to take into account changes in law and in tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 13. Unfunded Status of Plan

      It is presently intended that the Plan constitute an “unfounded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfounded” status of the Plan.

SECTION 14. General Provisions

      (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

      Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(1) listing or approval for listing upon notice of issuance of such shares on The Nasdaq Stock Market or securities exchange as may at the time be the principal market for the Common Stock;

(2) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(3) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

      (b) Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

      (c) The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

      (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, statutorily required withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

      (e) Reinvestment of dividends in additional Restricted Stock or Deferred Stock Units at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

      (f) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid or by whom any rights of the participant, after the participant’s death, may be exercised.

      (g) In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.

      (h) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

      (i) Except as otherwise provided in Section 5(e) or 6(c)(v) or by the Committee, Awards under the Plan are not transferable except by will or by the laws of descent and distribution.

      (j) In the event an Award is granted to an Eligible Employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

SECTION 15. Effective Date of Plan

      The Plan shall be effective as of the date it is adopted by the Board, subject to the approval by at least a majority of the outstanding shares of Common Stock of the Company.

SECTION 16. Director Stock Options

      (a) Each Nonemployee Director shall be eligible to receive a grant or grants of Nonqualified Stock Options as determined by the Board. The Board may, by resolution, determine that Nonqualified Stock Options shall be automatically granted to (i) a Nonemployee Director on the first day after such Nonemployee Director’s first election or appointment as a director of the Company and (ii) to each Nonemployee Director (who is not elected or appointed as a director at such annual meeting of the stockholders of the Company) upon, or a certain number of days following, each annual meeting of the stockholders of the Company. Each Nonemployee Director as of the initial public offering of the Common Stock shall be granted automatically on the date of such initial public offering a Nonqualified Stock Option to purchase 7,800 shares of Common Stock (the “Initial Director Options”).

      (b) An automatic stock option grant shall be made hereunder only if as of the date of grant the Nonemployee Director has not been an employee of the Company or any of its Subsidiaries or Affiliates for any part of the preceding fiscal year.

      (c) In the event that the number of shares of Common Stock available for future grant under the Plan is insufficient to make all automatic grants to be made on a given date, then all Nonemployee Directors entitled to a grant on such date shall share ratably in the number of options on shares available for grant under the Plan.

      (d) Each vested stock option shall remain outstanding until the tenth anniversary of the date of grant; provided, that in the event a Nonemployee Director’s membership on the Board terminates (other than for Cause), any vested stock option held by the Nonemployee Director shall be canceled three years after such termination of Board membership to the extent not sooner exercised; provided, however, that any vested stock option held by a Nonemployee Director who has served as a Nonemployee Director for fewer than three consecutive years shall be canceled one year after such termination of Board membership to the extent not sooner exercised. If a Nonemployee Director incurs a termination of membership on the Board for Cause, such Nonemployee Director’s stock options shall be automatically canceled immediately.

      (e) Except as expressly provided in this Section 16, any stock option granted hereunder shall be subject to the terms and conditions of the Plan as if the grant were made pursuant to Section 5 hereof.

SECTION 17. Director Deferred Stock Units

      (a) At the discretion of the Board, each Nonemployee Director may irrevocably elect annually (a “Deferral Election”) to defer receiving all or a portion of the Fees that would otherwise be transferred to such Nonemployee Director. A Nonemployee Director who makes a Deferral Election shall have a number of stock units representing the amount of deferred shares of Common Stock credited to a “Share Account” maintained by the Company in the form of “Deferred Stock Units”.

      (b) Amount and Timing of Deferral Election. The Deferral Election shall be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year immediately preceding the calendar year in which the applicable Fees are to be earned; provided, however, that a Nonemployee Director may make a Deferral Election with respect to Fees earned subsequent to such election during (i) the 30-day period immediately following the commencement of his or her directorship or (2) the 30-day period immediately following the effective date of the Plan. A Deferral Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless modified or revoked by a subsequent Deferral Election in accordance with the provisions hereof.

      (c) Cash Dividends and Share Accounts. Whenever cash dividends are paid by the Company on outstanding Common Stock, there shall be credited to a Nonemployee Director’s Share Account additional Deferred Stock Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Deferred Stock Units in such Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of the Common Stock on the last trading business day immediately preceding the date of payment of the dividend.

      (d) Commencement of Distributions. A Nonemployee Director’s Share Account shall become distributable as soon as practicable following the date the Nonemployee Director terminates service as a director. Distributions from a Share Account shall be made by converting Deferred Stock Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash.

      (e) Manner of Distributions. In his or her Deferral Election, each Nonemployee Director shall elect to receive distribution of his or her Share Account either in a single distribution or in two to 15 substantially equal annual distributions. In the event of a Nonemployee Director’s death, distribution of the remaining portion of the Nonemployee Director’s Share Account will be made to the Nonemployee Director’s estate or beneficiary, as applicable, in a single distribution as soon as practicable following the Nonemployee Director’s death.

Appendix E

Crown Media Holdings, Inc.
Audit Committee Charter

Organization

      This charter governs the operation of the Audit Committee. The Committee shall review and reassess the adequacy of the charter at least annually and obtain the approval of the Board for any proposed changes to the charter. The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if the Board in its business judgement determines that they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

      The Committee shall provide oversight relating to the Company’s financial reporting process, its systems of internal accounting and financial controls, the internal audit process and the annual independent audit process of the Company’s annual financial statements. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

Responsibilities and Processes

      The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, shall discuss with the independent auditors and management their judgement of the quality, not just the acceptability, of the Company’s financial reporting.

      The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may modify them, as it deems appropriate.

•	Annually, the Committee together with the Board shall evaluate and appoint the Company’s independent auditors. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee. The Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Committee shall receive periodic reports from the independent auditors regarding the auditors’ independence, and discuss with the auditors such reports and the matters included in the written disclosures required by the Independence Standards Board. If necessary, the Committee shall recommend that the Board take appropriate action to satisfy itself of the independence of the auditors.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls. Further, the Committee shall meet separately with the internal

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auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

•	The Committee shall require the independent auditors to review the Company’s interim financial statements prior to the filing of the Company’s Quarterly Report on Form 10-Q. The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K, including their respective judgments about the quality, not just acceptability, of the accounting principles. Based on these reviews, the Committee shall annually report to the Board whether the Committee recommends inclusion of the financial statements in the Company’s Form 10-K.

•	The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

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Appendix F

[Form of Proxy]

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 7, 2001
10:00 a.m.

The Denver Marriott Tech Center
4900 South Syracuse Street
Denver, CO 80111

PROXY

      The Board solicits this proxy for use at the Annual Meeting on June 7, 2001.

      The shares of stock you hold in your account will be voted as you specify on the reverse side.

      If no choice is specified, the proxy will be voted “FOR” the Board’s nominees and “FOR” Items 1, 3 and 4.

      By signing the proxy, you revoke all prior proxies and appoint Robert A. Halmi, Jr., David J. Evans and William J. Aliber, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

      The Board Recommends a Vote FOR the Board’s nominees and “FOR” Items 1, 3, and 4.

1.	Approval of the Acquisition by Crown Media Holdings, Inc. of Film Assets from Hallmark Entertainment Distribution, LLC, including the Issuance of 32,085,562 to 35,294,118 shares of Class A Common Stock.

[   ] For    [   ] Against    [   ]Abstain

2.	Election of directors:

[ ] FOR all nominees listed below (except as marked to the contrary below)

[ ] WITHHOLD AUTHORITY to vote for all nominees listed below

Robert A. Halmi, Jr. Robert J. Druten David B. Koff	David J. Evans William M. Haber Peter A. Lund	Wilford V. Bane Donald J. Hall, Jr. John P. Mascotte	Arnold L. Chavkin Irvine O. Hockaday, Jr.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME ON THE LINE IMMEDIATELY BELOW.)

3.	Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Crown Media Holdings, Inc. to Increase the Authorized Number of Shares of Class A Common Stock to 200,000,000

[   ] For    [   ] Against    [   ]Abstain

4.	Ratification of Amendment to the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan

[   ] For    [   ] Against    [   ]Abstain

5.	In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES AND “FOR” ITEMS 1, 3 AND 4.

Address Change? Mark Box [   ]
Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

COMPANY #
CONTROL #

Voting Instructions

      There are three ways to vote your Proxy: by telephone, via the internet or by mail. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore you should follow the voting instructions on the form you receive from your bank or broker.

VOTE BY TELEPHONE

      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

      Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is 10:00 a.m. MDT on June 7, 2001.

VOTE VIA THE INTERNET

      Log on to the Internet and go to the web site http://www.[                 ] 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the instructions provided.

      If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you are solely responsible. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for Internet voting is 4:00 p.m. MDT on June 6, 2001.

VOTE BY MAIL

      Mark, sign and date your proxy card and return it in the postage-paid envelope provided so that it is received by ________ __, 2001.

      Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by telephone or the Internet, please do NOT mail your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.